As filed with the Securities and Exchange Commission on July 20, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSATLANTIC PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Alberta, Canada	1382	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1840, 444 – 5th Ave., SW

Calgary, Alberta, Canada T2P 2T8

(403) 262-8556

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Mecom

Vice President and Corporate Secretary

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

(214) 220-4323

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Garrett A. DeVries

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5614

(214) 200-0428 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, no par value	55,544,300	$1.70	$94,425,310	$5,269

(1)	In accordance with Rule 416, we are also registering an indeterminable number of common shares as may be issued in connection with stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the OTC Bulletin Board on July 13, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 20, 2009

Prospectus

55,544,300 shares

TransAtlantic Petroleum Corp.

Common Shares

The selling shareholders named in this prospectus may use this prospectus to offer and sell from time to time up to 55,544,300 of our common shares. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders. This prospectus does not cover the issuance of any common shares by us to the selling shareholders.

Except for underwriting discounts and selling commissions, which may be paid by the selling shareholders, we have agreed to pay the expenses incurred in connection with the registration of the common shares covered by this prospectus.

The selling shareholders may sell the common shares from time to time at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The selling shareholders may sell the common shares to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling shareholders, purchasers in connection with sales of the common shares, or both. Additional information relating to the distribution of the common shares by the selling shareholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

Our common shares are traded on the Toronto Stock Exchange under the symbol “TNP” and are quoted on the OTC Bulletin Board under the symbol “TAPFF.OB”. On July 17, 2009, the closing price of our common shares on the Toronto Stock Exchange was $Cdn2.00, and the last reported bid quotation for our common shares on the OTC Bulletin Board was $1.80 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [—], 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling shareholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling shareholders referred to in this prospectus may offer and sell from time to time up to 55,544,300 outstanding common shares.

Information about the selling shareholders may change over time. Any changed information given to us by the selling shareholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling shareholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our common shares. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “TransAtlantic,” “we,” “us,” and “our” are to TransAtlantic Petroleum Corp. and its subsidiaries on a consolidated basis. All references to “$” or “dollars” in this prospectus refer to U.S. dollars, unless otherwise indicated. Canadian dollars is abbreviated Cdn$, and Australian dollars is abbreviated AUD$.

SUMMARY

This summary highlights information about this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common shares. You should carefully read the entire prospectus, especially the risks of investing in our common shares discussed under “Risk Factors” in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference before making an investment decision.

TransAtlantic Petroleum Corp.

TransAtlantic Petroleum Corp. is a vertically integrated, international oil and gas company engaged in the acquisition, development, exploration and production of crude oil and natural gas. We hold interests in developed and undeveloped oil and gas properties in Turkey, Morocco, Romania and California. In addition, we plan to provide oilfield services and contract drilling services in Morocco and Turkey.

We underwent a strategic transformation during 2008 as a result of a series of transactions with N. Malone Mitchell, 3rd, chairman of our board of directors. Mr. Mitchell founded Riata Energy, Inc. in 1985 and built it into one of the largest privately held oil and gas producers in the United States. In 2006, Mr. Mitchell sold his controlling interest in Riata Energy, Inc. (now Sandridge Energy, Inc.) and founded a group of companies that are primarily focused on investing in international energy opportunities (the “Riata Group”), all of which are currently owned or controlled by Mr. Mitchell.

We were incorporated under the laws of British Columbia, Canada on October 1, 1985 under the name Profco Resources Ltd. and continued to the jurisdiction of Alberta, Canada under the Business Corporations Act (Alberta) on June 10, 1997. Effective December 2, 1998, we changed our name to TransAtlantic Petroleum Corp. On July 14, 2009, our shareholders approved a special resolution approving an arrangement under the Business Corporations Act (Alberta), involving our company and our shareholders, pursuant to which we will be continued under the Companies Act 1981 of Bermuda under the name “TransAtlantic Petroleum Ltd.” We expect the continuance to be completed in the third quarter of 2009, subject to receiving all necessary court and regulatory approvals. Our common shares trade on the Toronto Stock Exchange in Canadian dollars under the symbol “TNP” and on the OTC Bulletin Board in U.S. dollars under the symbol “TAPFF.OB”. Our principal executive office is located at Suite 1840, 444 – 5th Avenue, SW, Calgary, Alberta T2P 2T8. Our telephone number is (403) 262-8556. Our website address is www.transatlanticpetroleum.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

Recent Developments

Sale of Common Shares

On June 22, 2009, we closed a Regulation S offering of common shares outside the United States and a concurrent Regulation D private placement of common shares inside the United States. In the aggregate, we sold 98,377,300 common shares at a price of Cdn$1.65 per common share, raising gross proceeds of approximately Cdn$162.3 million. Of the 98,377,300 common shares sold, 41,818,000 common shares were offered and sold by us to Dalea Partners, LP (“Dalea”), an entity owned and controlled by our chairman, N. Malone Mitchell, 3rd. We used Cdn$69 million of the proceeds towards paying off a credit agreement with Dalea entered into to fund the acquisition of Incremental Petroleum Limited (“Incremental”) and for general corporate purposes. The remaining portion of the proceeds will be used to fund our exploration and development activities and for general corporate purposes. In connection with these offerings, we entered into a registration rights agreement providing for the registration of up to 98,377,300 common shares issued in these offerings. See “Description of Capital Stock—Registration Rights of Selling Shareholders.” This prospectus does not offer for sale any common shares beneficially owned by Dalea.

Incremental Acquisition

In the first quarter of 2009, we acquired Incremental through our wholly-owned subsidiary, TransAtlantic Australia Pty. Ltd. (“TransAtlantic Australia”). We announced our intention to make an all cash takeover offer (the “Offer”) to acquire all of the outstanding shares of Incremental in the fourth quarter of 2008. The Offer closed on March 6, 2009 and Incremental delisted from the Australian Stock Exchange on March 26, 2009. We completed the acquisition of the remaining Incremental shares through an Australian statutory procedure on April 20, 2009. The acquisition of Incremental expanded our rig fleet and increased our workforce of highly qualified field staff, engineers and geologists in Turkey, one of our target countries. Through the Incremental acquisition, we acquired Turkish properties including the producing Selmo oil field, the Edirne gas field and additional exploration acreage. We also acquired three prospects in California.

Selmo. Through the Incremental acquisition, we acquired a 100% working interest in the Selmo oil field (“Selmo”) in southeastern Turkey. During 2008, Incremental produced approximately 1,500 barrels of oil per day from Selmo. We have been evaluating development plans in Selmo since the acquisition of Incremental. Situated on the northern edge of the Zagros fold belt of Iran and Iraq in southeast Turkey, Selmo has produced approximately 83 million barrels of oil to date from a total of 47 wells, 23 of which are still active.

Thrace Basin. In addition, through the Incremental acquisition, we acquired a 55% working interest in the Thrace Basin gas project (“Thrace Basin”) in northeastern Turkey, including the Edirne gas field. We expect our initial seven wells in the Thrace Basin to come online in the fourth quarter of 2009 with net production to us exceeding 5.5 million cubic feet of natural gas per day. In addition to the existing wells, we have identified numerous additional prospects in the Thrace Basin that may add to future gas production.

Turkish Exploration Licenses. Incremental’s other Turkish properties include License 4262, covering 2,805 acres in southeastern Turkey, four exploration licenses in Midyat in southeastern Turkey covering approximately 460,400 acres and eight exploration licenses in the Tuz Gulu basin in central Turkey covering approximately 870,000 acres. We own a 100% working interest in these properties.

California Properties. Through the Incremental acquisition, we acquired interests in three projects in the San Joaquin Valley in central California. We own a non-operated working interest in the Kettleman Middle Dome Unit. We own a 5% interest in five existing wells (three are currently producing). On all new projects and well proposals submitted and completed after May 16, 2008, we own a 10% non-operated working interest. The unit produces approximately 125 gross barrels of oil per day along with small amounts of associated natural gas. In addition, we have the right to earn a 50% interest in the McFlurrey natural gas project and a 50% interest in the South East Kettleman North Dome oil field.

Current Drilling and Exploration Activities

Turkey. We recently drilled the Atesler well on License 4262 (100% interest) to a depth of 10,851 feet (3,308 meters) using our own drilling rig. We plan to move a smaller rig to the location and commence testing of the Atesler well in early August 2009. We are drilling the Kusey Ikihoyuk-1 well on the Edirne license (55% interest) in the Thrace Basin to a targeted depth of 1,276 feet (389 meters). We recently drilled the Kirmizihoyuk-1 well and successfully tested two other wells on the Edirne license. We plan to commence drilling the S-4 well in the Selmo field in the third quarter of 2009 to a targeted depth of 6,500 feet (1,981 meters). In addition, we plan to drill up to four additional wells at Selmo and up to five additional wells at the Thrace Basin during the third and fourth quarters of 2009.

Morocco. We are currently drilling two wells in Morocco. The OZW-1 well will be drilled to a targeted depth of at least 8,200 feet (2,500 meters) and up to 14,435 feet (4,400 meters) on the Ouezzane-Tissa exploration permit (50% interest). The HR-33 well is now being drilled to a targeted depth of 4,921 feet (1,500 meters) in the Haricha field on the Tselfat exploration permit (100% interest). On the Asilah permits (50% interest), we conducted a 2D seismic survey in late 2008 and recently acquired 200 kilometers of 2D seismic over the Asilah permits. Commencing in July 2009, we plan to acquire approximately 90 kilometers of 2D seismic on the Asilah permits.

Romania. We are currently drilling the Delta well on the Izvoru license (100% interest) to a targeted depth of 8,530 feet (2,600 meters). After testing this well, we plan to drill a second well on the Izvoru license before moving to drill two other wells, one on the Vanatori license (100% interest) and one on the Marsa license (100% interest). We plan to then drill three wells each to a total depth of approximately 3,280 feet (1,000 meters) on the Sud Craiova license (50% interest).

California. We drilled two wells on the McFlurrey natural gas prospect (50% interest) to a depth of 4,500 feet (1,372 meters) in March 2009. We are planning to commence testing and completion activities on these two wells in July 2009.

The Offering

Common shares offered by the selling shareholders	55,544,300 shares

Selling shareholders	All of the common shares are being offered by the selling shareholders named herein. This prospectus does not offer for sale any common shares beneficially owned by Dalea. See “Selling Shareholders” for more information on the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale of the common shares in this offering.

Plan of distribution	The selling shareholders named in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer or sell the common shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may resell the common shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution.”

Toronto Stock Exchange symbol	TNP

OTC Bulletin Board symbol	TAPFF.OB

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated herein by reference before you decide to invest in our common shares. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common shares being offered by this prospectus. As a result, you could lose all or part of your investment.

Risks Related to Our Business

We have a history of losses and may never be profitable.

We have incurred substantial losses in prior years and, at December 31, 2008, our total net loss and comprehensive loss was approximately $16.5 million and we used cash of $13.7 million in operating activities during the year ended December 31, 2008. Our total net loss and comprehensive loss at March 31, 2009 was approximately $13.3 million and $13.4 million, respectively. We may suffer significant additional losses in the future and may never be profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect to incur losses unless and until such time as one or more of our properties generates sufficient revenue to fund our continuing operations.

The future performance of our business will depend upon our ability to identify, acquire and develop additional oil and gas reserves that are economically recoverable. Success will depend upon the ability to acquire working and revenue interests in properties upon which oil and gas reserves are ultimately discovered in commercial quantities, and the ability to develop prospects that contain additional proven oil and gas reserves to the point of production. Without successful acquisition and exploration activities, we will not be able to develop oil and gas reserves or generate revenues. There are no assurances that additional oil and gas reserves will be identified or acquired on acceptable terms, or that oil and gas reserves will be discovered in sufficient quantities to enable us to recover our exploration and development costs or sustain our business.

The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. Such assessments are inherently uncertain. In addition, no assurance can be given that our exploration and development activities will result in the discovery of any reserves. Operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as lack of availability of rigs and other equipment, title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties, or unusual or unexpected formations, pressures and or work interruptions. In addition, the costs of exploration and development may materially exceed our initial estimates.

We will require significant capital to continue our exploration and development activities beyond the first quarter of 2010.

We have plans for substantial capital expenditures that we may be unable to finance beyond the first quarter of 2010 on acceptable terms, or at all, which may have a material adverse effect on our operations. Our future growth depends on our ability to make large capital expenditures for the exploration, development and production of natural gas and oil properties.

Future cash flows and the availability of debt or equity financing will be subject to a number of variables, such as:

•	the success of our prospects in Romania, Morocco, Turkey and California;

•	success in finding and commercially producing reserves; and

•	prices of natural gas and oil.

Debt financing could lead to:

•	a substantial portion of operating cash flow being dedicated to the payment of principal and interest;

•	our company being more vulnerable to competitive pressures and economic downturns; and

•	restrictions on our operations.

We might not be able to obtain necessary financing on acceptable terms, or at all. If sufficient capital resources are not available, we might be forced to curtail developmental and exploratory drilling and other activities or be forced to sell some assets on an untimely or unfavorable basis, which would have a material adverse effect on our business, financial condition and results of operations.

Difficulties in combining the operations of Incremental with our operations may prevent us from achieving the expected benefits from the acquisition.

There are significant risks and uncertainties associated with our acquisition of Incremental. The acquisition is expected to provide substantial benefits, including among other things, expanding our rig fleet and increasing our workforce of highly qualified field staff, engineers and geologists in Turkey, one of our target countries. Achieving such expected benefits is subject to a number of uncertainties, including:

•	whether the operations of Incremental are integrated with our company in an efficient and effective manner;

•	difficulty transitioning customers and other business relationships to our company;

•	problems unifying management of a combined company;

•	loss of key employees from our existing or acquired businesses; and

•	intensified competition from other companies seeking to expand sales and market share during the integration period.

Failure to achieve these benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy from the development and operation of our existing business that could materially and adversely impact our business, financial condition and operating results.

Global financial conditions have been subject to increased volatility. This may impact our ability to obtain equity, debt or bank financing in the future and may adversely impact our operations.

Current global financial conditions have been subject to increased volatility and numerous commercial and financial enterprises have either gone into bankruptcy or creditor protection or have had to be rescued by governmental authorities. Access to public financing has been negatively impacted by sub-prime mortgage defaults, the liquidity crisis affecting the asset-backed commercial paper and collateralized debt obligation markets, massive investment losses by banks with resultant recapitalization efforts and deterioration in the global economy. These factors may impact our ability to obtain equity, debt or bank financing on terms commercially reasonable to us, if at all. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If these increased levels of volatility and market turmoil continue, our operations could be adversely impacted and the trading price of our securities could continue to be adversely affected.

Banks have been adversely affected by the worldwide economic crisis and have severely curtailed existing liquidity lines, increased pricing and introduced new and tighter borrowing restrictions to corporate borrowers, with extremely limited access to new facilities or for new borrowers. These factors could negatively impact our ability to access liquidity needed for our business in the longer term.

We depend on a limited number of key personnel who would be difficult to replace.

We depend on the performance of Mr. Mitchell, Scott C. Larsen, President, and Matthew McCann, Chief Executive Officer. The loss of any of Messrs. Mitchell, Larsen or McCann could negatively impact our ability to execute our strategy. We do not maintain key person life insurance policies on Messrs. Mitchell or McCann.

We may experience difficulty staffing our drilling rigs.

We have a limited number of employees and will need to staff our drilling rigs and add staff to other departments. We may experience difficulty in finding a sufficient number of experienced crews to work on our drilling rigs and experienced staff in other departments to complete the work required.

Our contract drilling operations will depend on the level of activity in the oil and natural gas exploration and production industry.

Our contract drilling operations will depend on the level of activity in oil and natural gas exploration and production in our operating markets. Both short-term and long-term trends in oil and natural gas prices affect the level of that activity. Because oil and natural gas prices are volatile, the level of exploration and production activity can also be volatile. Lower oil and natural gas prices may depress our level of exploration and production activity.

Drilling for and producing natural gas and oil are high-risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success depends on the success of our exploration, development and production activities in each of our prospects. These activities are subject to numerous risks beyond our control, including the risk that we will be unable to economically produce our reserves or be able to find commercially productive natural gas or oil reservoirs. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project unprofitable. Further, many factors may curtail, delay or prevent drilling operations, including:

•	unexpected drilling conditions;

•	pressure or irregularities in geological formations;

•	equipment failures or accidents;

•	pipeline and processing interruptions or unavailability;

•	title problems;

•	adverse weather conditions;

•	lack of market demand for natural gas and oil;

•	delays imposed by, or resulting from, compliance with environmental and other regulatory requirements; and

•	declines in natural gas and oil prices.

Our future drilling activities might not be successful, and drilling success rates overall or within a particular area could decline. We could incur losses by drilling unproductive wells. Shut-in wells, curtailed production and other production interruptions may materially adversely affect our business, financial condition and results of operations.

We have limited and concentrated current production.

We have limited current production, and substantially all of our crude oil production is concentrated in the Selmo field in Turkey. A Turkish government-owned oil and gas company purchases all of our crude oil production from the Selmo field. If this company fails to purchase our crude oil production from the Selmo field, our results of operations could be materially and adversely affected.

We could experience labor disputes that could disrupt our business in the future.

As of July 15, 2009, approximately 75 of our employees that are employed by one of our Turkish subsidiaries are represented by a collective bargaining agreement with the Turkish Employers Association of Chemical, Oil and Plastic Industries (KIPLAS) and the Petroleum, Chemical and Rubber Workers Union of Turkey (PETROL-IS). This agreement terminates in January 2010. There can be no assurance that we will be able to negotiate the terms of any expiring or expired agreement in a manner acceptable to us. Therefore, potential work disruptions from labor disputes may result, which may disrupt our business and adversely affect our financial condition and results of operations.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common shares.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on internal control over financial reporting. Such a report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. In addition, beginning with the fiscal year ending December 31, 2009, such report will have to contain a statement that our auditors have issued an attestation report on management’s assessment of such internal control over financial reporting. Due to the limited number of our staff, it is not possible to achieve complete segregation of duties, nor do we currently maintain written policies and procedures at our international offices. Further, we must engage accounting assistance with respect to complex, non-routine accounting issues, Canadian and U.S. generally accepted accounting principles matters, tax compliance, and reporting for our international operations. Our efforts to comply with the requirements of Section 404 may result in increased general and administrative expense and a diversion of management time and attention. As a result, we may not be able to conclude that we have effective internal controls in the future. The integration of Longe Energy Limited (“Longe”) and Incremental into our operations may make it more difficult for us to comply with Section 404. We may not be able to complete our evaluation, testing and required remediation, if any, in a timely fashion. Failure to have effective internal controls could lead to a misstatement of our financial statements. If, as a result of deficiencies in our internal controls, we cannot provide reliable financial statements, our business decision process may be adversely affected, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the price of our common shares could decrease. In addition, failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities.

Tax consequences may arise from the proposed continuance of our company under the Companies Act 1981 of Bermuda under the name “TransAtlantic Petroleum Ltd.”

There may be material adverse tax consequences to us arising from the proposed continuance of our company to Bermuda. Furthermore, the tax consequences of holding common shares of TransAtlantic Petroleum Ltd. if, and when, we continue to Bermuda may be materially different from holding our common shares. Please see the information circular and proxy statement dated June 2, 2009 for the special meeting of shareholders held on July 14, 2009, under the heading “Certain Material Income Tax Considerations,” for further information on the potential tax consequences arising from the proposed continuance to Bermuda.

Our retained net profits interest on Oil Mining License 109 may not yield any revenue to us.

In June 2005, we sold our interest in Oil Mining License 109, a 215,000 acre concession located offshore Nigeria (“OML 109”), and retained a net profits interest of up to $16 million based on future exploration success. Absent a new discovery on OML 109 by the new owner, the retained net profits interest will not yield any revenue to us. Our consolidated financial statements for the years ended December 31, 2008 and 2007 and for the three months ended March 31, 2009 and 2008 included in this prospectus do not have any amounts recorded related to this net profits interest.

Risks Related to the Oil and Gas Industry

Reserve estimates depend on many assumptions that may turn out to be inaccurate.

Any material inaccuracies in our reserve estimates or underlying assumptions could materially affect the quantities and present values of our reserves. The process of estimating natural gas and oil reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves that we may report. In order to prepare these estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions relating to matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and pre-tax net present value of reserves that we may report. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Investors should not assume that the pre-tax net present value of our proved reserves is the current market value of our estimated oil and natural gas reserves. We base the pre-tax net present value of future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices, costs, and the volume of produced reserves may differ materially from those used in the pre-tax net present value estimate.

We may not correctly evaluate reserve data or the exploitation potential of properties as we engage in our acquisition, development, and exploitation activities.

Our future success will depend on the success of our acquisition, development, and exploitation activities. Our decisions to purchase, develop or otherwise exploit properties or prospects will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations. Our estimates regarding reserves and production resulting from the acquisition of Incremental may prove to be incorrect, which could significantly reduce our income and our ability to generate cash needed to fund our capital program and other working capital requirements in the longer term.

We may be unable to acquire or develop additional reserves, which would reduce our cash flows and income.

In general, production from natural gas and oil properties declines over time as reserves are depleted, with the rate of decline depending on reservoir characteristics. If we are not successful in our exploration and development activities or in acquiring properties containing reserves, our reserves will generally decline as reserves are produced. Our natural gas and oil production is highly dependent upon our ability to economically find, develop or acquire reserves in commercial quantities.

To the extent cash flow from operations is reduced, either by a decrease in prevailing prices for natural gas and oil or an increase in finding and development costs, and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. Even with sufficient available capital, our future exploration and development activities may not result in additional proved reserves, and we might not be able to drill productive wells at acceptable costs.

A substantial or extended decline in natural gas and oil prices may adversely affect our ability to meet our capital expenditure obligations and financial commitments.

Our revenues, operating results and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, natural gas and oil. Lower natural gas and oil prices may also reduce the amount of natural gas and oil that we can produce economically. Historically, natural gas and oil prices and markets have been volatile, and they are likely to continue to be volatile in the future.

A decrease in natural gas or oil prices will not only reduce revenues and profits, but will also reduce the quantities of reserves that are commercially recoverable and may result in charges to earnings for impairment of the value of these assets. If natural gas or oil prices decline significantly for extended periods of time in the future, we might not be able to generate sufficient cash flow from operations to meet our obligations and make planned capital expenditures. Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in the supply of, and demand for, natural gas and oil, market uncertainty and a variety of additional factors that are beyond our control. Among the factors that could cause fluctuations are:

•	change in local and global supply and demand for natural gas and oil;

•	levels of production and other activities of the Organization of Petroleum Exporting Countries and other natural gas and oil producing nations;

•	market expectations about future prices;

•	the level of global natural gas and oil exploration, production activity and inventories;

•	political conditions, including embargoes, in or affecting other oil producing activity; and

•	the price and availability of alternative fuels.

Lower natural gas and oil prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially adversely affect our business, financial condition and results of operations.

Undeveloped resources are uncertain.

We have undeveloped resources. Undeveloped resources, including undeveloped reserves, by their nature, are significantly less certain than developed resources. The discovery, determination and exploitation of undeveloped resources require significant capital expenditures and successful drilling and exploration programs. We may not be able to raise the additional capital we need to develop these resources. There is no certainty that we will discover additional resources or that resources will be economically viable or technically feasible to produce.

We are subject to operating hazards.

The oil and gas business involves a variety of operating risks, including the risk of fire, explosion, blowout, pipe failure, casing collapse, stuck tools, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, pipeline ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to our company due to injury and loss of life, loss of or damage to well bores and/or drilling or production equipment, costs of overcoming downhole problems, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Gathering systems and processing facilities are subject to many of the same hazards and any significant problems related to those facilities could adversely affect our ability to market our production.

We are subject to complex laws and regulations, including environmental regulations, which can have a material adverse effect on our cost, manner or feasibility of doing business.

Exploration for and exploitation, production and sale of oil and gas in each country in which we operate is subject to extensive national and local laws and regulations, including complex tax laws and environmental laws and regulations, and requires various permits and approvals from various governmental agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on our drilling activities, we might not be able to conduct our operations as planned. Alternatively, failure to comply with these laws and regulations, including the requirements of any permits, might result in the suspension or termination of operations and subject us to penalties. Our costs to comply with these numerous laws, regulations and permits are significant. Further, these laws and regulations could change in ways that substantially increase our costs and associated liabilities. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations may harm our business, results of operations and financial condition.

We do not plan to insure against all potential operating risks. We might incur substantial losses from, and be subject to substantial liability claims for, uninsured or underinsured risks related to our natural gas and oil operations.

We do not intend to insure against all risks. Our natural gas and oil exploration and production activities will be subject to hazards and risks associated with drilling for, producing and transporting natural gas and oil, and any of these risks can cause substantial losses resulting from:

•	environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling, and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death;

•	regulatory investigations and penalties; and

•	natural disasters.

We might elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

We might not be able to identify liabilities associated with properties or obtain protection from sellers against them, which could cause us to incur losses.

Our review and evaluation of prospects and future acquisitions might not necessarily reveal all existing or potential problems. For example, inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, may not be readily identified even when an inspection is undertaken. Even when problems are identified, a seller may be unwilling or unable to provide effective contractual protection against all or part of those problems, and we often assume environmental and other risks and liabilities in connection with the acquired properties.

Competition in the oil and gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do, which may adversely affect our ability to compete.

We operate in the highly competitive areas of oil and gas exploration, development, production and acquisition with a substantial number of other companies, including U.S.-based and foreign companies doing business in each of the countries in which we operate. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and gas companies in each of the following areas:

•	seeking oil and gas exploration licenses and production licenses;

•	acquiring desirable producing properties or new leases for future exploration;

•	marketing natural gas and oil production;

•	integrating new technologies; and

•	acquiring the equipment and expertise necessary to develop and operate properties.

Many of our competitors have substantially greater financial, managerial, technological and other resources than we do. These companies are able to pay more for exploratory prospects, and productive oil and gas properties and prospects than we can. To the extent competitors are able to pay more for properties than we are paying, we will be at a competitive disadvantage. Further, many of our competitors enjoy technological advantages over us and may be able to implement new technologies more rapidly than we can. Our ability to explore for and produce natural gas and oil prospects and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

We might not be able to obtain necessary permits, approvals or agreements from one or more government agencies, surface owners, or other third parties, which could hamper our exploration, development or production activities.

There are numerous permits, approvals, and agreements with third parties, which will be necessary in order to enable us to proceed with our development plans and otherwise accomplish our objectives. The government agencies in each country in which we operate have discretion in interpreting various laws, regulations, and policies governing operations under the licenses. Further, we may be required to enter into agreements with private surface owners to obtain access to, and agreements for, the location of surface facilities. In addition, because many of the laws governing oil and gas operations in the international countries in which we operate have been enacted relatively recently, there is only a relatively short history of the government agencies handling and interpreting those laws, including the various regulations and policies relating to those laws. This short history does not provide extensive precedents or the level of certainty that allows us to predict whether such agencies will act favorably toward us. The governments have broad discretion to interpret requirements for the issuance of drilling permits. Our inability to meet any such requirements could have a material adverse effect on our exploration, development or production activities.

We may not be able to complete the exploration, development or production of any, or a significant portion of, the oil and gas interests covered by our leases or licenses before they expire.

Each license or lease under which we operate has a fixed term. We may be unable to complete our exploration, development or production efforts prior to the expiration of licenses or leases. Failure to obtain government approval for a license or lease, an extension of the license or lease, be granted a new exploration license or lease or the failure to obtain a license or lease covering a sufficiently large area would prevent or limit us from continuing to explore, develop or produce a significant portion of the oil and gas interests covered by the license or lease. The determination of the amount of acreage to be covered by the production licenses is in the discretion of the respective governments.

Political and economic instability or fundamental changes in the leadership or in the structure of the governments in the jurisdictions in which we operate could have a material negative impact on our company.

Our foreign property interests and foreign operations may be affected by political and economic risks. These risks include war and civil disturbances, currency restrictions and exchange rate fluctuations, labor problems and high rates of inflation. In addition, local, regional and world events could cause the jurisdictions in which we operate to change the petroleum laws, tax laws, foreign investment laws, or to revise their policies in a manner that renders our current and future projects unprofitable. Further, we are subject to risks in the foreign jurisdictions in which we operate of the nationalization of the oil and gas industry, expropriation of property or other restrictions and penalties on foreign-owned entities, which could render our projects unprofitable or could prevent us from selling our assets or operating our business. The occurrence of any such fundamental change could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to this Offering

The interests of our controlling shareholder may not coincide with yours and such controlling shareholder may make decisions with which you may disagree.

As of July 15, 2009, N. Malone Mitchell, 3rd, chairman of our board of directors, beneficially owned or exercised control or direction over approximately 56.3% of our outstanding common shares. As a result, Mr. Mitchell controls substantially all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some future transactions more difficult or impossible without the support of Mr. Mitchell. The interests of Mr. Mitchell may not coincide with our interests or the interests of other shareholders.

Offers or availability for sale of a substantial number of common shares by the selling shareholders may cause the market price of our common shares to decline.

Upon effectiveness of this registration statement, the 55,544,300 shares registered for resale under this prospectus will become freely tradable. The ability of our shareholders to sell substantial amounts of our common shares in the public market, including shares covered by the registration statement of which this prospectus forms a part, or upon the expiration of any statutory holding period under Rule 144, could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common shares could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The value of our common shares might be affected by matters not related to our own operating performance.

The value of our common shares may be affected by matters that are not related to our operating performance and which are outside of our control. These matters include the following:

•	the global economic crisis and general economic conditions in Canada, the United States, Romania, Morocco, Turkey and globally;

•	industry conditions, including fluctuations in the price of oil and natural gas;

•	governmental regulation of the oil and natural gas industry, including environmental regulation;

•	fluctuation in foreign exchange or interest rates;

•	liabilities inherent in oil and natural gas operations;

•	geological, technical, drilling and processing problems;

•	unanticipated operating events which can reduce production or cause production to be shut in or delayed;

•	failure to obtain industry partner and other third party consents and approvals, when required;

•	stock market volatility and market valuations;

•	competition for, among other things, capital, acquisition of reserves, undeveloped land and skilled personnel;

•	the need to obtain required approvals from regulatory authorities;

•	worldwide supplies and prices of, and demand for, natural gas and oil;

•	political conditions and developments in each of the countries in which we operate;

•	political conditions in natural gas and oil producing regions;

•	revenue and operating results failing to meet expectations in any particular period;

•	investor perception of the oil and natural gas industry;

•	limited trading volume of our common shares;

•	change in environmental and other governmental regulations;

•	announcements relating to our business or the business of our competitors;

•	our liquidity; and

•	our ability to raise additional funds.

In the past, companies that have experienced volatility in the trading price of their common shares have been the subject of securities class action litigation. We might become involved in securities class action litigation in the future. Such litigation often results in substantial costs and diversion of management’s attention and resources and could have a material adverse effect on our business, financial condition and results of operation.

U.S. shareholders who hold common shares during a period when we are classified as a passive foreign investment company may be subject to certain adverse U.S. federal income tax consequences.

Management believes that we are not currently a passive foreign investment company. However, we may have been a passive foreign investment company during one or more of our prior taxable years and could become a passive foreign investment company in the future. In general, classification of our company as a passive foreign investment company during a period when a U.S. shareholder holds common shares could result in certain adverse U.S. federal income tax consequences to such shareholder.

Certain U.S. shareholders who hold common shares during a period when we are classified as a controlled foreign corporation may be subject to certain adverse U.S. federal income tax rules.

Management believes that we currently are a controlled foreign corporation for U.S. federal income tax purposes and that we will continue to be so treated. Consequently, a U.S. shareholder that owns 10% or more of the total combined voting power of all classes of our stock entitled to vote on the last day of our taxable year may be subject to certain adverse U.S. federal income tax rules with respect to its investment in our company.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are “forward-looking statements” and are prospective. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “project,” “estimate,” “continue” or similar words suggesting future outcomes or statements regarding an outlook. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: market prices for natural gas, natural gas liquids and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids and oil; the results of exploration and development drilling and related activities; the global economic crisis and economic conditions in the countries and provinces in which we carry on business, especially economic slowdowns; actions by governmental authorities including increases in taxes, changes in environmental and other regulations, and renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; the negotiation and closing of material contracts; and the other factors discussed in other documents that we file with or furnish to the SEC. The impact of any one factor on a particular forward-looking statement is not determinable with certainty, as such factors are interdependent upon other factors. In that regard, any statements as to future natural gas or oil production levels; capital expenditures; the allocation of capital expenditures to exploration and development activities; sources of funding for our capital program; drilling of new wells; demand for natural gas and oil products; expenditures and allowances relating to environmental matters; dates by which certain areas will be developed or will come on-stream; expected finding and development costs; future production rates; ultimate recoverability of reserves; dates by which transactions are expected to close; cash flows; uses of cash flows; collectibility of receivables; availability of trade credit; expected operating costs; changes in any of the foregoing and other statements using forward-looking terminology are forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur.

Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common shares by the selling shareholders.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON SHARES AND RELATED

SHAREHOLDER MATTERS

Our common shares are traded in Canada on the Toronto Stock Exchange (the “TSX”) under the trading symbol “TNP”. Effective January 2, 2008, our common shares began trading on the TSX in Canadian dollars. Prior to that, our common shares traded on the TSX in U.S. dollars under the symbol “TNP.U”.

The table below sets forth the range of quarterly high and low sales prices per share of our common shares in U.S. dollars on the TSX for the periods indicated.

	High	Low
	(US$)	(US$)
2007:
First Quarter	$0.99	$0.64
Second Quarter	$0.92	$0.35
Third Quarter	$0.68	$0.25
Fourth Quarter	$0.33	$0.26

The following table sets forth the quarterly high and low sales prices per common share in Canadian dollars on the TSX for the periods indicated.

	High	Low
	(Cdn$)	(Cdn$)
2008:
First Quarter	$0.37	$0.26
Second Quarter	$1.50	$0.29
Third Quarter	$1.73	$1.12
Fourth Quarter	$1.45	$0.70
2009:
First Quarter	$1.49	$0.68
Second Quarter	$2.40	$1.20
Third Quarter (through July 15, 2009)	$2.05	$1.82

The last reported sales price of our common shares on the TSX on July 15, 2009 was Cdn$1.99 per share.

The following table sets forth the high and low bid prices for our common shares for the periods indicated, as reported by the OTC Bulletin Board. Prior to April 20, 2009, no established trading market for our common shares existed in the United States. The quotations reflect inter-dealer prices, without retail markup, markdowns or commissions and may not represent actual transactions.

	High	Low
	(US$)	(US$)
2009:
Second Quarter (from April 20, 2009)	$2.15	$1.09
Third Quarter (through July 15, 2009)	$1.85	$1.57

The last reported bid quotation of our common shares on the OTC Bulletin Board on July 15, 2009 was $1.82 per share.

As of July 15, 2009, 253,636,666 common shares were issued and outstanding and held by 393 record holders (including nominee holders such as banks and brokerage firms who hold shares for beneficial owners).

We have not declared any dividends to date on our common shares. We have no present intention of paying any cash dividends on our common shares in the foreseeable future, as we intend to use cash flow to invest in our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are a vertically integrated, international oil and gas company engaged in the acquisition, development, exploration, and production of crude oil and natural gas. We hold interests in developed and undeveloped oil and gas properties in Turkey, Morocco, Romania, and California. In addition, we plan to provide oilfield services and contract drilling services in Morocco and Turkey.

Executive Overview and Recent Developments

Strategic Transformation. We underwent a strategic transformation during 2008 as a result of a series of transactions with N. Malone Mitchell, 3rd, chairman of our board of directors. Mr. Mitchell founded Riata Energy, Inc. in 1985 and built it into one of the largest privately held oil and gas producers in the United States. In 2006, Mr. Mitchell sold his controlling interest in Riata Energy, Inc. (now Sandridge Energy, Inc.) and founded the Riata Group, a group of companies owned or controlled by Mr. Mitchell that are primarily focused on investing in international energy opportunities.

Our initial arrangements with the Riata Group, first announced in March 2008, included an equity investment into us, the replacement of our farm-in partner in both of our Moroccan properties, the extension of a short term credit facility to us to repay our outstanding short-term debt, and the provision of technical and management expertise to assist us in successfully developing and expanding our international portfolio of projects.

During the second quarter of 2008, we completed a two-stage private placement issuing 35,000,000 common shares to Riata TransAtlantic, LLC (“Riata TransAtlantic”), Dalea and certain friends and family of Mr. Mitchell, for aggregate gross proceeds of Cdn$12 million. Dalea and Riata TransAtlantic are members of the Riata Group. We used the net proceeds to pay off all of our short-term debt, to fund international exploration activities and for general corporate purposes. Longe, a member of the Riata Group, replaced our prior farm-out partner in our Moroccan properties. In addition, Mr. Mitchell and Matthew McCann, general counsel for certain members of the Riata Group, were designated by Riata Management, LLC (“Riata”) and elected to our board of directors in connection with the private placement. Mr. Mitchell serves as chairman of our board of directors, and Mr. McCann also serves as our chief executive officer.

In the third quarter of 2008, we changed our operating strategy from a prospect generator to a vertically integrated project developer. To execute this new strategy, in December 2008, we acquired 100% of the issued and outstanding shares of Longe from Longfellow Energy, LP (“Longfellow”) in consideration for the issuance of 39,583,333 common shares and 10,000,000 common share purchase warrants. Concurrently, we issued 35,416,667 common shares in a private placement with Dalea, Mr. McCann and other purchasers that have relationships with Mr. Mitchell, for gross proceeds of $42.5 million. Longfellow is a member of the Riata Group. Longe owns interests in our Moroccan properties and four drilling rigs, as well as associated service equipment, tubulars and supplies. Immediately after the Longe acquisition, we purchased at cost an additional $8.3 million in drilling and service equipment, tubulars and supplies from the Riata Group. We anticipate that ownership of our own drilling rigs and service equipment will enable us to significantly lower drilling and operating costs over the long term and control timing for development of our properties, thereby providing a competitive advantage. In addition, we expect that ownership of the four drilling rigs will allow us to achieve operational capabilities in each country in which we operate. Further, the acquisition of Longe’s interests in our Moroccan properties consolidates our exploration opportunities in Morocco. Because the availability of drilling rigs and service equipment is limited in Turkey, Morocco and Romania, we also anticipate that the Longe acquisition will create opportunities to increase acreage in each country in which we operate by drilling to earn interests in existing third party licenses. When the rigs and equipment are not operating on our properties, we expect to contract them out, creating additional opportunities.

Incremental Acquisition. In the first quarter of 2009, we acquired Incremental through our wholly-owned subsidiary, TransAtlantic Australia. We announced our intention to make an all cash takeover offer to acquire all of the outstanding shares of Incremental in the fourth quarter of 2008. The Offer closed on March 6, 2009 and Incremental delisted from the Australian Stock Exchange on March 26, 2009. We completed the acquisition of the remaining Incremental shares through an Australian statutory procedure on April 20, 2009. The acquisition of Incremental expanded our rig fleet and increased our workforce of highly qualified field staff, engineers and geologists in Turkey, one of our target countries.

Through the Incremental acquisition, we acquired Turkish properties including the producing Selmo oil field, the Edirne gas field and additional exploration acreage. We also acquired three prospects in California.

Through the Incremental acquisition, we acquired a 100% working interest in the Selmo oil field in southeastern Turkey. During 2008, Incremental produced approximately 1,500 barrels of oil per day from Selmo. We have been evaluating development plans in Selmo since the acquisition of Incremental. Situated on the northern edge of the Zagros fold belt of Iran and Iraq in southeast Turkey, Selmo has produced approximately 83 million barrels of oil to date from a total of 47 wells, 23 of which are still active.

In addition, through the Incremental acquisition, we acquired a 55% working interest in the Thrace Basin gas project in northeastern Turkey, including the Edirne gas field. We expect our initial seven wells in the Thrace Basin to come online in the fourth quarter of 2009 with net production to us exceeding 5.5 million cubic feet of natural gas per day. In addition to the existing wells, we have identified numerous additional prospects in the Thrace Basin that may add to future gas production.

Incremental’s other Turkish properties include License 4262, covering 2,805 acres in southeastern Turkey, four exploration licenses in Midyat in southeastern Turkey covering approximately 460,400 acres and eight exploration licenses in the Tuz Gulu basin in central Turkey covering approximately 870,000 acres. We own a 100% working interest in these properties.

Through the Incremental acquisition, we acquired interests in three projects in the San Joaquin Valley in central California. We own a non-operated working interest in the Kettleman Middle Dome Unit. We own a 5% interest in five existing wells (three are currently producing). On all new projects and well proposals submitted and completed after May 16, 2008, we own a 10% non-operated working interest. The unit produces approximately 125 gross barrels of oil per day along with small amounts of associated natural gas. In addition, we have the right to earn a 50% interest in the McFlurrey natural gas project and a 50% interest in the South East Kettleman North Dome oil field.

Current Drilling and Exploration Activity. We recently drilled the Atesler well on License 4262 (100% interest) to a depth of 10,851 feet (3,308 meters) using our own drilling rig. We plan to move a smaller rig to the location and commence testing of the Atesler well in early August 2009. We are drilling the Kusey Ikihoyuk-1 well on the Edirne license (55% interest) in the Thrace Basin to a targeted depth of 1,276 feet (389 meters). We recently drilled the Kirmizihoyuk-1 well and successfully tested two other wells on the Edirne license. We plan to commence drilling the S-4 well in the Selmo field in the third quarter of 2009 to a targeted depth of 6,500 feet (1,981 meters). In addition, we plan to drill up to four additional wells at Selmo and up to five additional wells at the Thrace Basin during the third and fourth quarters of 2009.

We are currently drilling two wells in Morocco. The OZW-1 well will be drilled to a targeted depth of at least 8,200 feet (2,500 meters) and up to 14,435 feet (4,400 meters) on the Ouezzane-Tissa exploration permit (50% interest). The HR-33 well is now being drilled to a targeted depth of 4,921 feet (1,500 meters) in the Haricha field on the Tselfat exploration permit (100% interest). On the Asilah permits (50% interest), we conducted a 2D seismic survey in late 2008 and recently acquired 200 kilometers of 2D seismic over the Asilah permits. Commencing in July 2009, we plan to acquire approximately 90 kilometers of 2D seismic on the Asilah permits.

We are currently drilling the Delta well on the Izvoru license (100% interest) to a targeted depth of 8,530 feet (2,600 meters). After testing this well, we plan to drill a second well on the Izvoru license before moving to drill two other wells, one on the Vanatori license (100% interest) and one on the Marsa license (100% interest). We plan to then drill three wells each to a total depth of approximately 3,280 feet (1,000 meters) on the Sud Craiova license (50% interest).

We drilled two wells on the McFlurrey natural gas prospect (50% interest) to a depth of 4,500 feet (1,372 meters) in March 2009. We are planning to commence testing and completion activities on these two wells in July 2009.

Sale of Common Shares. On June 22, 2009, we closed a Regulation S offering of common shares outside the United States and a concurrent Regulation D private placement of common shares inside the United States. In the aggregate, we sold 98,377,300 common shares at a price of Cdn$1.65 per common share, raising gross proceeds of approximately Cdn$162.3 million. Of the 98,377,300 common shares sold, 41,818,000 common shares were offered and sold by us to Dalea. We used Cdn$69 million of the proceeds towards paying off a credit agreement with Dalea entered into to fund the acquisition of Incremental and for general corporate purposes. The remaining portion of the proceeds will be used to fund our exploration and development activities and for general corporate purposes. In connection with these offerings, we entered into a registration rights agreement providing for the registration of up to 98,377,300 common shares issued in these offerings. This prospectus does not offer for sale any common shares beneficially owned by Dalea.

Shareholder Approval of Proposed Continuance. On July 14, 2009, our shareholders approved a special resolution approving an arrangement under the Business Corporations Act (Alberta), involving our company and our shareholders, pursuant to which TransAtlantic Petroleum Corp. will be continued under the Companies Act 1981 of Bermuda under the name “TransAtlantic Petroleum Ltd.” We expect the continuance to be completed during the third quarter of 2009, subject to receiving all necessary court and regulatory approvals. We believe that continuing TransAtlantic to Bermuda will be beneficial to us and our shareholders because we will receive more favorable tax treatment in Bermuda.

Current Activities. Our current activities are focused on:

•	integrating the acquisition of Incremental;

•	developing the oil and gas properties in our portfolio using our own rigs and equipment;

•	farming-out or securing partners for our international properties; and

•	acquiring additional exploration and development opportunities in the countries that meet our investment criteria.

Our success will depend in part on discovering hydrocarbons in commercial quantities and then bringing the discoveries into production. We will continue to evaluate new opportunities in countries that are underexplored and have low corporate tax and royalty rates and established petroleum systems.

Change in Method of Accounting for Oil and Gas Exploration and Development Activities

In the first quarter of 2009, we changed our method of accounting for our oil and gas exploration and development activities from the full cost method to the successful efforts method. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections,” financial information for prior periods have been revised to reflect retrospective application of the successful efforts method, as prescribed by SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” See our consolidated financial statements for the years ended December 31, 2008 and 2007 and for the three months ended March 31, 2009 and 2008 included in this prospectus. Although the full cost method of accounting for oil and gas exploration and development activities continues to be an accepted alternative, the successful efforts method of accounting is the preferred method. We believe the successful efforts method provides a more transparent representation of our results of operations and the ability to assess our investments in oil and gas properties for impairment based on their estimated fair values rather than being required to base valuation on prices and costs as of the balance sheet date.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures. Our significant accounting policies are described in Notes 2 and 3 to our audited consolidated financial statements for the years ended December 31, 2008 and 2007 and Notes 2 and 3 to our unaudited consolidated financial statements for the three months ended March 31, 2009 and 2008 included in this prospectus. We have identified below policies that are of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by management. These estimates are based on historical experience, information received from third parties, and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements.

Oil and Gas Properties. In accordance with the successful efforts method of accounting for oil and gas properties, costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned. Exploration costs, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be nonproductive. The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

Valuation of Property and Equipment Other than Oil and Gas Properties. We follow the provisions of SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires that our long-lived assets, including drilling service and other equipment, be assessed for potential impairment in their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Impairment is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value. Any such impairment is recognized based on the difference in the carrying value and estimated fair value of the impaired asset.

Business Combinations. In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”), and SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 141R requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “fair value.” The statement applies to all business combinations, including combinations among mutual entities and combinations by contract alone. Under SFAS 141R, all business combinations will be accounted for by applying the acquisition method. Accordingly, transactions costs related to acquisitions are to be recorded as a reduction of earnings in the period they are incurred and costs related to issuing debt or equity securities that are related to the transaction will continue to be recognized in accordance with other applicable rules under U.S. generally accepted accounting principles. SFAS 141R is effective for periods beginning on or after December 15, 2008. SFAS 160 will require non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. The statement applies to the accounting for non-controlling interests and transactions with non-controlling interest holders in consolidated financial statements. SFAS 160 is effective for periods beginning on or after December 15, 2008 and has been applied prospectively to the non-controlling interests from the Incremental acquisition.

Stock-Based Compensation. We adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards, including employee stock options, based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite vesting periods. SFAS 123R supersedes our previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, for periods beginning in 2006. We adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard prospectively as of January 1, 2006 and does not require restatement of previously issued financial statements. SFAS 123R requires us to estimate the fair value of stock option awards on the date of grant using an option-pricing model. We use the Black-Scholes option-pricing model (“Black-Scholes Model”) as our method of valuation for share-based awards granted on or after January 1, 2006, which is the same model used for our pro forma information required under SFAS 123R. Our determination of fair value of share-based payment awards on the date of grant using the Black-Scholes Model is affected by our stock price, as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, as well as actual and projected exercise and forfeiture activity.

Per Share Information. Basic per share amounts are calculated using the weighted average common shares outstanding during the year. We use the treasury stock method to determine the dilutive effect of stock options and other dilutive instruments. Under the treasury stock method, only “in the money” dilutive instruments impact the diluted calculations in computing diluted earnings per share. Diluted calculations reflect the weighted average incremental common shares that would be issued upon exercise of dilutive options assuming the proceeds would be used to repurchase shares at average market prices for the period.

Other Recent Accounting Pronouncements

The FASB issued SFAS 165, “Subsequent Events” (“SFAS 165”), on May 28, 2009. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009.

We have reviewed other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on our consolidated results of operations, financial position and cash flows. Based on that review, we believe that none of these pronouncements will have a significant effect on current or future earnings or operations.

In December 2008, the SEC released Final Rule, “Modernization of Oil and Gas Reporting,” to revise the existing Regulation S-K and Regulation S-X oil and gas reporting requirements to align with current industry practices and technological advances. The final rule revises a number of definitions relating to oil and gas reserves, permits the disclosure in filings with the SEC of probable and possible reserves and permits the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. In addition, the new disclosure requirements require a company to (i) disclose its internal control over reserves estimation and report the independence and qualification of its reserves preparer or auditor, (ii) file a report of a third party if we represent that the third party prepared reserves estimates or conducted a reserves audit, (iii) report oil and gas reserves using an average price based upon the prior 12-month period rather than period-end prices, and (iv) disclose, in narrative form, the status of proved undeveloped reserves and changes in status of these from period to period. The provisions of this final ruling will become effective for disclosures in our Annual Report on Form 10-K for the year ended December 31, 2009. Management is still evaluating the impact of these changes on its financial statements.

U.S. Operations

In 2007, we decided to exit our U.S. operations and focus on the development of our international properties. As a result of the decision to sell our U.S. operations, we reclassified our U.S. properties as “discontinued operations.” Accordingly, revenues and expenses associated with our U.S. cost center in 2008 and comparative periods were reflected as components of “loss from discontinued operations.” Substantially all of these properties were sold late in 2007 and we recorded a write-down in 2007 of $447,000.

As a result, at December 31, 2008, the net book value of property and equipment in the U.S. was $0. In addition, $14,000 of asset retirement obligations remain at December 31, 2008 relating to property in Oklahoma that was retained. In connection with the acquisition of Incremental, we acquired interests in non-operated properties in California. As a result of acquiring these properties in California, previously reported U.S. discontinued operations are now continuing and the results of operations in 2008 and 2007 previously reported as discontinued have been reclassified to operating revenues, costs and expenses.

Results of Operations—Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Revenue. We recognized total crude oil and natural gas sales of $1.4 million for the first quarter of 2009, primarily from our Selmo oil field in Turkey. This revenue represented an increase from the first quarter of 2008 sales of $14,000. The increase is the result of the acquisition of Incremental in the first quarter of 2009.

Production Expenses. Production expenses in the first quarter of 2009 increased to $1.0 million from $29,000 as reported for the first quarter of 2008. The increase in production expense is the result of the acquisition of Incremental and its producing properties in the first quarter of 2009.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased to $1.3 million for the first quarter of 2009 as compared with $0 in the first quarter of 2008. We had no assets subject to depreciation, depletion and amortization in the first quarter of 2008 due to the write-down and sale of substantially all of our U.S. properties during 2007, and the increase in expense is due to the acquisition of Incremental in the first quarter of 2009. We recorded $65,000 of accretion expense in the first quarter of 2009 related to the asset retirement obligations related to the Incremental acquisition. We did not record accretion expense in the first quarter of 2008.

General and Administrative Expense. General and administrative costs were $1.7 million in the first quarter of 2009 compared to $638,000 in the first quarter of 2008, primarily because of increased corporate staffing and salaries resulting from the acquisitions of Longe and Incremental in the fourth quarter of 2008 and the first quarter of 2009, respectively. We also recorded $463,000 in transaction expenses relating to the Incremental acquisition.

Interest and Other Income. Interest and other income increased to $111,000 in the first quarter of 2009 as compared to $27,000 in the first quarter of 2008 as a result of increased interest income on higher invested cash balances from our private placements in the second and fourth quarters of 2008.

Seismic and Other Exploration Costs. We completed seismic survey fieldwork in Turkey and continued a seismic survey in Morocco during the first quarter of 2009 incurring total expense of $2.4 million. No seismic and other exploration costs were recorded in the first quarter of 2008.

International Oil and Gas Activities. During the three months ended March 31, 2009, we continued exploration activities in foreign countries including salaries, consulting, legal, accounting, travel and other costs necessary to further our identification and development of business opportunities. The following table presents expenditures by country:

	Three Months Ended March 31,
(in thousands)	2009	2008
Morocco	$1,672	$55
Romania	204	164
Turkey	652	39
Other and unallocated	793	105

Total	$3,321	$363

Net Loss. The consolidated net loss for the quarter ended March 31, 2009 was $13.3 million, or $0.09 per share (basic and diluted), compared to consolidated net loss of $1.1 million or $0.02 per share (basic and diluted) for the quarter ended March 31, 2008. The first quarter 2009 net loss is primarily composed of lease operating expenses of $1.0 million, seismic and other exploration costs of $2.4 million, international oil and gas activities expense of $3.3 million, depreciation, depletion and amortization expense of $1.3 million, general and administrative expense of $1.7 million, and foreign exchange loss of $4.3 million relating to our acquisition of Incremental in the first quarter of 2009.

Results of Operations—Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenue. We recognized net crude oil and natural gas sales of $111,000 for the year ended December 31, 2008 from non-operated production in the U.S. This U.S. revenue represented a substantial decrease from sales for the year ended December 31, 2007 of $653,000. The decrease is the result of the sale of our South Gillock and Jarvis Dome properties in the fourth quarter of 2007.

Expenses. Lease operating expenses for the year ended December 31, 2008 decreased to $73,000 from $1.2 million as reported for the year ended December 31, 2007. The decrease in lease operating expense is the result of the sale of our South Gillock and Jarvis Dome properties in the fourth quarter of 2007.

Depreciation, depletion and amortization decreased to $59,000 for 2008 as compared with $152,000 in 2007 due to the sale of substantially all of our U.S. properties during 2007. We recorded an impairment charge of $447,000 in 2007. We recorded depreciation expense of $53,000 in 2008 on drilling equipment and other property following the acquisition of Longe in December 2008.

Interest and Other Income. Interest and other income increased $98,000 to $338,000 in 2008 as compared to $240,000 in 2007, resulting from increased interest income on higher invested cash balances from the private placement in the second quarter of 2008 and from a $56,000 distribution in the third quarter of 2008 for overpayment of expenses from the former contract operator of our Nigerian operations which were sold in 2005.

General and Administrative Costs. General and administrative costs of $3.0 million in 2008 increased by $890,000 compared to $2.1 million in 2007, primarily because of increased salaries, contract labor, insurance, legal and professional fees.

Seismic and Other Exploration Costs. Seismic and other exploration costs increased to $7.9 million in 2008 from $0 in 2007 primarily related to two seismic surveys in Morocco and one in Turkey.

International Oil and Gas Activities. During the year ended December 31, 2008, we continued exploration activities in foreign countries including salaries, consulting, legal, accounting, travel and other costs necessary to further our identification and development of business opportunities. Expense reimbursements totaling $832,000 from Longe relating to our Moroccan properties are included in international oil and gas activity during the year ended December 31, 2008. The following table presents expenditures by country:

	Year Ended December 31,
(in thousands)	2008	2007
Morocco	$2,217	$811
Romania	699	746
Turkey	917	239
Other and unallocated	1,350	516

Total	$5,183	$2,312

Net Loss. The consolidated net loss for the year ended December 31, 2008 was $16.5 million or $0.25 per share (basic and diluted), compared to consolidated net loss of $6.3 million or $0.15 per share (basic and diluted) for the year ended December 31, 2007. The 2008 loss is primarily composed of general and administrative expense of $3.0 million, stock-based compensation of $583,000, seismic and other exploration expenses of $7.9 million and $5.2 million relating to international oil and gas activities.

Capital Expenditures

In 2008, we incurred capital expenditures of $9.6 million, including $7.9 million in seismic-related costs which was expensed, $402,000 related to wellsite preparation in Romania, $127,000 for wellsite preparation in Morocco, and $1.2 million in wellsite preparation and drilling in Turkey. We also recorded $202,000 for computer and telecommunication equipment in 2008. For 2007, we recorded capital expenditures of $4.1 million relating to the drilling of a well on our former South Gillock property in Texas.

During 2009, we expect to incur capital expenditures of approximately $97.0 million, of which approximately $55.0 million is planned to be incurred for exploration and production activities and approximately $42.0 million is planned to be incurred for equipment and other capital expenditures. We recorded capital expenditures, excluding the Incremental acquisition, of $10.5 million in the first quarter of 2009, compared to $0 for capital expenditures in the first quarter of 2008. The increase in capital expenditures is primarily due to the acquisition of equipment in the first quarter of 2009.

Settlement Provision

In conjunction with the sale of our Bahamian subsidiary effective June 20, 2005, we deposited funds into an escrow account to address any liabilities and claims relating to our prior operations in Nigeria. The remaining potential liability to us includes taxes owed for the period January through June 2005, and we expect the remaining escrow amount of $240,000 to be sufficient to cover any potential liabilities.

Liquidity and Capital Resources

Our primary sources of liquidity for 2008 and the first quarter of 2009 were our cash and cash equivalents and issuance of our equity securities. Our primary sources of liquidity for 2007 were cash and cash equivalents and sale of assets. At March 31, 2009, we had cash and cash equivalents of $17.6 million, $2.5 million in short-term debt, $60.2 million in long-term debt and working capital of $16.2 million compared to cash and cash equivalents of $30.1 million, no debt, and working capital of $28.9 million at December 31, 2008. Cash used in operations during the first quarter of 2009 was $10.8 million compared to cash used in operations of $1.0 million in the same quarter of 2008. Cash used in operations during 2008 was $13.7 million compared to cash used in operations of $6.8 million in 2007.

On July 5, 2007, Petroleum Exploration Mediterranean International Pty. Ltd. (“PEMI”), a wholly-owned subsidiary of Incremental, entered into a general credit agreement (the “PEMI Credit Agreement”) with Turkiye

Garanti Bankasi. PEMI borrowed $5.5 million under the PEMI Credit Agreement in order to fund drilling and development activity in the Selmo field. The loan bears interest at a rate of 7.6% per annum, and all outstanding principal and interest under the PEMI Credit Agreement is due August 6, 2010. As of March 31, 2009, $3.8 million in principal is outstanding under the PEMI Credit Agreement, of which $2.5 million is short-term.

In December 2008, we issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, Matthew McCann who is a member of our board of directors, and other purchasers that have relationships with Mr. Mitchell, that resulted in gross proceeds of $42.5 million. We used a large portion of the net proceeds to purchase additional equipment for our planned drilling and service operations in Turkey, Morocco and Romania, to fund drilling activities in those countries and for general corporate purposes.

In addition, we expect to have cash flow in 2009 from operations from our acquisition of Incremental, which included a 100% working interest in the producing Selmo oil field among other assets. We believe that our cash and cash equivalents and our cash flow from operations will be sufficient to fund our operations through the first quarter of 2010.

On June 22, 2009, we closed a Regulation S offering of common shares outside the United States and a concurrent Regulation D private placement of common shares inside the United States. In the aggregate, we sold 98,377,300 common shares at a price of Cdn$1.65 per common share, raising gross proceeds of approximately Cdn$162.3 million (approximately $147.6 million). Of the 98,377,300 common shares sold, 41,818,000 common shares were offered and sold by us to Dalea. We used Cdn$69 million of the proceeds towards paying off a credit agreement with Dalea. The remaining portion of the proceeds will be used to fund our exploration and development activities and for general corporate purposes.

Contractual Obligations

As of December 31, 2008, we had remaining work program commitments of $2.0 million under our Guercif exploration permits and $1.0 million under our Tselfat exploration permit in Morocco that are supported by fully-funded bank guarantees. The bank guarantees are reduced periodically based on work performed. In the event we fail to perform the required work commitments, the remaining amount of the bank guarantees would be forfeited.

On December 18, 2008, we amended the lease term for our office space in Dallas, Texas. The lease expires on July 31, 2011. During 2008, we entered into three-year leases for two offices and an apartment, along with one-year leases for an apartment and an operations yard in Morocco as well as one-year leases for an office and apartment in Romania. We entered into a five-year lease for an operations yard in Turkey with the Riata Group.

On March 3, 2009, we amended the lease for the Dallas office space adding an additional 2,982 square feet increasing the total space under contract to 8,794 square feet. The existing term for the entire space was extended to December 31, 2013.

Pursuant to the agreement under which Incremental acquired a portion of its interest in the Thrace Basin property in Turkey, Incremental is obligated to make a one-time payment of $500,000 to the seller upon each of the following events occurring: (i) average production of natural gas from the property exceeds 8.5 million cubic feet per day during any consecutive three month period between April 1, 2009 and December 1, 2009, and (ii) average production of natural gas from the property exceeds 13.0 million cubic feet per day during any consecutive three month period between January 1, 2010 and December 31, 2010.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements at December 31, 2008 other than the leases described in “Contractual Obligations” above.

BUSINESS

Development of Our Business

We are a vertically integrated, international oil and gas company engaged in the acquisition, development, exploration and production of crude oil and natural gas. We hold interests in developed and undeveloped oil and gas properties in Turkey, Morocco, Romania and California. In addition, we plan to provide oilfield services and contract drilling services in Morocco and Turkey.

We underwent a strategic transformation during 2008 as a result of a series of transactions with N. Malone Mitchell, 3rd, chairman of our board of directors. Mr. Mitchell founded Riata Energy, Inc. in 1985 and built it into one of the largest privately held producers in the United States. In 2006, Mr. Mitchell sold his controlling interest in Riata Energy, Inc. (now Sandridge Energy, Inc.) and founded the Riata Group, a group of companies owned or controlled by Mr. Mitchell that are primarily focused on investing in international energy opportunities.

Our initial arrangements with the Riata Group, first announced in March 2008, included an equity investment into us, the replacement of our farm-in partner in both of our Moroccan properties, the extension of a short-term credit facility to us to repay our outstanding short-term debt, and the provision of technical and management expertise to assist us in successfully developing and expanding our international portfolio of projects.

During the second quarter of 2008, we completed a two-stage private placement, issuing 35,000,000 common shares to Riata TransAtlantic, Dalea and certain friends and family of Mr. Mitchell, for aggregate gross proceeds of Cdn$12 million. Dalea and Riata TransAtlantic are members of the Riata Group. We used the net proceeds to pay off our short-term debt, to fund international exploration activities and for general corporate purposes. Longe, a member of the Riata Group, replaced our prior farm-out partner in our Moroccan properties. In addition, Mr. Mitchell and Matthew McCann, general counsel for certain members of the Riata Group, were designated by Riata and elected to our board of directors in connection with the private placement. Mr. Mitchell serves as chairman of our board of directors, and Mr. McCann also serves as our chief executive officer.

In the third quarter of 2008, we changed our operating strategy from a prospect generator to a vertically integrated project developer. To execute this new strategy, in December 2008, we acquired 100% of the issued and outstanding shares of Longe from Longfellow in consideration for the issuance of 39,583,333 common shares and 10,000,000 common share purchase warrants. Concurrently, we issued 35,416,667 common shares in a private placement with Dalea, Riata TransAtlantic, Mr. McCann and other purchasers that have relationships with Mr. Mitchell, for gross proceeds of $42.5 million. Longfellow is a member of the Riata Group. Longe owns interests in our Moroccan properties and four drilling rigs, as well as associated service equipment, tubulars and supplies. Immediately after the Longe acquisition, we purchased at cost an additional $8.3 million in drilling and service equipment, tubulars and supplies from the Riata Group. We anticipate that ownership of our own drilling rigs and service equipment will enable us to significantly lower drilling and operating costs over the long term and control timing for development of our properties, thereby providing a competitive advantage. In addition, we expect that ownership of the four drilling rigs will allow us to achieve operational capabilities in each country in which we operate. Further, the acquisition of Longe’s interests in our Moroccan properties consolidates our exploration opportunities in Morocco. Because the availability of drilling rigs and service equipment is limited in Turkey, Morocco and Romania, we also anticipate that the Longe acquisition will create opportunities to increase acreage in each country in which we operate by drilling to earn interests in existing third party licenses. When the rigs and equipment are not operating on our properties, we expect to contract them out, creating additional opportunities for us.

In the first quarter of 2009, we acquired Incremental through our wholly-owned subsidiary, TransAtlantic Australia. We announced our intention to make an all cash takeover offer to acquire all of the outstanding shares of Incremental in the fourth quarter of 2008. The Offer closed on March 6, 2009 and Incremental delisted from the Australian Stock Exchange on March 26, 2009. We completed the acquisition of the remaining Incremental shares through an Australian statutory procedure on April 20, 2009. The acquisition of Incremental expanded our rig fleet and increased our workforce of highly qualified field staff, engineers and geologists in Turkey, one of our target countries.

On June 22, 2009, we closed a Regulation S offering of common shares outside the United States and a concurrent Regulation D private placement of common shares inside the United States. In the aggregate, we sold 98,377,300 common shares at a price of Cdn$1.65 per common share, raising gross proceeds of approximately Cdn$162.3 million (approximately $147.6 million). Of the 98,377,300 common shares sold, 41,818,000 common shares were offered and sold by us to Dalea. We used Cdn$69 million of the proceeds towards paying off a credit agreement with Dalea entered into to fund the acquisition of Incremental and for general corporate purposes. The remaining portion of the proceeds will be used to fund our exploration and development activities and for general corporate purposes. In connection with these offerings, we entered into a registration rights agreement providing for the registration of up to 98,377,300 common shares issued in these offerings. This prospectus does not offer for sale any common shares beneficially owned by Dalea.

On July 14, 2009, our shareholders approved a special resolution approving an arrangement under the Business Corporations Act (Alberta), involving our company and our shareholders, pursuant to which TransAtlantic Petroleum Corp. will be continued under the Companies Act 1981 of Bermuda under the name “TransAtlantic Petroleum Ltd.” We expect the continuance to be completed during the third quarter of 2009, subject to receiving all necessary court and regulatory approvals. We believe that continuing TransAtlantic to Bermuda will be beneficial to us and our shareholders because we will receive more favorable tax treatment in Bermuda.

Our current activities are focused on:

•	integrating our acquisition of Incremental;

•	developing the oil and gas properties in our portfolio using our own rigs and equipment;

•	farming-out or securing partners for our international properties; and

•	acquiring additional exploration and development opportunities in the countries that meet our investment criteria.

Our success will depend on discovering hydrocarbons in commercial quantities and then bringing the discoveries into production. We will continue to evaluate new opportunities in countries that are underexplored and have low corporate tax and royalty rates and established petroleum systems.

Turkey. We began 2009 with twelve exploration licenses in Turkey. We currently hold interests in 27 exploration licenses and one production lease covering a total of 2.8 million gross acres (2.2 million net acres) in Turkey.

Through the Incremental acquisition, we acquired a 100% working interest in the Selmo production lease. During 2008, Incremental produced approximately 1,500 barrels of oil per day from Selmo. We also acquired a 55% interest in one license in the Thrace Basin on which there have been drilled eight successful shallow gas wells. We are drilling the Kusey Ikihoyuk-1 well on the Edirne license (55% interest) in the Thrace Basin to a targeted depth of 1,276 feet (389 meters). We recently drilled the Kirmizihoyuk-1 well and successfully tested two other wells on the Edirne license. We plan to commence drilling the S-4 well in the Selmo field in the third quarter of 2009 to a targeted depth of 6,500 feet (1,981 meters). In addition, we plan to drill up to four additional wells at Selmo and up to five additional wells at the Thrace Basin during the third and fourth quarters of 2009. With the acquisition of Incremental, we now own 100% of License 4262, covering 2,805 acres (12 square kilometers) in southeastern Turkey. We recently drilled the Atesler well on License 4262 to a depth of 10,851 feet using our own drilling rig. We plan to move a smaller rig to the location and commence testing of the Atesler well in early August 2009. With the acquisition of Incremental, we also own 100% of four additional exploration licenses covering approximately 460,400 acres (1,863 square kilometers) located in Midyat in southeastern Turkey. Also as part of the Incremental acquisition, we acquired a 100% interest in eight licenses south of the city of Ankara in the Tuz Gulu basin, but we are currently in the process of transferring 50% of the interest to another company. These licenses are in a large, relatively unexplored basin.

Separately, we pursued the acquisition of other licenses in southeastern Turkey. In April 2009, we farmed-in to one license for cash consideration and the obligation to carry a 10% interest in the first well drilled to earn 90% interest in License 4325. We also applied to the Turkish General Directorate of Petroleum Affairs (the “GDPA”) and in August 2008 were awarded six licenses in the Malatya area. We paid a party who will be a 10% participant in these licenses cash consideration and agreed that that party would back-in after payout for 10% in the first well to be drilled on these licenses.

In July 2007, we were awarded three additional onshore exploration licenses, Blocks 4268, 4269 and 4270, all of which are in southeastern Turkey on the border with Iraq. These licenses will also involve a work program, including technical studies, reprocessing of data and contingent plans for drilling wells. We are the operator and 100% working interest owner of these licenses.

In June 2006, we were awarded three onshore exploration licenses in southeastern Turkey. In March 2008, we farmed-out 75% of our working interest in Blocks 4173 and 4174 to an oil and gas exploration company with operations in Turkey. The well encountered mechanical difficulties shortly after encountering the target formation and was abandoned. In addition, the Turkish company paid $150,000 to us to pay for the reprocessing of 2D seismic over the licenses and completing our ongoing geochemical studies. The Turkish company is the operator of Blocks 4173 and 4174. We plan to conduct an initial work program of detailed fieldwork and geochemical analysis. In the first quarter of 2009, we completed a 105 kilometers 2D seismic shoot over the license. We are the operator and 100% working interest owner of Block 4175.

In December 2008, we leased an equipment yard in Diyarbakir and started shipping tubulars, drilling equipment and supplies into the country in support of our planned drilling activities. With the acquisition of Incremental, we acquired a second yard at Selmo and have since leased acreage and started an equipment yard on the Edirne license to support the Thrace Basin drilling activities. In addition, we are now shipping two additional drilling rigs to Turkey to enable us to maintain our plans to vertically integrate our operations.

Morocco. We own interests in ten exploration permits in Morocco. The two Guercif exploration permits were awarded to us effective January 2, 2008 and expire in January 2011, and the Tselfat exploration permit was awarded to us in May 2006 and expires in December 2009. We are the operator and 80% working owner of the Guercif permits, and we are the operator and 100% working interest owner in the Tselfat permit. As part of our Guercif work program, we re-entered, logged and tested the MSD-1 well, which we completed in the fourth quarter of 2008. The logs and test failed to establish the presence of hydrocarbons. We are committed to drill another well before the end of 2010 and will carry the 20% owner in the Guercif license in that well. As part of our Tselfat work program, in the second quarter of 2008, we completed a 3D seismic survey over a portion of the Tselfat permit. We are currently drilling the HR-33 well on the Haricha field on the Tselfat permit to help assess whether there is the opportunity for redevelopment of the previously produced but abandoned Haricha field. We are planning to drill a deeper well on the Tselfat permit later this year. The results of the HR-33 well will determine what additional wells we may drill on the Tselfat permit.

In July 2008, we agreed to farm-in to the five Ouezzane-Tissa and two Asilah exploration permits held by Direct Petroleum Morocco, Inc. and Anschutz Morocco Corporation (collectively, “Direct”) in northern Morocco. The Direct exploration permits cover seven blocks with a combined area of 12,287 square kilometers (3,036,068 acres). Under the farm-in agreement, we will earn a 50% interest in the Ouezzane-Tissa and Asilah exploration permits by carrying Direct for 100% of the costs of drilling three wells on the Ouezzane-Tissa and Asilah permits. If one of the three wells is a commercial success, as defined in the farm-in agreement, then we would carry Direct in the drilling of a fourth well. We became the operator of the Ouezzane-Tissa and Asilah exploration permits after receiving government approval. We are currently drilling our first well on the Ouezzane-Tissa exploration permit, the OZW-1 well. On the Asilah permits, we conducted a 2D seismic survey in late 2008 and recently acquired 200 kilometers of 2D seismic over the Asilah permits. Commencing in July 2009, we plan to acquire approximately 90 additional kilometers of 2D seismic on the Asilah permits.

During 2008, we leased an equipment yard and shipped one drilling rig, tubulars and supplies into the country in support of our planned drilling activities. We shipped a second drilling rig to Morocco in the first quarter of 2009.

Romania. We hold three production licenses in Romania which expire in August 2010. We are the operator and 100% working interest owner in the licenses. During 2008, we built locations for two wells on the Izvoru license. We are currently drilling the first of two wells to be drilled on the Izvoru license. We plan to follow these wells by drilling one well on each of the other two licenses, Vanatori and Marsa.

We recently finalized our previously announced agreement with Sterling Resources Ltd. (“Sterling”) to farm-in to Sterling’s Sud Craiova Block E III-7, covering 6,070 square kilometers (1.5 million acres) in western Romania. In exchange for a 50% working interest, we agreed to drill three exploration wells on the Sud Craiova license, each to a depth of approximately 1,000 meters (3,280 feet). At casing point in each well, we and Sterling will each elect whether to proceed to completion and will each bear our proportionate share of completion and infrastructure costs. Sterling will remain operator of the Sud Craiova license.

During 2008, we leased an equipment yard and shipped tubulars, drilling equipment and supplies into the country in support of our planned drilling activities. We contracted with a third party to drill our initial wells in Romania rather than drilling with our own rig.

United States. With the acquisition of Incremental, we acquired interests in three projects in the San Joaquin Valley in central California: two farm-outs and a small non-operated working interest in a producing field. Incremental acquired these projects in May 2008.

We own a non-operated working interest in the Kettleman Middle Dome Unit operated by Exaro Energy, LLC and located in Kings County California. We own a 5% interest in five existing wells (three are currently producing). On all new projects and well proposals submitted and completed after May 16, 2008, we own a 10% non-operated working interest. The unit produces approximately 125 gross barrels of oil per day along with small amounts of associated natural gas. The operator plans to recomplete two of the five wells located in the unit within the next two months. Plans for further development will be addressed after the results of the two recompletions are evaluated.

The McFlurrey farm-out covers 9,100 net acres of leasehold in Kings, Fresno and Kerns counties in California. We operate and will earn a 50% interest in exchange for drilling four exploratory wells, building a gas pipeline and acquiring some 3D seismic. We drilled the first two wells in March 2009 to a depth of 4,500 feet and plan to test and complete both wells in July 2009. The results from the first two wells will dictate how to proceed with the additional exploratory wells and acquisition of the 3D seismic.

The Southeast Kettleman North Dome farm-out covers 1,155 net acres of leasehold in Kings County northeast of the McFlurrey farm-out. The acreage is held by production from the Kettleman Middle Dome which directly offsets the Southeast Kettleman North Dome to the south. To earn the acreage under the farm-out, we are required to drill a test well to 12,500 feet on the acreage by November 16, 2009. Our evaluation of this project is ongoing.

Principal Capital Expenditures and Divestitures

The following table sets forth our principal capital expenditures, excluding the Incremental acquisition, during 2008 and for the three months ended March 31, 2009 (in thousands of dollars):

Expenditure Type	Fiscal Year Ended December 31, 2008	Three Months Ended March 31, 2009
Property acquisition	$1.7	$9.3
Drilling services and other equipment	40.9	1.2

Total Capital Expenditures and Divestitures	$42.6	$10.5

Principal Markets

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” we have two reportable operating segments, exploration and production of oil and natural gas (“E&P”) and drilling services, within three reportable geographic segments: Romania, Turkey and Morocco. Segment assets, net revenues and net loss in each of our reportable segments for 2008 and for the three months ended March 31, 2009 are as follows:

	Corporate and Other	Romania	Turkey	Morocco	Total
	(in thousands)
At December 31, 2008
Segment assets	$39,480	$2,381	$10,230	$29,163	$81,254
Year ended December 31, 2008
Net revenues	$111	$—	$—	$—	$111
Net loss	$4,736	$708	$916	$10,115	$16,475
At December 31, 2007
Segment assets	$2,539	$309	$63	$2,196	$5,107
Year ended December 31, 2007
Net revenues	$653	$—	$—	$—	$653
Net loss	$4,556	$811	$239	$712	$6,318

	Exploration & Production	Drilling Services	Corporate and Other	Total
	(in thousands)
At December 31, 2008
Segment assets	$14,334	$35,749	$31,171	$81,254
Year ended December 31, 2008
Net revenues	$—	$—	$111	$111
Net loss	$10,688	$1,051	$4,736	$16,475
At December 31, 2007
Segment assets	$2,568	$—	$2,539	$5,107
Year ended December 31, 2007
Net revenues	$—	$—	$653	$653
Net loss	$1,762	$—	$4,556	$6,318

	Corporate and Other	Romania	Turkey	Morocco	Total
	(in thousands)
At March 31, 2009
Segment assets	$19,521	$2,181	$95,553	$35,616	$152,871
Three months ended March 31, 2009
Total revenues	$5	$—	$1,357	$—	$1,362
Net loss	$6,946	$293	$3,240	$2,815	$13,294

At March 31, 2008
Segment assets	$1,181	$1,940	$175	$3,850	$7,146
Three months ended March 31, 2008
Total revenues	$14	$—	$—	$—	$14
Net loss	$831	$164	$39	$41	$1,075

	Exploration & Production	Drilling Services	Corporate and Other	Total
	(in thousands)
At March 31, 2009
Segment assets	$86,024	$55,420	$11,427	$152,871
Three months ended March 31, 2009
Total revenues	$1,362	$—	$—	$1,362
Net loss	$7,507	$1,051	$4,736	$13,294

At March 31, 2008
Segment assets	$5,939	$—	$1,207	$7,146
Three months ended March 31, 2008
Total revenues	$14	$—	$—	$14
Net loss	$306	$—	$769	$1,075

Competition

We operate in the highly competitive areas of oil and gas exploration, development and acquisition with a substantial number of other companies, including U.S.-based and foreign companies doing business in each of the countries in which we operate. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and gas companies in each of the following areas:

•	seeking oil and gas exploration licenses and production licenses;

•	acquiring desirable producing properties or new leases for future exploration;

•	marketing natural gas and oil production;

•	integrating new technologies; and

•	acquiring the equipment and expertise necessary to develop and operate properties.

Many of our competitors have substantially greater financial, managerial, technological and other resources than we do. These companies are able to pay more for exploratory prospects and productive oil and gas properties than we can. To the extent competitors are able to pay more for properties than we are paying, we will be at a competitive disadvantage. Further, many of our competitors enjoy technological advantages over us and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Governmental Regulations

General. Our current exploration activities are conducted in Turkey, Morocco, Romania and California. Such activities are affected in varying degrees by political stability and government regulations relating to foreign investment and the oil and natural gas industry. Changes in these regulations or shifts in political attitudes are beyond our control and may adversely affect our business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation and safety.

Government Regulation. Our current or future operations, including exploration and development activities on our properties, require permits from various governmental authorities, and such operations are and will be governed by laws and regulations governing exploration, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection and other matters. Compliance with these requirements may prove to be difficult and expensive. Due to our international operations, we are subject to the following issues and uncertainties that can affect our operations adversely:

•	the risk of expropriation, nationalization, war, revolution, border disputes, renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;

•	taxation policies, including royalty and tax increases and retroactive tax claims;

•	exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations;

•	laws and policies of the United States affecting foreign trade, taxation and investment;

•

the possibility of being subjected to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

•	the possibility of restrictions on repatriation of earnings or capital from foreign countries.

Permits and Licenses. In order to carry out exploration and development of oil and gas interests or to place these into commercial production, we may require certain licenses and permits from various governmental authorities. There can be no guarantee that we will be able to obtain all necessary licenses and permits that may be required. In addition, such licenses and permits are subject to change and there can be no assurances that any application to renew any existing licenses or permits will be approved.

Repatriation of Earnings. Currently, there are no restrictions on the repatriation of earnings or capital to foreign entities from Turkey, Morocco or Romania. However, there can be no assurance that any such restrictions on repatriation of earnings or capital from the aforementioned countries or any other country where we may invest will not be imposed in the future.

Environmental. The oil and natural gas industry is subject to extensive and varying environmental regulations in each of the jurisdictions in which we may operate. Environmental regulations establish standards respecting health, safety and environmental matters and place restrictions and prohibitions on emissions of various substances produced concurrently with oil and natural gas. In most instances, the regulatory requirements relate to the handling and disposal of drilling and production waste products and waste created by water and air pollution control procedures. These regulations can have an impact on the selection of drilling locations and facilities, potentially resulting in increased capital expenditures. In addition, environmental legislation may require those wells and production facilities to be abandoned and sites reclaimed to the satisfaction of local authorities. Such regulation has increased the cost of planning, designing, drilling, operating and in some instances, abandoning wells. We are committed to complying with environmental and operation legislation wherever we operate.

Such laws and regulations not only expose us to liability for our own negligence, but may also expose us to liability for the conduct of others or for our actions that were in compliance with all applicable laws at the time those actions were taken. We may incur significant costs as a result of environmental accidents, such as oil spills, natural gas leaks, ruptures, or discharges of hazardous materials into the environment, including clean-up costs and fines or penalties. Additionally, we may incur significant costs in order to comply with environmental laws and regulations and may be forced to pay fines or penalties if we do not comply.

Employees

As of July 15, 2009, we employed 204 people and, through a management services agreement with members of the Riata Group, contracted for the services of an additional 29 people. As of July 15, 2009, approximately 75 of our employees that are employed by one of our Turkish subsidiaries are represented by collective bargaining agreement with the Turkish Employers Association of Chemical, Oil and Plastic Industries (KIPLAS) and the Petroleum, Chemical and Rubber Workers Union of Turkey (PETROL-IS). This agreement will terminate in January 2010. We consider our union and employee relations to be satisfactory.

Formation

We were incorporated under the laws of British Columbia, Canada on October 1, 1985 under the name Profco Resources Ltd. and continued to the jurisdiction of Alberta, Canada under the Business Corporations Act (Alberta) on June 10, 1997. Effective December 2, 1998, we changed our name to TransAtlantic Petroleum Corp. On July 14, 2009, our shareholders approved a special resolution approving an arrangement under the Business Corporations Act (Alberta), involving our company and our shareholders, pursuant to which we will be continued under the Companies Act 1981 of Bermuda under the name “TransAtlantic Petroleum Ltd.” We expect the continuance to be completed during the third quarter of 2009, subject to receiving all necessary court and regulatory approvals.

PROPERTIES

Turkey

General. We began 2009 with twelve exploration licenses in Turkey. We currently hold interests in 27 exploration licenses and one production lease covering a total of 2.8 million gross acres (2.2 million net acres) in Turkey.

Blocks 4173, 4174 and 4175. In June 2006, we were awarded three onshore exploration licenses in southeastern Turkey. The three licenses together cover a total of 162,762 acres (660 square kilometers) and expire in June 2010. These licenses were awarded to us based on our commitment to perform certain work programs for each of the respective areas. Additional commitments to shoot seismic or drill wells will be contingent on the results from the initial work programs.

Two of the licenses, Block 4173 and Block 4174, are located near Bismil on the Tigris River. Our primary target is an under explored Palaeozoic play at a depth of approximately 9,800 feet. The work program involves conducting geochemical studies and reprocessing existing 2D seismic data, and based on these results additional 2D seismic may be shot or a well drilled. In March 2008, we farmed-out 75% of our working interest in Blocks 4173 and 4174 to an oil and gas exploration company with operations in Turkey. In exchange for a 75% interest in the exploration licenses, the Turkish company agreed to drill an exploration well at its cost before the end of 2008 to test the Bedinan Ordivician formation (approximately 3,700 meters) on one of the licenses. We retained a 25% interest and were carried through the costs of testing the well. The well encountered mechanical difficulties shortly after encountering the target formation and was abandoned. In addition, the Turkish company paid $150,000 to us to pay for the reprocessing of 2D seismic over the licenses and completing our ongoing geochemical studies. The Turkish company is the operator of Blocks 4173 and 4174.

The third license, Block 4175, is located near Cizre about 60 kilometers from the Iraq border. The target is a deep sub-thrust play similar to the major Iraqi and Iranian Zagros fields to the south. We plan to conduct an initial work program of detailed fieldwork and geochemical analysis. In the first quarter of 2009, we completed a 105 kilometers 2D seismic shoot over the license. We are the operator and 100% working interest owner of Block 4175.

Blocks 4268, 4269 and 4270. In July 2007, we were awarded three additional onshore exploration licenses, Blocks 4268, 4269 and 4270, all of which are in southeastern Turkey on the border with Iraq. The three licenses cover a total of 334,600 acres (1,354 square kilometers) and expire in June 2011. These licenses will also involve a work program, including technical studies, reprocessing of data and contingent plans for drilling wells. We are the operator and 100% working interest owner of these licenses.

Malatya Blocks. In August 2008, we acquired exploration licenses on Blocks 4572, 4573, 4574, 4575, 4576 and 4577 covering 733,901 acres (2,970 square kilometers) in the Malatya area of south-central Turkey. We paid a party who will be a 10% participant in these licenses cash consideration and agreed that that party would back-in after payout for 10% in the first well to be drilled on these licenses. We are the operator and 90% working interest owner of these licenses, which expire in August 2012.

Selmo Production Lease. Through the Incremental acquisition, we acquired the Selmo production lease on Block 829. During 2008, Incremental produced approximately 1,500 barrels of oil per day from Selmo. The lease covers 8,886 acres (36 square kilometers) in southeastern Turkey. We plan to commence drilling the S-4 well in the Selmo field in the third quarter of 2009 to a targeted depth of 6,500 feet (1,981 meters). Four additional wells are planned for the remainder of 2009. We are the operator and 100% working interest owner in the Selmo production lease.

Edirne License. Through the Incremental acquisition, we acquired an interest in an exploration license on Block 3839, covering 119,125 acres (482 square kilometers) in the Thrace Basin of northwestern Turkey, including the Edirne gas field, on which there have been drilled eight successful shallow gas wells. We are drilling the Kusey Ikihoyuk-1 well on the Edirne license to a targeted depth of 1,276 feet (389 meters). We recently drilled the

Kirmizihoyuk-1 well and successfully tested two other wells on the license. We plan to drill up to five additional wells on the license in 2009. We are the operator and 55% working interest owner in the Edirne license.

Block 4262. Through the Incremental acquisition, we acquired an exploration license on Block 4262, covering 2,805 acres (12 square kilometers) in southeastern Turkey. We recently drilled the Atesler well on Block 4262 to a depth of 10,851 feet using our own drilling rig. We plan to move a smaller rig to the location and commence testing of the Atesler well in early August 2009. We are the operator and 100% working interest owner in this license, which expires in March 2011.

Tuz Gulu Blocks. Through the Incremental acquisition, we acquired exploration licenses on Blocks 4310, 4311, 4314, 4315, 4316, 4317, 4342 and 4344 covering 870,000 acres (3,521 square kilometers) south of Ankara in central Turkey in the Tuz Gulu basin. These licenses are in a large, relatively unexplored basin and expire in May 2012. We are the operator and 100% working interest owner in these licenses, but we are in the process of transferring 50% of the interest to another company.

Midyat Blocks. Through the Incremental acquisition, we acquired exploration licenses on Blocks 3969, 3970, 3971 and 3972 covering 460,400 acres (1,863 square kilometers) in southeastern Turkey. These licenses expire in November 2010. We are the operator and 100% working interest owner in these licenses.

Block 4325. In April 2009, we farmed-in to an exploration license on Block 4325 for cash consideration and the obligation to carry a 10% interest in the first well drilled to earn 90% interest in the license. Block 4325 covers 122,246 acres (495 square kilometers) in south-central Turkey. We are the operator of the license, which expires in February 2012.

Other. In December 2008, we leased an equipment yard in Diyarbakir and started shipping tubulars, drilling equipment and supplies into the country in support of our planned drilling activities. With the acquisition of Incremental, we acquired a second yard at Selmo and have since leased acreage and started an equipment yard on the Edirne license to support the Thrace Basin drilling activities. In addition, we are now shipping two additional drilling rigs to Turkey to enable us to maintain our plans to vertically integrate our operations.

Incremental had total proved reserves of 10.87 MMboe at Selmo and the Edirne gas field as of December 31, 2008.

Commercial Terms. Turkey’s fiscal regime for oil and gas licenses is presently comprised of royalties and income tax. Royalties are at 12.5% and the corporate income tax is at a rate of 20%. The licenses have a four-year term but after the third year, a payment in the form of a bond must be made to extend the license if no new well has been drilled prior to that date. The award of our licenses in Turkey was based upon a work program that involves geological and geophysical work, seismic reprocessing and interpretation and contingent shooting of seismic and drilling of wells.

Licensing Regime. The licensing process in Turkey for oil and gas concessions occurs in three stages: permit, license and lease. Under a permit, the government grants the non-exclusive right to conduct a geological investigation over an area. The size of the area and the term of the permit are subject to the discretion of the GDPA, the agency responsible for the regulation of oil and gas activities under the Ministry of Energy and Natural Resources in Turkey.

A license grants exclusive rights over an area for the exploration for petroleum. A license has a term of four years and requires drilling activities by the third year, but this obligation may be deferred into the fourth year by posting a bond. No single company may own more than eight licenses within a district. Rentals are due annually based on the hectares under the license.

Once a discovery is made, the license holder applies to covert the area, not to exceed 25,000 hectares, to a lease. Under a lease, the lessee may produce oil and gas. The term of a lease is for 20 years. Annual rentals are due based on the hectares comprising the lease.

Morocco

General. In June 2005, we were awarded the Guercif—Beni Znassen reconnaissance license covering 13,750 square kilometers (3.4 million acres) in northeastern Morocco. Effective January 2, 2008, we converted a portion of our Guercif—Beni Znassen reconnaissance license into two exploration permits covering a total of 3,893 square kilometers (962,000 acres) in the Guercif area in northeastern Morocco, pursuant to a petroleum agreement with the national oil company of Morocco, Office of National des Hydrocarbures et des Mines (“ONHYM”). The Guercif exploration permits are for an eight-year term divided into three periods, each with a defined work program. Under the initial three-year work program, we have re-entered, logged and tested the MSD-1 well, a well previously drilled in the area, which we completed in the fourth quarter of 2008. The logs and test failed to establish the presence of hydrocarbons. We are committed to drill another well before the end of 2010 and will carry the 20% owner in the Guercif license in that well. We were required to acquire 300 kilometers of 2D seismic and reprocess and reinterpret an aerogravity and magnetic survey in 2009. We have applied to ONHYM to change the seismic obligation to a drilling obligation. We are currently drilling the HR-33 well on the Haricha field on the Tselfat permit to help assess whether there is the opportunity for redevelopment of the previously produced but abandoned Haricha field. We are planning to drill a deeper well on the Tselfat permit later this year. The results of the HR-33 well will determine what additional wells we may drill on the Tselfat permit.

Pursuant to a participation agreement between us (30%), Stratic Energy Corporation (“Stratic”) (20%) and Sphere Petroleum QSC (“Sphere”) (50%), Sphere agreed to bear the entire cost of the initial three-year work program to earn its 50% interest in the two Guercif exploration permits. In addition, Sphere posted the required bank guarantee for the initial work program with the Moroccan government and agreed to reimburse us and Stratic for our respective back costs. In April 2008, Sphere assigned all of its interests in the Guercif participation agreement to Longe in exchange for Longe’s assumption of all of Sphere’s obligations under those agreements. We acquired Longe in December 2008. As a result, we are the operator and 80% working interest owner of the Guercif exploration permits.

In May 2006, we were awarded the Tselfat exploration permit pursuant to a petroleum agreement with ONHYM covering 900 square kilometers (222,345 acres) in northern Morocco. Tselfat has three fields, Haricha, Brou Draa and Tselfat, that produced from the early 1920s to 1970s, with limited production continuing into the 1990s. All of the wells are presently abandoned. The Tselfat permit provides several opportunities including redevelopment of the existing fields, extensions of known productive horizons and exploration of higher impact targets at depth. Since the award of the Tselfat exploration permit, we have been collecting, collating, digitizing and reviewing all of the existing well, production, seismic and other data. We have reprocessed some of the 2D seismic that exists over the block. In addition, we shot a 175 square kilometer 3D seismic survey over the Brou Draa and Haricha fields, which was completed in the second quarter of 2008. We are currently drilling an exploratory well to evaluate untested Jurassic formations in a sub-thrust structure on the Tselfat permit. As to the existing fields, we have initiated an engineering study over the Haricha field to determine the original resources in place, estimate historical production and determine recoverable resources that remain. We plan to drill several wells in the Haricha field in the second half of 2009.

In August 2007, we reached an agreement to farm-out 50% of our interest in the Tselfat exploration permit to Sphere. In exchange for an option to acquire 50% of our interest in the Tselfat permit, Sphere agreed to fund the costs to acquire a 3D seismic survey over the Haricha field and northern portion of the Brou Draa field and fund the cost of additional geological studies. Upon the exercise of its option, Sphere agreed to fund the drilling and testing of an exploratory well and replace our bank guarantee deposited with the Moroccan government. In April 2008, Sphere assigned all of its interests in the Tselfat farm-out and option agreement to Longe in exchange for Longe’s assumption of all of Sphere’s obligations under those agreements. We acquired Longe in December 2008. As a result, we have a 100% working interest and operate the Tselfat permit.

In July 2008, we agreed to farm-in to the five Ouezzane-Tissa and two Asilah exploration permits held by Direct in northern Morocco. The Direct exploration permits cover seven blocks with a combined area of 12,287 square kilometers (3,036,068 acres). Under the farm-in agreement, we will earn a 50% interest in the Ouezzane-

Tissa and Asilah exploration permits by carrying Direct for 100% of the costs of drilling three wells on the Ouezzane-Tissa and Asilah permits. If one of the three wells is a commercial success, as defined in the farm-in agreement, then we would carry Direct in the drilling of a fourth well. Longfellow has posted a $25.0 million guaranty of our obligations under the farm-in agreement with Direct. We became the operator of the Ouezzane-Tissa and Asilah exploration permits after receiving government approval. We are currently drilling our first well on the Ouezzane-Tissa exploration permit, the OZW-1 well. On the Asilah permits, we conducted a 2D seismic survey in late 2008 and recently acquired 200 kilometers of 2D seismic over the Asilah permits. Commencing in July 2009, we plan to acquire approximately 90 additional kilometers of 2D seismic on the Asilah permits.

During 2008 we leased an equipment yard and shipped one drilling rig, tubulars and supplies into Morocco in support of our planned drilling activities. We shipped a second drilling rig to Morocco in the first quarter of 2009.

There are no reserves associated with our Moroccan properties as of December 31, 2008.

Commercial Terms. Pursuant to a Petroleum Agreement (and the companion association contract) dated May 18, 2006 with ONHYM for the Tselfat exploration permit, we committed to a work program during the initial three-year period that involved shooting a 3D seismic survey over an area of at least 50 square kilometers, which we completed in the fourth quarter of 2008. The work program also requires us to drill a well to a depth exceeding 2,000 meters. We posted a $3.0 million bank guarantee in support of the program, of which $2.0 million has been returned to us.

Pursuant to a Petroleum Agreement (and the companion association contract) dated November 2, 2007 with ONHYM for the Guercif exploration permits, we committed to a work program during the initial three-year period that involved re-entering, logging and testing a well previously drilled in the area, which we have completed. The work program also requires us to acquire 300 kilometers of 2D seismic and reprocess and reinterpret an aerogravity and magnetic survey. We have applied to ONHYM to change the seismic obligation to a drilling obligation. Sphere posted a $2 million bank guarantee in support of the program, which was replaced by Longe in April 2008.

During the exploration phase of each exploration permit, we and our partners will operate and bear 100% of the costs to earn a 75% interest. Our interests are subject to the 25% interest held by ONHYM, which is carried by us and our partners during the exploration phase, all of which is governed by the applicable Petroleum Agreement. ONHYM pays its share of costs in the development phase. Once a discovery is made, the area covered by the discovery is converted into an exploitation concession, which is governed by the applicable Association Contract. Under an exploitation concession, we and our partners (75%) and ONHYM (25%) will each pay our respective share of costs. Upon conversion to an exploitation concession, we will pay a discovery bonus to ONHYM, and when certain sustained daily production levels are reached, we will pay one-time production bonuses. At Tselfat, Ouezzane-Tissa and Asilah, the discovery bonus at conversion is $500,000 and the one-time production bonuses are as follows: 15,000 Bbls/day—$750,000; 25,000 Bbls/day—$1 million; 35,000 Bbls/day—$2 million and 50,000 Bbls/day—$3 million. At Guercif, the discovery bonus at conversion is $500,000 and the one-time production bonuses are as follows: 10,000 Bbls/day—$500,000; 20,000 Bbls/day—$750,000; 30,000 Bbls/day—$1 million and 50,000 Bbls/day—$3 million. These production bonuses are deductible and are treated as development costs for Moroccan tax purposes. There is a ten-year tax holiday on revenues from petroleum production commencing in the year in which production begins. After ten years, the corporate tax rate is 30%. Oil and gas exploration activities are exempt from both value added tax and customs duties.

The royalty paid to the Moroccan government for onshore production is 10% on oil and 5% on gas. In addition, the first approximately 2.1 Mmbbl of oil production and the first approximately 11 Bcf of gas production are exempt from royalty. Once an area is converted into an exploitation concession, we are required to pay annual surface rentals of $2.85 per acre.

Licensing Regime. The licensing process in Morocco for oil and gas concessions occurs in three stages: reconnaissance license, exploration permit and then exploitation concession.

Under a reconnaissance license, the government grants exploration rights for a one-year term to conduct seismic and other exploratory activities (but not drilling). The size may be very large and generally is unexplored or under-explored. The reconnaissance license may be extended for up to one additional year. Interests under a reconnaissance license are not transferable. The recipient of a reconnaissance license commits to a work program and posts a bank guarantee in the amount of the estimated cost for the program. At the end of the term of the reconnaissance license, the license holder must designate one or more areas for conversion to an exploration permit or relinquish all rights.

An exploration permit, which is codified in a petroleum agreement with ONHYM, is for a term of up to eight years and covers an area not to exceed 2,000 square kilometers. Under an exploration permit, exploration and appraisal studies and operations are undertaken in order to establish the existence of oil and gas in commercially exploitable quantities. This generally entails the drilling of exploration wells to establish the presence of oil and/or gas and such additional appraisal wells as may be necessary to determine the limits and the productive capacity of a hydrocarbon deposit to determine whether or not to go forward to develop and produce the prospect. The eight-year term under an exploration permit is divided into three separate terms of two—three years each. A distinct work program is negotiated for each separate term and the oil company then must post a bank guarantee to cover the cost of the work program for that term. The interests under an exploration permit are 75% to the oil company and 25% to ONHYM. Interests under an exploration permit are transferable. However, 100% of the costs of all activities under an exploration permit are borne by the oil company.

An exploitation concession is applied for upon the discovery of a commercially exploitable field. The concession size corresponds to the area of the commercial discovery. The maximum duration of an exploitation concession is 25 years. Once an exploitation concession becomes effective, then the costs incurred for the development of the field are to be funded by the parties in proportion to their respective percentage interests, which is 75% to the oil company and 25% to ONHYM. The oil company serves as operator. The oil company and ONHYM enter into an association contract (similar to a joint operating agreement) to govern operations on the concession. Interests under an exploitation concession are transferable. All production is sold at market prices. A bonus (the amount of which is negotiated at the time of negotiation of a petroleum agreement) is paid to the government by the oil company upon conversion to an exploitation concession, and additional production bonuses are also paid when certain production levels from the exploitation concession are achieved. The levels of production and the amount of production bonuses are negotiated as part of a petroleum agreement.

Romania

General. In February 2006, we were awarded three onshore production licenses in Romania. The Izvoru, Vanatori and Marsa licenses cover about 5 square kilometers, (1,200 acres) 4 square kilometers (780 acres) and 1 square kilometer (188 acres), respectively. The fields on the licenses were discovered by the former Romanian national oil company and are all located within 100 kilometers of Romania’s capital, Bucharest. The licenses were awarded to us based upon our commitment to perform certain work programs on each of the respective fields, including shooting seismic and drilling or re-entering wells. There is no current production from any of the fields. We are the operator and 100% working interest owner of the fields. We entered into petroleum agreements with the Romanian government covering each license, which were finalized in September 2007 and expire in August 2010.

The initial work program will include the drilling of two new wells in the Izvoru field. We shot a 25 square kilometer 3D seismic survey over the Izvoru Field in late 2006. The seismic results were merged with engineering studies to provide a field development plan. We shot a 2D seismic survey over both Vanatori and Marsa fields in late 2006. The seismic results will be merged with engineering studies to provide a field development plan.

During 2008, we built locations for two wells on the Izvoru license. We are currently drilling the first of two wells to be drilled on the Izvoru license. We plan to follow those wells by drilling on well on each of the other two licenses, Vanatori and Marsa.

We recently finalized our previously announced agreement to farm-in to Sterling’s Sud Craiova Block E III-7, covering 6,070 square kilometers (1.5 million acres) in western Romania. In exchange for a 50% working interest, we agreed to drill three exploration wells on the Sud Craiova license, each to a depth of approximately 1,000 meters (3,280 feet).

During 2008, we leased an equipment yard and shipped tubulars and drilling equipment and supplies to our properties in Romania in support of our planned drilling activities. We contracted with a third party to drill our initial wells in Romania rather than drilling with our own rig.

There are no reserves associated with our Romanian properties as of December 31, 2008.

Commercial Terms. Romania’s current petroleum laws provide a framework for investment and operation that allows foreign investors to retain the proceeds from the sale of petroleum production. The fiscal regime is comprised of royalties, excise tax and income tax. Two forms of royalty are payable as:

•

a percentage of the value of gross production on a field basis, such percentage being fixed on a sliding scale depending on production levels. The production royalty rate varies between 3.5% to 13.5% for crude oil and between 3% to 13% for natural gas production; and

•

a fixed percentage of the gross income obtained from the transportation and transit of petroleum through the national pipeline system and from petroleum operations carried out through oil terminals belonging to the state. The royalty rate is currently fixed at 5%.

The license holder pays Romanian corporate income tax, but enjoys a one-year income tax holiday from the first day of production. Corporate income tax is assessed at a rate of 16%. All costs incurred in connection with exploration, development and production operations are deductible for corporate income tax purposes. Excise duty is payable on crude oil and natural gas at the rate of 4 Euro per ton of crude oil and 7.4 Euro per 1,000 cubic meters of natural gas. Excise tax is not payable on crude oil or natural gas delivered as royalty to the Romanian government or on quantities directly exported. Resident companies which remit dividends outside of Romania are subject to a dividend withholding tax at between 10% to 15%, depending on the proportion of the capital owned by the recipient. No customs duty is payable on the export of petroleum, nor is customs duty payable on the import of material necessary for the conduct of petroleum operations. There is also a 19% value added tax. Oil is priced at market while gas is tied to a bundle pricing based in part on the import price and in part on the domestic price.

Licensing Regime. The Ministry of Industry and Resources of Romania has responsibility for petroleum policy and strategy. NAMR was set up in 1993 to administer and regulate petroleum operations. When licenses are to be made available, NAMR publishes a list of available blocks for concession in the Official Gazette. Foreign and Romanian companies must register their interest by a specified date and must submit applications by an application deadline. Applicants are required to prove their financial capacity, technical expertise and other requirements as required by NAMR. The licensing rounds are competitive and the winning bid is based on a scoring system.

NAMR negotiates the terms of agreements granting the licenses with the winning licensee and the license agreement is then submitted to the Romanian government for its approval. The date of government approval is the effective date of the license. Blocks which fail to attract a prescribed level of bids are re-offered in a subsequent licensing round. NAMR may issue a prospecting permit or a petroleum concession. A prospecting permit is for the conduct of geological mapping, magnetometry, gravimetry, seismology, geochemistry, remote sensing and drilling of wildcat wells in order to determine the general geological conditions favoring petroleum accumulations. A petroleum concession provides exclusive rights to conduct petroleum exploration and production under a petroleum agreement.

United States

With the acquisition of Incremental, we acquired interests in three projects in the San Joaquin Valley in central California: two farm-outs and a small non-operated working interest in a producing field. Incremental acquired these projects in May 2008.

We own a non-operated working interest in the Kettleman Middle Dome Unit operated by Exaro Energy, LLC and located in Kings County California. We own a 5% interest in five existing wells (three are currently producing). On all new projects and well proposals submitted and completed after May 16, 2008, we own a 10% non-operated working interest. The unit produces approximately 125 gross barrels of oil per day along with small amounts of associated natural gas. The operator plans to recomplete two of the five wells located in the unit within the next two months. Plans for further development will be addressed after the results of the two recompletions are evaluated.

The McFlurrey farm-out covers 9,100 net acres of leasehold in Kings, Fresno and Kerns counties in California. We operate and will earn a 50% interest in exchange for drilling four exploratory wells, building a gas pipeline and acquiring some 3D seismic. We drilled the first two wells in March 2009 to a depth of 4,500 feet and plan to test and complete both wells in July 2009. The results from the first two wells will dictate how to proceed with the additional exploratory wells and acquisition of the 3D seismic.

The Southeast Kettleman North Dome farm-out covers 1,155 net acres of leasehold in Kings County northeast of the McFlurrey farm-out. The acreage is held by production from the Kettleman Middle Dome which directly offsets the Southeast Kettleman North Dome to the south. To earn the acreage under the farm-out, we are required to drill a test well to 12,500 feet on the acreage by November 16, 2009. Our evaluation of this project is ongoing.

In Oklahoma, we lease two properties, one in Dewey County (128 net acres) and one in McClain County (29 net acres). We participated for a 20% non-operated working interest in a well drilled on the Dewey County property at the end of 2006 that is currently producing a small amount of oil and natural gas. The McClain County property is currently the subject of a declaratory judgment action that we filed to declare that prior leases lapsed due to lack of production. We expect the case to be tried in the third quarter of 2009. The McClain County property and the outcome of the litigation are not material to us. We plan to resolve the title issues prior to developing or selling the McClain County property.

There are no reserves associated with our U.S. properties as of December 31, 2008.

Nigeria

We originally acquired an interest in the OML 109 offshore Nigerian concession in 1992. We drilled both the discovery well and the first appraisal well in the Ejulebe field on OML 109 in 1994 and 1995, respectively. In June 2005, we sold our Bahamian subsidiary which owned the interest in OML 109. As part of the transaction, we received cash payments of $780,000 and will receive deferred payments of up to a maximum of $16 million based on the success of the future exploration and development on the concession. We paid transaction costs of $220,000 (including legal, consulting and other deal-related costs) and, in addition, agreed to pay a bonus to our President for his efforts in completing this transaction equivalent to 3.75% of the deferred payments, if and when received, up to a maximum of $600,000. We do not expect to receive any deferred payments.

In addition, out of the $2.5 million reserved by us as an abandonment fund, $1.8 million was deposited into an escrow fund to address any liabilities and claims relating to our prior operations in Nigeria, and in 2007 approximately $720,000 was returned to us. As of December 31, 2008, the balance of the escrow fund was $240,000. The remaining potential liability to us is for taxes owed for the period January through June 2005, and we expect the remaining escrow amount to be sufficient to cover any potential tax liabilities.

Estimated Reserves of Crude Oil and Natural Gas

As a Canadian issuer, we are required under Canadian law to comply with National Instrument 51-101 “Standards of Disclosure for Oil and Gas Activities” (“NI 51-101”) implemented by the members of the Canadian Securities Administrators in all of our reserves related disclosures. Under NI 51-101, proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. Reported proved reserves should target, under a specific set of economic conditions, at least a 90% probability that the quantities of oil and natural gas actually recovered will equal or exceed the estimated proved reserves. In the United States, we are required to disclose proved reserves using the standards contained in Rule 4-10(a) of the SEC’s Regulation S-X. We have filed no estimates of total, proved net oil or gas with any other federal authority or agency in the United States. We have filed a business acquisition report with certain Canadian securities regulators pursuant to applicable rules in Canada which contains summaries of certain reserve evaluations completed in connection with our acquisition of Incremental.

The crude oil and natural gas industry commonly applies a conversion factor to production and estimated proved reserve volumes of natural gas in order to determine an “all commodity equivalency” referred to as barrels of oil equivalent (“Boe”). The conversion factor we have applied in this prospectus is 5,800 cubic feet (“Mcf”) of natural gas equal to one barrel (“Bbl”) of oil. The Boe conversion ratio we use is based on an energy equivalency conversion method primarily applicable at the burner tip. It may not represent a value equivalency at the wellhead and may be misleading, particularly if used in isolation. At December 31, 2008, prior to our acquisition of Incremental, we had no oil and gas reserves and no related future net revenue. At that time, we had a non-operated 20% working interest in one well on our Dewey County property in Oklahoma, and no reserves are attributed to that property. All of our oil and gas properties are onshore.

Property and Equipment

Oil and Gas Properties. The following table sets forth the capitalized costs under the successful efforts method for oil and gas properties (in thousands):

	As of March 31, 2009	As of December 31, 2008
Oil and gas properties, proved
Turkey	$60,310	$—

Oil and gas properties, unproved
Morocco	$668	$103
Romania	402	402
Turkey	7,009	1,227

	$8,079	$1,732

We have oil and gas properties in Turkey and California that are revenue producing, and therefore $935,000 of depletion has been recorded. Uncertainties affect the recoverability of these costs as the recovery of the costs outlined above are dependent upon us obtaining government approvals, obtaining and maintaining licenses in good standing and achieving commercial production or sale.

Drilling Services and Other Equipment. The historical cost of drilling services and other equipment, presented on a gross basis with accumulated depreciation is summarized as follows (in thousands):

	As of March 31, 2009	As of December 31, 2008
Drilling services and other equipment	$54,314	$40,886
Accumulated depreciation	(414)	(53)

Net drilling services and other equipment	$53,900	$40,833

Productive Wells. The following table sets forth the number of productive wells in which we held a working interest as of December 31, 2008:

	Oil		Natural Gas
	Gross (1)	Net (1)	Gross (1)	Net (1)
United States
Producing	0	0	1	0.2
Non-producing	0	0	0	0

(1)	“Gross Wells” are the wells in which we hold a working interest (operating or non-operating). “Net Wells” are the Gross Wells multiplied by our working interest percentage (operating or non-operating).

As of December 31, 2008, we held 640 gross developed acres and 128 net developed acres in Dewey County, Oklahoma associated with our only productive well.

Production. The following table sets forth our net production of oil (in Bbls) and natural gas (in Mcf), after payment of royalties, as of December 31, 2008, 2007 and 2006:

	Net Production
Year	Oil (1)	Natural Gas
2008	863	2,029
2007	6,079	41,409
2006	8,975	129,867

(1)	“Oil” volumes include condensate (light oil) and medium crude oil.

Drilling Activity. The following table sets forth the number of wells we drilled for the years ended December 31, 2008, 2007 and 2006:

	Development Wells (1)		Exploratory Wells
	Productive	Dry	Productive	Dry
United States
2008	0	0	0	0
2007	0	1	0	0
2006	1	0	0	0

(1)	We owned a 100% working interest in each of these wells. As a result, net wells and gross wells are the same.

Undeveloped Acreage. The following table sets forth our undeveloped land position as of December 31, 2008:

	Undeveloped (acres)
	Gross (1)	Net (2)
Morocco	4,220,413	2,509,979
Romania	2,168	2,168
Turkey	965,753	765,616

Total	5,188,334	3,277,763

(1)	“Gross” means the total number of acres in which we have a working interest.

(2)	“Net” means the sum of the products obtained by multiplying the number of gross acres by our percentage working interest therein.

Abandonment and Reclamation Costs. We sold our interests in the Jarvis Dome property and South Gillock property (consisting of the South Gillock and State Kohfeldt Units) in Texas in October and November 2007,

respectively, and the Bayou Couba property in Louisiana in December 2006. We have no further liability for abandonment or reclamation costs for those properties. We have reserved $14,000 for estimated abandonment and reclamation costs regarding our one producing well in Oklahoma, in which we own a 16% net revenue interest.

Incremental Reserves Report

In connection with the acquisition of the remaining Incremental shares in April 2009, RPS Energy Pty. Ltd. (“RPS”) completed independent reserves evaluations of our Selmo oil field and Edirne gas field in Turkey with an effective date of December 31, 2008, in a report compliant with Rule 4-10(a) of the SEC’s Regulation S-X titled “Evaluation of the Selmo Oil Field and Edirne Gas Fields May 2009” (the “RPS Report”). The Edirne gas field is located in the Thrace Basin in northwestern Turkey. RPS did not evaluate the balance of our net acres in Turkey, Morocco, and Romania. The RPS Report also did not evaluate the value of our drilling rigs and service equipment. The following table shows the proved reserves at the Selmo oil field and the Edirne gas field in Turkey as of December 31, 2008:

Proved Reserves (1)

	Proved Developed Producing	Proved Developed Non-producing	Proved Undeveloped	Total Proved Reserves
Edirne	0.00	0.00	0.16	0.16
Selmo	4.69	0.00	6.02	10.71
Total	4.69	0.00	6.18	10.87

(1)	As of December 31, 2008 in millions of barrels of oil equivalent. RPS applied a Boe conversion ratio of 5,800 cubic feet of natural gas to one barrel of oil.

Current Drilling and Exploration Activities

Turkey. We recently drilled the Atesler well on License 4262 (100% interest) to a depth of 10,851 feet (3,308 meters). We plan to move a smaller rig to the location and commence testing of the Atesler well in early August 2009. We are drilling the Kusey Ikihoyuk-1 well on the Edirne license (55% interest) in the Thrace Basin to a targeted depth of 1,276 feet (389 meters). We recently drilled the Kirmizihoyuk-1 well and successfully tested two other wells on the Edirne license. In addition, we plan to drill up to five wells at Selmo in 2009 and up to five additional wells at the Thrace Basin starting in the fourth quarter of 2009. We plan to commence drilling the S-4 well in the Selmo field in the third quarter of 2009 to a targeted depth of 6,500 feet (1,981 meters).

Morocco. We are currently drilling two wells in Morocco. The OZW-1 well will be drilled to a targeted depth of at least 8,200 feet (2,500 meters) and up to 14,435 feet (4,400 meters) on the Ouezzane-Tissa exploration permit (50% interest). The HR-33 well is now being drilled to a targeted depth of 4,921 feet (1,500 meters) in the Haricha field on the Tselfat exploration permit (100% interest). On the Asilah permits (50% interest), we conducted a 2D seismic survey in late 2008 and recently acquired 200 kilometers of 2D seismic over the Asilah permits. Commencing in July 2009, we plan to acquire approximately 90 kilometers of 2D seismic on the Asilah permits.

Romania. We are currently drilling the Delta well on the Izvoru license (100% interest) to a targeted depth of 8,530 feet (2,600 meters). After testing this well, we plan to drill a second well on the Izvoru license before moving to drill two other wells, one on the Vanatori license (100% interest) and one on the Marsa license (100% interest). We plan to then drill three wells each to a total depth of approximately 3,280 feet (1,000 meters) on the Sud Craiova license (50% interest).

California. We drilled two wells on the McFlurrey natural gas prospect (50% interest) to a depth of 4,500 feet (1,372 meters) in March 2009. We are planning to commence testing and completion activities on these two wells in July 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Service Agreement

Effective May 1, 2008, we entered into a service agreement, as amended (the “Service Agreement”), with Longfellow, Viking Drilling, LLC (“Viking”), Longe, MedOil Supply, LLC and Riata (collectively, the “Service Entities”), under which we and the Service Entities agreed to provide technical and administrative services to each other from time to time on an as-needed basis. Under the terms of the Service Agreement, the Service Entities agreed to provide us upon our request certain computer services, payroll and benefits services, insurance administration services and entertainment services, and we and the Service Entities agreed to provide to each other certain management consulting services, oil and gas services and general accounting services (collectively, the “Services”). Under the terms of the Service Agreement, we pay, or are paid, for the actual cost of the Services rendered plus the actual cost of reasonable expenses on a monthly basis. We or the Service Entities may terminate the Service Agreement at any time by providing advance notice of termination to the other party.

As of November 1, 2008, pursuant to the Service Agreement, the salary, bonus and benefits earned by each of our named executive officers are paid by Riata and we reimburse Riata for the actual cost thereof. In 2008, we reimbursed Riata $79,607 for the salary, bonus and benefits provided to the named executive officers. In addition, Barbara Pope, sister-in-law of Mr. Mitchell, and Terry Pope, brother-in-law of Mr. Mitchell, are employees of Riata and provide services to us under the Service Agreement. In 2008, we reimbursed Riata $9,705 and $16,087 for services provided by Ms. Pope and Mr. Pope, respectively, pursuant to the Service Agreement. For the three months ended March 31, 2009, we reimbursed Riata $14,552 and $21,654 for services provided by Ms. Pope and Mr. Pope, respectively, pursuant to the Service Agreement. During 2008, Mr. McCann was an employee of Riata and provided services to us under the Service Agreement. In 2008, we reimbursed Riata $41,856 for services provided by Mr. McCann pursuant to the Service Agreement. As of January 1, 2009, Mr. McCann became our Chief Executive Officer.

We recorded expenditures for the year ended December 31, 2008 of $4.6 million for goods and Services provided by the Service Entities pursuant to the Service Agreement or other arrangements, including salary, bonus and benefits reimbursements identified in the prior paragraph, of which $1.5 million was included in accounts payable at December 31, 2008 and settled in cash during the first quarter of 2009. There were no amounts due from the Service Entities at December 31, 2008.

The following table provides a breakdown of reimbursements of actual costs and expenses made by us to the Service Entities under the Service Agreement:

Service Agreement Category	For the Year Ended December 31, 2008	For the Three Months Ended March 31, 2009
Salaries and benefits for named executive officers	$79,607	$188,191
Salaries and benefits for non-named executive officers	1,571,039	1,123,412
Inventory relating to drilling operations	1,135,642	347,859
Prepaid drilling services	605,729	—
Travel, hotels and meals, excluding the use of Riata-owned aircraft	343,335	300,879
Computer equipment and software	266,659	38,276
Third party legal and professional fees	170,945	140,810
Equipment relating to drilling operations	143,871	452,399
Office expenses and supplies	66,997	26,368
Allocated overhead	26,473	102,635
Geologic and geophysical maps and fees	18,850	—
Leases		84,556

Total	$4,429,147	$2,514,558

Aircraft Reimbursements

In addition, we and Riata have an arrangement whereby our executive officers, employees, or consultants, or other persons providing Services to us under the Service Agreement, are permitted to use aircraft owned by Riata for company-related business travel. For the use of this aircraft, we reimburse Riata an amount per passenger equal to the cost of a business class ticket on a commercial airline for comparable travel. Riata bears 100% of the cost of fuel, landing fees and all other expenses incurred in connection with such flights in excess of the amount reimbursed by us. In each case, the actual cost of the flight exceeded the amount of the reimbursement by us. For 2008, we reimbursed Riata $165,654 for the use of this aircraft. Because this reimbursement is only for company-related business travel of persons providing Services to us and is integrally and directly related to the performance of such persons’ duties, our reimbursement is not compensation nor a perquisite to any of our directors or executive officers. In addition, we reimbursed Riata $25,309 for the use of this aircraft by Mr. Mitchell’s wife and son, who accompanied Mr. Mitchell on company-related business travel in 2008. We did not pay any reimbursements to Riata for the use of the aircraft under the Service Agreement for the three months ended March 31, 2009.

Sale of Bayou Couba

In December 2006, we sold our 10% working interest in the Bayou Couba property in Louisiana and the debenture we held of American Natural Energy Corporation (“ANEC”) for $2.0 million to an unrelated third party. During 2006, we received net payments (oil and gas sales plus debenture interest less drilling advances and lease operating expenses) of $345,000 from ANEC. As of July 15, 2009, we owned 2,237,136 common shares of ANEC, which shares are carried at no value. One of our directors is also currently a director of ANEC.

Quest Loan

In April 2007, we entered into a $3.0 million short-term standby bridge loan from Quest Capital Corp. (“Quest”). We drew down $3.0 million on the loan in the second quarter of 2007. In August 2007, we increased the loan facility to $4.0 million and drew down the additional $1.0 million. We issued 503,823 common shares to Quest at an aggregate value of approximately $359,000 as we drew on the loan. In November 2007, we paid down $2.0 million in principal on the loan and extended the maturity date on the outstanding principal balance of $2.0 million to March 31, 2008. Quest extended the maturity date to April 30, 2008 to facilitate the closing of the loan with Riata, as described below. We paid the loan in full on April 8, 2008. The Quest loan incurred interest at a rate of twelve percent (12%) per annum, calculated daily and compounded monthly, and we paid an aggregate of $392,461 in interest and fees on the loan. We currently have one director in common with Quest, Mr. Bayley, who currently serves as Quest’s Co-Chairman. At the time of the Quest transactions, we had two directors in common with Quest and Mr. Bayley served as Quest’s Chief Executive Officer. Transactions with Quest were conducted on an arm’s length basis. The loans were made by Quest in the ordinary course of business and were made on substantially the same terms, including interest rates, as those prevailing at the time for comparable loans with persons not related to Quest.

Transactions with Messrs. Mitchell and McCann

We have entered into various transactions with our chairman, Mr. Mitchell, and various companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in international energy opportunities. In addition, we entered into various transactions with Mr. McCann, our Chief Executive Officer since January 1, 2009 and a member of our board of directors since May 2008.

On April 8, 2008, we entered into a $2.0 million short-term loan at an interest rate of twelve percent (12%) per annum with Riata and used the proceeds to repay the Quest loan in full. We paid the Riata loan in full on May 30, 2008 and all interest under the Riata loan was waived.

In addition, on April 8, 2008, Dalea purchased 10,000,000 common shares from us at Cdn$0.30 per share pursuant to the first stage of a the private placement announced in March 2008 and, on May 30, 2008, Dalea and Riata TransAtlantic, purchased a further 12,630,000 common shares from us at Cdn$0.36 per share pursuant to the second stage of the private placement. Mr. McCann, at that time a member of our board of directors, also participated in the second stage of the private placement, purchasing 1,100,000 common shares. However, neither Mr. Mitchell nor Mr. McCann were related parties of us on March 28, 2008, the date that Dalea and Riata TransAtlantic first agreed that they or their associates would participate in the private placement and provide the short-term loan to us.

We entered into a Registration Rights Agreement, as of April 8, 2008, as amended and restated as of December 30, 2008, with Riata Management (the “Riata Registration Rights Agreement”). Pursuant to the Riata Registration Rights Agreement, Riata Management has the right to request that we effect the qualification under Canadian securities laws of all or part of our common shares (and any of our securities issued on conversion of, in exchange for or in replacement of such common shares) owned or controlled by Riata Management, certain entities affiliated with Riata Management, the purchasers that participated in our December 2008 private placement, and Longfellow (the “Qualifiable Securities”), to permit the distribution of such Qualifiable Securities to the public in any or all of the provinces and territories of Canada (a “Demand Qualification”). We will not be obligated to effect any Demand Qualification for less than Cdn$5,000,000 or to effect more than two Demand Qualifications in any twelve-month period or until a period of at least 90 days has elapsed from the effective date of the most recent previous qualification. In addition to the Demand Qualification rights, subject to certain limitations, if we propose to file a prospectus under Canadian securities laws in order to permit the qualification of securities that are to be sold by is or by any of our shareholders, we will use all reasonable efforts to include in the proposed distribution such number of Qualifiable Securities as Riata Management shall request upon the same terms as such distribution.

In July 2008, Longfellow guaranteed the obligations of us and Longe under a farm-out agreement concerning our Ouezzane-Tissa and Asilah exploration permits in Morocco up to a maximum of $25.0 million. In addition, in July 2008, we received a reimbursement of expenses in the amount of $832,000 from Longe related to Longe’s participation in our Moroccan exploration permits.

In August 2008, we announced that we changed our operating strategy from a prospect generator to a vertically integrated project developer. To execute this new strategy, on December 30, 2008, we acquired 100% of the issued and outstanding shares of Longe from Longfellow in consideration for the issuance of 39,583,333 common shares and 10,000,000 common share purchase warrants. Each common share purchase warrant entitles the holder to purchase one common share at an exercise price of $3.00 per share through December 30, 2011. Concurrently, we issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, Mr. McCann and other purchasers that have relationships with Mr. Mitchell, resulting in gross proceeds of $42.5 million. Dalea and Riata TransAtlantic purchased an aggregate of 34,381,667 common shares, and Mr. McCann purchased 250,000 common shares. In addition, we paid $740,000 to Longfellow for additional drilling equipment delivered at closing of the Longe acquisition.

In November 2008, in connection with the pending acquisition of Longe, we agreed with Longe that we would suspend billing Longe for work that we were conducting for its Moroccan operations. As a result, we recorded approximately $1.0 million in related expenses that we would have billed to Longe had the Longe acquisition not been completed.

On November 28, 2008, we entered into a credit agreement with Dalea for the purpose of funding the all cash takeover offer by TransAtlantic Australia, our wholly-owned subsidiary, for all of the outstanding shares of Incremental. On April 28, 2009, we agreed with Dalea to increase the loan facility by $14.0 million to fund our oil and natural gas exploration and development activities. We borrowed an aggregate of $64.6 million under the loan. The total outstanding balance of the advances made under the credit agreement accrued interest at a rate of ten percent (10%) per annum, calculated daily and compounded quarterly. The loan was paid in full on June 23, 2009, including $389,000 in accrued interest.

On December 31, 2008, we entered into bills of sale and assignment with Viking. Under the terms of the bills of sale and assignment, we purchased at cost certain drilling and service equipment and other assets from Viking for use in Turkey, Morocco and Romania. We paid $8.3 million to Viking for the drilling and service equipment and other assets.

Effective January 1, 2009, our wholly-owned subsidiary, TransAtlantic Turkey, entered into a lease agreement under which it leases rooms, flats and office space at a resort hotel owned by a Turkish company controlled by Mr. Mitchell. Under the lease agreement, TransAtlantic Turkey pays the Turkish Lira equivalent of $5,000 per month base rent and up to 45,000 Turkish Lira per month (approximately $26,000 per month) in operating expense reimbursement. The lease agreement has a one-year term. Payables in the amount of $94,000 due to the Turkish company at the end of the first quarter of 2009 were settled in cash during the second quarter of 2009.

On March 20, 2009, our wholly-owned subsidiary, TransAtlantic Australia, purchased 15,025,528 shares of Incremental from Mr. Mitchell at a price of AUD$1.085 per share, which was the same price per share that TransAtlantic Australia paid under its all cash takeover offer for all of Incremental’s outstanding shares. The total consideration paid by TransAtlantic Australia for Mr. Mitchell’s Incremental shares was $11.5 million.

On June 22, 2009, Dalea purchased 41,818,000 common shares at a price of Cdn$1.65 per share in a private placement of our common shares in the U.S. In addition, on June 22, 2009, we entered into a Registration Rights Agreement with Canaccord Capital Corporation and Dalea (the “Registration Rights Agreement”), pursuant to which we agreed to register for resale under the Securities Act the 41,818,000 common shares purchased by Dalea and 56,559,300 common shares held by certain other investors. Under the Registration Rights Agreement, we are required to file a registration statement with the SEC by July 22, 2009 and use our commercially reasonable efforts to cause the SEC to declare the registration statement effective as soon as possible but no later than September 30, 2009. Under the Registration Rights Agreement, our non-affiliates are entitled to have their common shares included in the registration statement prior to common shares held by our affiliates.

Mr. Mitchell and his wife own 100% of Riata and Dalea, and Mr. Mitchell is a manager and has sole voting and dispositive power over the common shares held by Riata TransAtlantic. In addition, Mr. Mitchell is a partner of Dalea and a manager of Dalea Management, LLC (“Dalea Management”), the general partner of Dalea. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow. Prior to our acquisition of Longe, Longe was owned by Longfellow. Riata owns 100% of MedOil Supply, LLC. Dalea owns 85% of Viking.

Participating Interest Agreement

We entered into an agreement with Scott Larsen, a director and our President, under which we granted Mr. Larsen a participating interest in any compensation we receive pursuant to an agreement we entered into in June 2005 concerning the sale of our former Nigerian properties (the “Compensation Agreement”). Under the Compensation Agreement, Mr. Larsen will receive 3.87% of any “TWL Compensation” (as defined in the Compensation Agreement) we receive, provided that in no event will Mr. Larsen receive more than $600,000 of the TWL Compensation. We do not expect to receive any TWL Compensation.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue an unlimited number of common shares, without par value, of which 253,636,666 shares are issued and outstanding as of July 15, 2009, and an unlimited number of preferred shares, without par value and issuable in series, of which none are outstanding. The following is a summary of the rights, privileges, restrictions and conditions attaching to the common shares and the preferred shares. This summary does not purport to be complete and is subject to, and qualified by reference to, our articles of incorporation.

Common Shares

The holders of our common shares are entitled to one vote per share at all meetings of holders of our common shares. Shareholders may not utilize cumulative voting for the election of directors. Generally, any questions proposed for consideration by the shareholders must be passed by an ordinary resolution, being a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution. Under the Business Corporations Act (Alberta) (the “ABCA”), various extraordinary corporate transactions must be passed by way of special resolution, being a resolution passed by a majority of not less than two-thirds (2/3) of the votes cast by the shareholders who voted in respect of that resolution, including any: (i) amalgamation, (ii) continuance to another jurisdiction, (iii) sale, lease or exchange of all or substantially all the property of TransAltantic, (iv) liquidation and dissolution of TransAtlantic, (v) splitting of a class of shares where more than one class of shares is outstanding, (vi) reduction of stated capital, or (vii) change to our articles.

Holders of common shares are also entitled to receive dividends if, as and when declared by our board of directors and to receive pro rata our remaining property and assets upon our dissolution or winding-up, subject to any preferences accorded to holders of preferred shares. Common shares have no preemptive, conversion, sinking fund, redemption or similar provisions. The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares, which may be designated solely by action of the board of directors and issued in the future. Neither Canadian law, nor our articles of incorporation or bylaws, limit the right of nonresident or foreign owners to hold or vote our common shares.

Preferred Shares

The preferred shares are issuable in series and each series of preferred shares will have designations, rights, privileges, restrictions and conditions as our board of directors may from time to time determine before issuance. The holders of each series of preferred shares will be entitled, in priority to holders of common shares, to be paid rateably with holders of each other series of preferred shares the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series and, upon our liquidation, dissolution or winding-up, in priority to holders of common shares, to be paid rateably with holders of each other series of preferred shares the amount, if any, specified as being payable preferentially to holders of such series. We have not issued any preferred shares.

Authorized Capital Following Continuance

On July 14, 2009, our shareholders approved a special resolution approving an arrangement under the Business Corporations Act (Alberta), involving our company and our shareholders, pursuant to which we will be continued under the Companies Act 1981 of Bermuda under the name “TransAtlantic Petroleum Ltd.” We expect the continuance to be completed during the third quarter of 2009, subject to receiving all necessary court and regulatory approvals. The continuance will have the effect of subjecting us to the laws of Bermuda as if we had originally been incorporated under Bermuda law and we will be subject to new constating documents. If the continuance is completed, we will be authorized to issue up to 1,000,000,000 common shares of par value $0.01 each and 100,000,000 undesignated shares of par value $0.01 each.

If the continuance is completed, each common share will become and remain one common share of the continued Bermuda corporation. The holders of common shares following the continuance will continue to be entitled to one vote per share at all meetings of holders of our common shares. Holders will also continue to be entitled to receive dividends if, as and when declared by our board of directors and to receive pro rata our surplus assets remaining after payment of our liabilities upon a liquidation, reduction of capital or otherwise, subject to any preferences accorded to holders of any preferred shares. Undesignated shares will have such preferred, qualified or other special rights, privileges and conditions as our board of directors may determine and our board of directors may issue such shares in series. Undesignated shares may be issued as preferred shares and as redeemable preferred shares.

Registration Rights of Selling Shareholders

The selling shareholders have registration rights pursuant to a registration rights agreement (the “Registration Rights Agreement”) entered into by us on June 22, 2009. This agreement provides for the registration of up to 98,377,300 common shares (the “Registrable Securities”). In addition, any of our common shares acquired in the future by the selling shareholders upon any stock split, dividend or other distribution, recapitalization or similar event with respect to our common shares will be covered by the agreement. The registration statement, of which this prospectus forms a part, is filed in accordance with the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, we must use our commercially reasonable efforts to cause this registration statement to be declared effective by the SEC as soon as possible. Once any registration statement filed pursuant to the Registration Rights Agreement is declared effective by the SEC, we must, subject to certain customary limitations, maintain the effectiveness of the registration statement continuously until all of the common shares registered thereby have either been sold or may be sold by non-affiliates of TransAtlantic without restriction under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). All Registrable Securities cease to be entitled to registration rights under the Registration Rights Agreement upon the earlier to occur of (i) being sold pursuant to an effective registration statement under the Securities Act or (ii) being eligible for resale by non-affiliates of TransAtlantic without restriction under Rule 144 of the Securities Act.

If this registration statement is not declared effective by October 1, 2009, we are required to pay to the holders of the Registrable Securities liquidated damages in cash equal to 1% of the purchase price of the Registrable Shares held by the holders on October 1, 2009, with an additional 1% if this registration statement is not declared effective by October 31, 2009, and a further 1% if this registration statement is not declared effective by November 30, 2009.

In addition, we will pay the holders of the Registrable Securities liquidated damages in cash equal to 1% of the purchase price of the Registrable Securities held by them on the 181st day after the date of the Registration Rights Agreement, if we (a) are not on such date subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) have not been for a period of at least 90 days immediately before such date, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; or (c) have not filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve months preceding such date, other than Form 8-K reports, as a result of which the holders of Registrable Securities who are not affiliates of TransAtlantic would not be able to sell their Registrable Securities under Rule 144.

If we do not pay the liquidated damages amount in full within seven calendar days after the date payable, interest would accrue on the unpaid amount until paid in full at the rate of 12% per annum. Notwithstanding the foregoing, in no event will Dalea, an entity controlled by our chairman, Mr. Mitchell, be entitled to receive any liquidated damages under the Registration Rights Agreement.

Anti-Takeover Effects of Provisions of the Articles of Incorporation and Bylaws

Our articles of incorporation currently permit our board to issue an unlimited number of preferred shares and to establish, by resolution, one or more series of preferred shares and the designations, rights, privileges, restrictions and conditions of the preferred shares. The preferred shares may be issued on terms that are unfavorable to the holders of our common shares, including the grant of superior voting rights, the grant of preferences in favor of preferred shareholders in the payment of dividends and upon our liquidation and the designation of conversion rights that entitle holders of our preferred shares to convert their shares into our common shares on terms that are dilutive to holders of our common shares.

The issuance of preferred shares in future offerings may make a takeover or change in control of us more difficult, and may discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. It could, therefore, prevent shareholders from receiving a premium over the market price for the common shares they hold.

The ABCA provides that a meeting of our shareholders may be called upon requisition to our board of directors by one or more shareholders holding in the aggregate not less than 5% of our issued and outstanding shares that carry a right to vote at the meeting. In addition, the ABCA provides that any holder of shares entitled to vote at an annual meeting seeking to bring business before an annual meeting of shareholders must have owned at least 1% of our issued voting shares or voting shares having a fair market value of at least $2,000 for at least six months, have the support of at least 5% of the holders of voting shares, continue to own such shares up to and including the day of the meeting at which the proposal is to be made and provide timely notice of its proposal in writing to us. To be timely, a shareholder’s notice would have to be delivered or mailed to and received by us at our registered office at least 90 days before the anniversary date of our previous annual meeting of shareholders. These provisions could have the effect of discouraging attempts to acquire us or change the policies formulated by our management even if some or a majority of our shareholders believe these actions are in their best interest. These provisions could, therefore, prevent shareholders from receiving a premium over the market price for the common shares they hold.

Indemnification of Directors and Officers

Under the ABCA, we may indemnify a director or officer, a former director or officer or a person who acts or has acted at our request as a director or officer of a body corporate of which we are a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of TransAtlantic or such other body corporate, if such person acted honestly and in good faith with a view to the best interests of TransAtlantic and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing such person’s conduct was lawful.

Pursuant to our bylaws, we are required to indemnify such persons to the maximum extent permitted under the ABCA and to use our reasonable best efforts to obtain any approvals necessary for such indemnification. We currently maintain directors’ and officers’ liability insurance.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Material Canadian Income Tax Consequences to U.S. Holders

If we were to pay dividends or make distributions to shareholders that are U.S. residents and that are not residents, or deemed to be residents, in Canada (a “U.S. Investor”), those dividends would generally be subject to a 25% withholding tax in Canada. The Canada-United States Income Tax Convention (the “Treaty”) generally provides for a reduction in this withholding tax rate to 15% (and to 5% for a U.S. Investor that is a corporation and the beneficial owner of at least 10% of our voting shares). Accordingly, under current tax law, our U.S. Investors that are entitled to the benefits of the Treaty would generally be subject to a Canadian withholding tax at a 15% rate on dividends paid by us, provided that they have complied with applicable procedural requirements to claim the benefit of the reduced rate under the Treaty. Each U.S. Investor will generally be entitled to claim a foreign tax credit or a deduction for the Canadian withholding tax, subject to certain applicable limitations.

A U.S. Investor who disposes of our common shares, including by deemed disposition on death, will not be subject to Canadian tax on any capital gain (or capital loss) thereby realized unless the common shares constituted “taxable Canadian property” as defined by the Income Tax Act (Canada) (the “Act”). A capital gain occurs when proceeds from the disposition of a share or other capital property exceeds the original cost. A capital loss occurs when the proceeds from the disposition of a share are less than the original cost. Under the Act, capital gain is effectively taxed at a lower rate as only 50% of the gain is effectively included in the holder’s taxable income.

Generally, a common share will not constitute taxable Canadian property of a U.S. Investor unless the U.S. Investor held the common shares as capital property used by the U.S. Investor carrying on a business (other than an insurance business) in Canada, or the U.S. Investor or persons with whom the U.S. Investor did not deal at arm’s length alone or together held or held options to acquire, at any time within the five years preceding the disposition, 25% or more of the shares of any class of our shares.

The disposition of a common share that constitutes “taxable Canadian property” of a U.S. Investor could also result in a capital loss which can be used to reduce taxable income to the extent that such U.S. Investor can offset it against a capital gain and to the extent that a capital gain from the disposition of such common share would not be exempt from tax under the Treaty as discussed below. A capital loss cannot be used to reduce all taxable income (only that portion of taxable income derived from a capital gain).

A U.S. Investor who realizes a capital gain on disposition of a common share that was taxable Canadian property will nevertheless, by virtue of the Treaty, generally be exempt from Canadian tax thereon unless (a) more than 50% of the value of the common share is derived from, or forms an interest in, Canadian real property, including rights to explore for or exploit mineral deposits, sources or other natural resources in Canada, (b) the common share formed part of the business property of a permanent establishment that the U.S. Investor has or had in Canada within the 12 months preceding disposition, or (c) the U.S. Investor (i) was a resident of Canada at any time within the ten years immediately, and for a total of 120 months during the 20 years, preceding the disposition, and (ii) owned the common share when he or she ceased to be resident in Canada.

A U.S. Investor who is subject to Canadian tax in respect of a capital gain realized on disposition of a common share must include one-half of the capital gain (taxable capital gain) in computing his or her taxable income earned in Canada. This U.S. Investor may, subject to certain limitations, deduct one-half of any capital loss (allowable capital loss) arising on disposition of taxable Canadian property from taxable capital gains realized in the year of disposition in respect to taxable Canadian property and, to the extent not so deductible, from such taxable capital gains of any of the three preceding years or any subsequent year.

The foregoing is restricted to the case of U.S. Investors who hold our common shares as capital property and deal at arm’s length with us. U.S. Investors should consult their tax advisors with respect to the tax consequences and requirements applicable to them, based on their individual circumstances.

The tax consequences of a U.S. Investor holding common shares may be materially different from those described herein if, and when, we continue to Bermuda. Please see the information circular and proxy statement dated June 2, 2009 for the special meeting of the shareholders held on July 14, 2009, under the heading “Certain Material Income Tax Considerations,” for further information respecting the potential tax consequences of the proposed continuance to Bermuda.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, (416) 263-9200.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our only outstanding class of equity securities is our common shares, no par value. The following table sets forth information known to us about the beneficial ownership of our common shares on July 15, 2009 by (i) each person or entity known to us to own beneficially more than five percent (5%) of our common shares, (ii) each director; (iii) each named executive officer; and (iv) all of our present executive officers and directors as a group.

Unless otherwise indicated in the footnotes, each person or entity listed in the following table has sole voting power and investment power over the common shares listed as beneficially owned by that person or entity. Percentages of beneficial ownership are based on 253,636,666 common shares outstanding on July 15, 2009. Unless otherwise indicated in the footnotes, the address for each listed person is c/o TransAtlantic Petroleum Corp., Suite 1840, 444 – 5th Avenue SW, Calgary, Alberta T2P 2T8.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number		Percent
Matthew W. McCann	1,383,333	(2)	*
Hilda Kouvelis	220,000	(3)	*
Scott C. Larsen	1,201,173	(4)	*
Jeffrey S. Mecom	316,667	(5)	*
Brian E. Bayley	310,000	(6)	*
N. Malone Mitchell, 3rd	148,446,333	(7)	56.3%
Alan C. Moon	328,613	(8)	*
Michael D. Winn	980,000	(9)	*

All executive officers and directors as a group (8 persons)	153,186,119	(10)	57.6%

Dalea Partners, LP	97,679,639	(11)	38.5%
4801 Gaillardia Parkway
Suite 350
Oklahoma City, OK 73142

Longfellow Energy, LP	49,583,333	(12)	18.8%
4801 Gaillardia Parkway
Suite 350
Oklahoma City, OK 73142

Fidelity Investments Canada ULC	14,765,300	(13)	5.8%
483 Bay Street, North Tower
Suite 300
Toronto, Ontario, Canada M5G 2N7

MSD Energy Investments, L.P.	13,064,000	(14)	5.2%
645 Fifth Avenue, 21st Floor
New York, NY 10022

*	Less than 1% of the outstanding Common Shares.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose, including under Canadian securities laws. The number of common shares shown as beneficially owned includes common shares which for Canadian securities law purposes may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of common shares shown as beneficially owned includes common shares subject to options exercisable within 60 days after July 15, 2009. Common shares subject to options exercisable within 60 days after July 15, 2009 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

(2)	Includes 33,333 common shares subject to options.

(3)	Includes 200,000 common shares subject to options.

(4)	Includes 811,667 common shares subject to options.

(5)	Includes 266,667 common shares subject to options.

(6)	Includes 145,000 common shares subject to options.

(7)	Based on a Schedule 13D/A filed on July 2, 2009. Includes 97,679,639 common shares held by Dalea and 1,150,028 common shares held by Riata TransAtlantic. Dalea Management is the general partner of Dalea. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Dalea, Dalea Management and Mr. Mitchell share voting and investment power over the shares held by Dalea and may be deemed to beneficially own these shares. Riata TransAtlantic is managed by Mr. Mitchell, who has voting and investment power over the shares held by Riata TransAtlantic and may be deemed to beneficially own these shares. Also includes 39,583,333 common shares and 10,000,000 common share purchase warrants that are held by Longfellow. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow and may be deemed to beneficially own these shares. Mr. Mitchell is our chairman. Also includes 16,667 common shares subject to options.

(8)	Includes 210,000 common shares subject to options.

(9)	Includes 635,000 common shares subject to options.

(10)	Reflects the information in footnotes (1) through (9) above.

(11)	Based on a Schedule 13D/A filed on July 2, 2009. Mr. Mitchell shares voting and investment power over the shares held by Dalea and may be deemed to beneficially own these shares. Mr. Mitchell is our chairman.

(12)	Based on a Schedule 13D/A filed on July 2, 2009. Includes 10,000,000 common share purchase warrants. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow and may be deemed to beneficially own these shares. Mr. Mitchell is our chairman.

(13)	Based on selling shareholder questionnaires received by us. Includes (i) 11,767,800 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Opportunities Fund, (ii) 1,645,800 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Large Cap Fund, (iii) 378,500 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Global Natural Resources Fund and (iv) 973,200 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Special Situations Fund. Fidelity Investments Canada ULC serves as trustee of Fidelity Canadian Opportunities Fund, Fidelity Canadian Large Cap Fund, Fidelity Global Natural Resources Fund and Fidelity Special Situations Fund. Peter Bowen, as the vice president and fund treasurer of Fidelity Investments Canada ULC, has sole voting and dispositive power over the common shares held by Fidelity Canadian Opportunities Fund, Fidelity Canadian Large Cap Fund, Fidelity Global Natural Resources Fund and Fidelity Special Situations Fund.

(14)	Based on a Schedule 13D filed on July 2, 2009. MSD Capital, L.P. is the general partner of MSD Energy Investments, L.P. and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the common shares held by MSD Energy Investments, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the common shares held by MSD Capital, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the common shares owned by MSD Capital Management LLC. Each of Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such common shares, except to the extent of the pecuniary interest of such person in such shares.

SELLING SHAREHOLDERS

Pursuant to the Registration Rights Agreement dated June 22, 2009, we agreed to register for resale certain of our common shares owned by the selling shareholders named below and to indemnify the selling shareholders against certain liabilities related to the selling of such common shares, including liabilities arising under the Securities Act. Under the Registration Rights Agreement, we also agreed to pay the expenses associated with preparing and filing this registration statement; however, the selling shareholders will pay any legal fees, expenses, commissions or other expenses relating to the sale of their common shares.

The selling shareholders acquired the common shares on June 22, 2009 either in an offering conducted outside the United States in compliance with Regulation S under the Securities Act or inside the United States in compliance with Regulation D under the Securities Act. The common shares being offered hereby are being registered to permit public secondary trading. The selling shareholders may offer all or part of the common shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of the common shares, nor are the selling shareholders obligated to sell any common shares immediately under this prospectus. This prospectus does not offer for sale any common shares beneficially owned by Dalea.

The following table sets forth the names of the selling shareholders, the number of common shares beneficially owned by them as of July 15, 2009, the number of common shares being offered by them, the number of common shares each selling shareholder will beneficially own if the shareholder sells all of the common shares being registered and the selling shareholder’s percentage ownership of our total outstanding common shares if all the common shares in the offering are sold. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of common shares beneficially owned after the offering is based on 253,636,666 common shares outstanding as of July 15, 2009. As used in this prospectus, “selling shareholders” includes the successors-in-interest, donees, transferees or others who may later hold the selling shareholders’ interests.

All information with respect to share ownership has been furnished by or on behalf of the selling shareholders and is as of the date of this prospectus. We believe, based on information supplied by the selling shareholders and subject to community property laws where applicable, that except as may otherwise be indicated in the footnotes to the table below, each selling shareholder has sole voting and dispositive power with respect to the common shares reported as beneficially owned by it. Because the selling shareholders may sell all, part or none of their common shares, no estimates can be given as to the number of common shares that will be held by each selling shareholder upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering, none of the common shares offered by this prospectus will be held by the selling shareholders.

None of the selling shareholders has had any position with, held any office of, or had any other material relationship with us during the past three years, except as described in the footnotes to the table below or in Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Selling Shareholder	Number of Common Shares Owned Before the Offering		Number of Common Shares Being Offered		Number of Common Shares Owned After the Offering (1)		Percentage of Common Shares Owned After the Offering
1991 Investment Company (2)	40,000		40,000		0		0
2035718 Ontario Inc. (3)	160,000		160,000		0		0
A. Faye Lore & Jon S. Lore; Joint Tenants with Right of Survivorship (4)	17,000		17,000		0		0
Adaly Opportunity Fund (5)	440,000	(6)	440,000	(6)	0		0
Anthony & Elizabeth Harnack Trustees, Harnack Family Trust UAD 10/27/87	250,000		150,000		100,000		*
Atlas Allocation Fund L.P. (7)	538,000		538,000		0		0
Ben T. Morris (8)	35,000		35,000		0		0
BMO Global Energy Fund (9)	24,000		24,000		0		0
Brad D. Sanders (10)	30,000		30,000		0		0
Bret Alan Chandler Trust DTD 12/18/2003 Bret Alan Chandler Trustee, 2003	50,000		30,000		20,000		*
Bret D. Sanders (11)	30,000		30,000		0		0
Bruce R. McMaken (12)	17,500		17,500		0		0
Catherine Lobb (13)	20,000	(14)	20,000	(14)	0		0
Cato Partners Management LLC (15)	807,000		807,000		0		0
Charles E. Koehn Jr.	35,000	(16)	35,000	(16)	0		0
Christine Kennedy	18,300		18,300		0		0
Christine M. Sanders (17)	1,049,000	(18)	1,049,000	(18)	0		0
Clay L. Floren (19)	720,000	(20)	720,000	(20)	0		0
Cumber International S.A. (21)	2,900,200	(22)	2,689,000	(23)	211,200	(24)	*
Cumberland Benchmarked Partners, L.P. (21)	2,900,200	(22)	2,689,000	(23)	211,200	(24)	*
Cumberland Partners (21)	2,900,200	(22)	2,689,000	(23)	211,200	(24)	*
Daniel Grant Innes	12,000		12,000		0		0
Daniel Martinez	120,000		50,000		70,000		*
David S. Floren (25)	720,000	(20)	720,000	(20)	0		0
DCF Partners L.P. (26)	720,000	(20)	720,000	(20)	0		0
Delta One Strategic Fund (27)	40,000		40,000		0		0
Don A. Sanders (28)	1,049,000	(18)	1,049,000	(18)	0		0
Don A. Sanders Children’s Trust DTD 2003 Don Weir Trustee (29)	360,000	(30)	360,000	(30)	0		0
Don Sanders and Tanya J. Drury Trustees FBO Tanya Jo Drury Trust	1,049,000	(18)	1,049,000	(18)	0		0
Don Weir and Julie Ellen Weir, Tenants in Common (29) (31)	360,000	(30)	360,000	(30)	0		0
EAM Inc. (32)	48,000		48,000		0		0
Edward Mercaldo and Karen Mercaldo Trustees, Mercaldo Family Trust UAD 10/08/02	50,000		50,000		0		0
Eric Glenn Weir	25,000		25,000		0		0
Estacado Strategic Partners, LP (33)	56,000		56,000		0		0

Selling Shareholder	Number of Common Shares Owned Before the Offering		Number of Common Shares Being Offered		Number of Common Shares Owned After the Offering (1)		Percentage of Common Shares Owned After the Offering
Exploration Capital Partners 1998-B, Limited Partnership (34)	4,559,000	(35)	1,141,700	(36)	3,417,300	(37)	1.3%
Exploration Capital Partners 2000, Limited Partnership (34)	4,559,000	(35)	1,141,700	(36)	3,417,300	(37)	1.3%
Fidelity Devonshire Trust: Fidelity Utilities and Telephone Fund (38)	10,959,800		2,909,000		8,050,800		3.2%
Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Large Cap Fund (39)	14,765,300	(40)	6,718,000	(41)	8,047,300	(42)	3.2%
Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Opportunities Fund (39)	14,765,300	(40)	6,718,000	(41)	8,047,300	(42)	3.2%
Fidelity Investments Canada ULC as Trustee of the Fidelity Global Natural Resources Fund (39)	14,765,300	(40)	6,718,000	(41)	8,047,300	(42)	3.2%
Fidelity Investments Canada ULC as Trustee of the Fidelity Special Situations Fund (39)	14,818,800	(40)	6,718,000	(41)	8,100,800	(42)	3.2%
Gary Lobb (13)	20,000	(14)	20,000	(14)	0		0
Gentling Investments LLC (43)	200,000		200,000		0		0
George L. Ball (44)	30,000		30,000		0		0
Gordon & Kari Holmes, Trustees; Holmes Revocable Trust UAD 03/07/00	10,000		10,000		0		0
Grant E. Sims and Patricia Sims Joint Tenants (45)	30,000		30,000		0		0
Intact Investment Management Inc. (46)	630,000		630,000		0		0
IRA FBO Tanya Drury Pershing LLC as Custodian (47)	160,000	(48)	160,000	(48)	0		0
Irene M. Squyres Family Trust UAD 06/16/97 Coy H. Squyres, Trustee	50,000		50,000		0		0
Jackie S. Moore	20,000		20,000		0		0
James W. Christmas	75,000		75,000		0		0
Jennifer Floren (49)	720,000	(20)	720,000	(20)	0		0
Joey D. Dills and Sheila L. Dills (50)	280,000		30,000		250,000		*
John A. Moss, Jr.	30,000		30,000		0		0
Kaizen Fundamental Value Fund (51)	538,000	(52)	538,000	(52)	0		0
Katherine U. Sanders	150,000		150,000		0		0
Katherine U. Sanders Children Trust DTD 2003 Don Weir Trustee (29)	360,000	(30)	360,000	(30)	0		0
Laura K. Sanders	30,000		30,000		0		0
Lisa Dawn Weir	35,000		35,000		0		0
Longview Partners B, L.P. (21)	2,900,200	(22)	2,689,000	(23)	211,200	(24)	*
Luke J. Drury Trustee Luke J. Drury Non-Exempt Trust	40,000		40,000		0		0
Lyudmila Favelyukis (53)	40,000	(54)	40,000	(54)	0		0
M. St. John Dinsmore	50,000		50,000		0		0
Mark J. Drury Trustee Mark J. Drury Exempt Trust U/W John Drury	40,000		40,000		0		0

Selling Shareholder	Number of Common Shares Owned Before the Offering		Number of Common Shares Being Offered		Number of Common Shares Owned After the Offering (1)		Percentage of Common Shares Owned After the Offering
Matthew Drury Trustee FBO Matthew J. Drury Non-Exempt Trust	40,000		40,000		0		0
Melissa Floren Filippone (55)	720,000	(20)	720,000	(20)	0		0
Michael Kosowan (56)	125,000		100,000		25,000		*
Michael S. Chadwick (57)	17,500		17,500		0		0
Middlemarch Partners Ltd. (58)	100,000		100,000		0		0
MMCAP International Inc. SPC (59)	120,000		120,000		0		0
MSD Energy Investments, L.P. (60)	13,064,000		13,064,000		0		0
Nancy G. Kinder (61)	185,000	(62)	185,000	(62)	0		0
Nolan Ryan	30,000		30,000		0		0
Palo Alto Global Energy Master Fund, L.P. (63)	2,424,000		2,424,000		0		0
Parkwood GP Inc. (64)	48,000		48,000		0		0
Passport Energy Master Fund SPC Ltd. for and on behalf of Portfolio A—Energy Strategy (65)	672,000		672,000		0		0
Pate Capital Partners LP (66)	2,100,000		1,600,000		500,000		*
Paul Mitcham (67)	75,000		75,000		0		0
Paul Tate and Lara M. Tate, Tenants in Common (68)	25,000		25,000		0		0
Pelham E. Adams, Trustee; Pelham E. Adams Trust UAD 06/20/2008	100,000		100,000		0		0
Peter Martini	78,600		5,000		73,600		*
PilotRock Concentrated Fund, L.P. (69)	2,000,000	(70)	2,000,000	(70)	0		0
PioneerPath Capital Ltd. (71)	2,500,000		2,500,000		0		0
Quentin Hicks and Shannon Hicks, Tenants in Common (72)	5,000		5,000		0		0
R. Kirk Whitman	45,000		30,000		15,000		*
RBC Capital Markets Corp. CFBO Charles Koehn Segregated R/O IRA (73)	35,000	(16)	35,000	(16)	0		0
RBC Capital Markets Corp. CFBO Kimberly K. Reno, IRA (74)	2,500		2,500		0		0
RBC Capital Markets Corp. CFBO Mary W. Goddard IRA (75)	10,000		10,000		0		0
RBC Capital Markets Corp. CFBO Tod W. Siefert DDS, SEP IRA (76)	70,000		70,000		0		0
RCH Energy Opportunity Fund II, L.P. (77)	2,000,000	(78)	2,000,000	(78)	0		0
RCH Energy Opportunity Fund III, L.P. (77)	2,000,000	(78)	2,000,000	(78)	0		0
Richard D. Kinder (61)	185,000	(62)	185,000	(62)	0		0
Robert B. Rosene, Jr. Rev. Trust DTD 2/05/04 Robert B. Rosene Jr. Trustee	100,000		100,000		0		0
Robert C. Jenkins	5,035,600	(79)	2,061,000	(80)	2,974,600	(81)	1.2%
Rudolf Favelyukis (53)	40,000	(54)	40,000	(54)	0		0
Salida Multi Strategy Hedge Fund (82)	1,500,000		1,500,000		0		0
Sanders Opportunity Fund (Institutional), L.P. (83) (28)	1,049,000	(18)	1,049,000	(18)	0		0
Sanders Opportunity Fund, L.P. (83) (28)	1,049,000	(18)	1,049,000	(18)	0		0
Select Contrarian Value Partners, LP (51)	538,000	(52)	538,000	(52)	0		0

Selling Shareholder	Number of Common Shares Owned Before the Offering		Number of Common Shares Being Offered		Number of Common Shares Owned After the Offering (1)	Percentage of Common Shares Owned After the Offering
Sprott Asset Management LP on behalf of Sprott Small Cap Equity Fund (84)	625,000		625,000		0	0
Stedman West Family Partnership, Ltd. (85)	202,000		202,000		0	0
Strategic Opportunities Master Fund (5)	440,000	(6)	440,000	(6)	0	0
Strategic Retirement Fund (5)	440,000	(6)	440,000	(6)	0	0
Sylvia Barnes and James Trimble, Joint Tenants (86)	65,000		65,000		0	0
Tanya J. Drury	160,000	(48)	160,000	(48)	0	0
TD Asset Management Inc. (87)	780,000		780,000		0	0
The Apogee Fund, L.P. (88)	800,000		800,000		0	0
The Floren Family Foundation (89)	720,000	(20)	720,000	(20)	0	0
The K2 Principal Fund LP (90)	500,000		500,000		0	0
The Roy Steed Personal Trust (91)	15,000		5,000		10,000	*
Thomas D. O’Malley Jr. (69)	2,000,000	(70)	2,000,000	(70)	0	0
Wendy James	75,000		63,800		11,200	*
West Family Investments, LLC (92)	2,017,000		2,017,000		0	0
Wexford Catalyst Trading Limited (93)	1,200,000	(94)	1,200,000	(94)	0	0
Wexford Spectrum Trading Limited (93)	1,200,000	(94)	1,200,000	(94)	0	0
William Roger Clemens	50,000		50,000		0	0
Yorkview Capital Corporation (95)	30,000		5,000		25,000	*

*	Less than 1%

(1)	Represents the number of common shares that will be beneficially owned by the selling shareholders after completion of this offering based on the assumptions that: (i) all of the common shares registered for resale by the registration statement of which this prospectus is part will be sold and (ii) no other common shares will be acquired or sold by the selling shareholders prior to completion of this offering. However, the selling shareholders may sell all, part or none of their common shares offered pursuant to this prospectus and may sell some or all of their common shares pursuant to one or more exemptions from the registration provisions of the Securities Act.

(2)	Paul Brett Combs, as the trustee of LC Vose 1965 Trust FBO Charles Vose, the general partner of 1991 Investment Company, has sole voting and dispositive power over the common shares held by 1991 Investment Company.

(3)	Richard Kung, as president of 2035718 Ontario Inc., has sole voting and dispositive power over the common shares held by 2035718 Ontario Inc.

(4)	Alice Faye Lore and Jon S. Lore have shared voting and dispositive power over the common shares held by A. Faye Lore & Jon S. Lore; Joint Tenants with Right of Survivorship.

(5)	Adaly Investment Management Corp. serves as the investment advisor and manager of Adaly Opportunity Fund, Strategic Opportunities Master Fund and Strategic Retirement Fund. Martin Braun, the president of Adaly Investment Management Corp., has sole voting and dispositive power over the common shares held by Adaly Opportunity Fund, Strategic Opportunities Master Fund and Strategic Retirement Fund.

(6)	Includes (i) 143,300 common shares held by Adaly Opportunity Fund, (ii) 270,500 common shares held by Strategic Opportunities Master Fund and (iii) 26,200 common shares held by Strategic Retirement Fund.

(7)	Robert H. Alpert, as the president of BV Atlas Capital Management LP, the general partner of Atlas Allocation Fund L.P., has sole voting and dispositive power over the common shares held by Atlas Allocation Fund L.P.

(8)	Ben T. Morris is an employee of SMH Capital Inc., a registered broker-dealer. These common shares were purchased by Mr. Morris in the ordinary course of business and, at the time of purchase, Mr. Morris had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(9)	Robert Taylor, as portfolio manager of BMO Global Energy Fund, has sole voting and dispositive power over the common shares held by BMO Global Energy Fund. Mr. Taylor is an affiliate of a registered broker-dealer. These common shares were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(10)	Brad D. Sanders is an affiliate of SMH Capital Inc., a registered broker-dealer. These common shares were purchased by Mr. Sanders in the ordinary course of business and, at the time of purchase, Mr. Sanders had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(11)	Bret D. Sanders is an employee of SMH Capital Inc., a registered broker-dealer. These common shares were purchased by Mr. Sanders in the ordinary course of business and, at the time of purchase, Mr. Sanders had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(12)	Bruce R. McMaken is an employee of SMH Capital Inc., a registered broker-dealer. These common shares were purchased by Mr. McMaken in the ordinary course of business and, at the time of purchase, Mr. McMaken had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(13)	Gary Lobb and Catherine Lobb are husband and wife.

(14)	Includes 10,000 common shares held by Catherine Lobb and 10,000 common shares held by Gary Lobb.

(15)	Derk Cullnan, as managing member of Cato Partners Management LLC, has sole voting and dispositive power over the common shares held by Cato Partners Management LLC.

(16)	Includes 20,000 common shares held by Charles E. Koehn Jr. and 15,000 common shares held by RBC Capital Markets Corp. CFBO Charles Koehn Segregated R/O IRA, over which Mr. Koehn has sole voting and dispositive power.

(17)	Don A. Sanders and Christine M. Sanders are husband and wife.

(18)	Includes (i) 50,000 common shares held by Christine M. Sanders, (ii) 300,000 common shares held by Don A. Sanders, (iii) 100,000 common shares held by the Don Sanders and Tanya J. Drury Trustees FBO Tanya Jo Drury Trust, with respect to which Mr. Sanders and Ms. Drury are co-trustees and have shared voting and dispositive power over the common shares held by the trust, (iv) 456,438 common shares held by Sanders Opportunity Fund (Institutional), L.P., with respect to which Mr. Sanders has sole voting and dispositive power over the common shares held by the fund and (v) 142,562 common shares held by Sanders Opportunity Fund, L.P., with respect to which Mr. Sanders has sole voting and dispositive power over the common shares held by the fund.

(19)	Douglas C. Floren has sole voting and dispositive power over the common shares held by Clay L. Floren.

(20)	Includes the following common shares over which Douglas C. Floren has sole voting and dispositive power: (i) 10,000 common shares held by Clay L. Floren, (ii) 20,000 common shares held by David S. Floren, (iii) 650,000 common shares held by DCF Partners L.P., (iv) 10,000 common shares held by Jennifer Floren, (v) 10,000 common shares held by Melissa Floren Filippone and (vi) 20,000 common shares held by The Floren Family Foundation. Clay L. Floren, David S. Floren, Jennifer Floren and Melissa Floren Filippone are the adult children of Douglas C. Floren.

(21)

Gary Tynes, as the chief financial officer of Cumberland Associates LLC, the financial advisor to Cumber International S.A., has sole voting and dispositive power over the common shares held by Cumber International S.A. Mr. Tynes, as the general partner of Cumberland Benchmarked GP LLC, the general partner of Cumberland Benchmarked Partners, L.P., has sole voting and dispositive power over the common shares held by Cumberland Benchmarked Partners, L.P. Mr. Tynes, as a member of Cumberland

GP LLC, the general partner of Cumberland Partners, has sole voting and dispositive power over the common shares held by Cumberland Partners. Mr. Tynes, as a member of Longview B GP LLC, the general partner of Longview Partners B, L.P., has sole voting and dispositive power over the common shares held by Longview Partners B, L.P.

(22)	Includes (i) 179,147 common shares held by Cumber International S.A., (ii) 766,927 common shares held by Cumberland Benchmarked Partners, L.P., (iii) 1,505,155 common shares held by Cumberland Partners and (iv) 448,971 common shares held by Longview Partners B, L.P.

(23)	Includes (i) 165,775 common shares held by Cumber International S.A., (ii) 711,039 common shares held by Cumberland Benchmarked Partners, L.P., (iii) 1,395,822 common shares held by Cumberland Partners and (iv) 416,364 common shares held by Longview Partners B, L.P.

(24)	Includes (i) 13,372 common shares held by Cumber International S.A., (ii) 55,888 common shares held by Cumberland Benchmarked Partners, L.P., (iii) 109,333 common shares held by Cumberland Partners and (iv) 32,607 common shares held by Longview Partners B, L.P.

(25)	Douglas C. Floren has sole voting and dispositive power over the common shares held by David S. Floren.

(26)	Douglas C. Floren, as the managing partner of DCF Partners L.P., has sole voting and dispositive power over the common shares held by DCF Partners L.P.

(27)	Peter Linder, as the president of DOCP Management, the manager of Delta One Strategic Fund, has sole voting and dispositive power over the common shares held by Delta One Strategic Fund.

(28)	Don A. Sanders is an employee of SMH Capital Inc., a registered broker-dealer. These common shares were purchased by Mr. Sanders in the ordinary course of business and, at the time of purchase, Mr. Sanders had no agreements or understandings, directly or indirectly, with any person to distribute the common shares. Mr. Sanders and Christine M. Sanders are husband and wife.

(29)	Don Weir is an affiliate of SMH Capital Inc., a registered broker-dealer. These common shares were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the common shares. Don Weir and Julie Ellen Weir are husband and wife.

(30)	Includes the following common shares over which Don Weir has sole voting and dispositive power: (i) 150,000 common shares held by the Don A. Sanders Children’s Trust DTD 2003 Don Weir Trustee, (ii) 60,000 common shares held by Don Weir and Julie Ellen Weir, Tenants in Common and (iii) 150,000 common shares held by the Katherine U. Sanders Children Trust DTD 2003 Don Weir Trustee.

(31)	Don Weir has sole voting and dispositive power over the common shares held by Don Weir and Julie Ellen Weir, Tenants in Common.

(32)	Gregory Galanis, as the secretary of EAM Inc., has sole voting and dispositive power over the common shares held by EAM Inc.

(33)	Daniel J. Morrison, as the manager of Estacado Capital Partners LP, the general partner of Estacado Strategic Partners, LP, has sole voting and dispositive power over the common shares held by Estacado Strategic Partners, LP.

(34)	Resource Capital Investment Corp. is the general partner of Exploration Capital Partners 1998-B, Limited Partnership and of Exploration Capital Partners 2000, Limited Partnership. Arthur Richards Rule and Gretchen Carter are the president and secretary/treasurer, respectively, of Resource Capital Investment Corp. and have shared voting and dispositive power over the common shares held by each of Exploration Capital Partners 1998-B, Limited Partnership and Exploration Capital Partners 2000, Limited Partnership. Mr. Rule and Ms. Carter are affiliates of Global Resource Investments Ltd., a registered broker-dealer. The common shares held by Exploration Capital Partners 1998-B, Limited Partnership and Exploration Capital Partners 2000, Limited Partnership were purchased in the ordinary course of business and, at the time of purchase, neither Mr. Rule nor Ms. Carter had any agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(35)	Includes 3,436,000 common shares held by Exploration Capital Partners 1998-B, Limited Partnership and 1,123,000 common shares held by Exploration Capital Partners 2000, Limited Partnership.

(36)	Includes 756,000 common shares held by Exploration Capital Partners 1998-B, Limited Partnership and 385,700 common shares held by Exploration Capital Partners 2000, Limited Partnership.

(37)	Includes 2,680,000 common shares held by Exploration Capital Partners 1998-B, Limited Partnership and 737,300 common shares held by Exploration Capital Partners 2000, Limited Partnership.

(38)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,909,000 common shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,909,000 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 8,050,800 common shares of TransAtlantic Petroleum Corp. as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 8,050,800 shares and sole power to vote or to direct the voting of 8,050,000 common shares owned by the institutional accounts managed by PGATC as reported above.

(39)	Peter Bowen, as the vice president and fund treasurer of Fidelity Investments Canada ULC, has sole voting and dispositive power over the common shares held by Fidelity Canadian Large Cap Fund, Fidelity Canadian Opportunities Fund, Fidelity Global Natural Resources Fund and Fidelity Special Situations Fund.

(40)	Includes (i) 1,645,800 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Large Cap Fund, (ii) 11,767,800 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Opportunities Fund, (iii) 378,500 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Global Natural Resources Fund and (iv) 973,200 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Special Situations Fund.

(41)	Includes (i) 824,400 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Large Cap Fund, (ii) 5,296,300 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Opportunities Fund, (iii) 116,200 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Global Natural Resources Fund and (iv) 481,100 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Special Situations Fund.

(42)

Includes (i) 821,400 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Large Cap Fund, (ii) 6,471,500 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Canadian Opportunities Fund, (iii) 262,300 common shares held by Fidelity

Investments Canada ULC as Trustee of the Fidelity Global Natural Resources Fund and (iv) 492,100 common shares held by Fidelity Investments Canada ULC as Trustee of the Fidelity Special Situations Fund.

(43)	Gary D. Gentling, as president, has sole voting and dispositive power over the common shares held by Gentling Investments LLC.

(44)	George L. Ball is an employee of SMH Capital Inc., a registered broker-dealer. These common shares were purchased by Mr. Ball in the ordinary course of business and, at the time of purchase, Mr. Ball had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(45)	Grant E. Sims and Patricia Sims have shared voting and dispositive power over the common shares held by Grant E. Sims and Patricia Sims Joint Tenants.

(46)	Werner Muehlemann, as the vice president, senior portfolio manager and head of equities of Intact Investment Management Inc., has sole voting and dispositive power over the common shares held by Intact Investment Management Inc.

(47)	Tanya J. Drury has sole voting and dispositive power over the common shares held by IRA FBO Tanya Drury Pershing LLC as Custodian.

(48)	Includes (i) 30,000 common shares held by Tanya J. Drury, (ii) 30,000 common shares held by IRA FBO Tanya Drury Pershing LLC as Custodian and (iii) 100,000 common shares held by the Don Sanders and Tanya J. Drury Trustees FBO Tanya Jo Drury Trust, with respect to which Mr. Sanders and Ms. Drury are co-trustees and share voting and dispositive power over the common shares held by the trust.

(49)	Douglas C. Floren has sole voting and dispositive power over the common shares held by Jennifer Floren.

(50)	Joey D. Dills has sole voting and dispositive power over the common shares held by Joey D. Dills and Sheila L. Dills.

(51)	Kaizen Management, LP, is the general partner of the investment advisor to Kaizen Fundamental Value Fund and Select Contrarian Value Partners, LP. David W. Berry, as the manager of Kaizen Management LP, has sole voting and dispositive power over the common shares held by each of Kaizen Fundamental Value Fund and Select Contrarian Value Partners, LP.

(52)	Includes 18,000 common shares held by Kaizen Fundamental Value Fund and 520,000 common shares held by Select Contrarian Value Partners, LP.

(53)	Rudolf Favelyukis and Lyudmila Favelyukis are husband and wife.

(54)	Includes 17,000 common shares held by Lyudmila Favelyukis and 23,000 common shares held by Rudolf Favelyukis.

(55)	Douglas C. Floren has sole voting and dispositive power over the common shares held by Melissa Floren Filippone.

(56)	Michael Kosowan is an affiliate of Global Resource Investments, a registered broker-dealer. These common shares were purchased by Mr. Kosowan in the ordinary course of business and, at the time of purchase, Mr. Kosowan had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(57)	Michael S. Chadwick is an employee of SMH Capital Inc., a registered broker-dealer. These common shares were purchased by Mr. Chadwick in the ordinary course of business and, at the time of purchase, Mr. Chadwick had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(58)	Cecilia M. Kershaw, as a director of Middlemarch Partners Ltd., has sole voting and dispositive power over the common shares held by Middlemarch Partners Ltd.

(59)	Matthew MacIsaac, as the sole director of MMCAP International Inc. SPC, has sole voting and dispositive power over the common shares held by MMCAP International Inc. SPC.

(60)	MSD Capital, L.P. is the general partner of MSD Energy Investments, L.P. and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the common shares held by MSD Energy Investments, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the common shares held by MSD Capital, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the common shares owned by MSD Capital Management LLC. Each of Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such common shares, except to the extent of the pecuniary interest of such person in such shares.

(61)	Richard D. Kinder and Nancy G. Kinder are husband and wife.

(62)	Includes 35,000 common shares held by Nancy G. Kinder and 150,000 common shares held by Richard D. Kinder.

(63)	Mr. William L. Edwards is the Chief Investment Officer and Dr. Anthony Joonkyoo Yun is the President of Palo Alto Investors, LLC, which is the general partner and investment adviser of Palo Alto Global Energy Master Fund, L.P. Mr. Edwards is the owner of Palo Alto Investors, Inc., the managing member of Palo Alto Investors, LLC. Mr. Edwards and Dr. Yun have shared voting and dispositive power over the common shares held by Palo Alto Global Energy Master Fund, L.P. Each of Mr. Edwards and Dr. Yun disclaim beneficial ownership of such common shares except to the extent of his pecuniary interest therein.

(64)	Dan Sternberg, as the president of Parkwood GP Inc., has sole voting and dispositive power over the common shares held by Parkwood GP Inc.

(65)	Passport Management, LLC is the investment manager of Passport Energy Master Fund SPC Ltd. for and on behalf of Portfolio A—Energy Strategy. The managing member of Passport Management, LLC is Passport Capital, LLC. John H. Burbank III, as the managing member of Passport Capital, LLC, has sole voting and dispositive power over the common shares held by Passport Energy Master Fund SPC Ltd.

(66)	Bruce A. Pate, as the general partner of Pate Capital Partners LP, has sole voting and dispositive power over the common shares held by Pate Capital Partners LP.

(67)	Paul Mitcham is a registered broker-dealer and did not receive these common shares as compensation for providing any investment banking services to us. Consequently, Mr. Mitcham is an “underwriter” within the meaning of the Securities Act with respect to any common shares he resells pursuant to this prospectus.

(68)	Paul Tate and Lara M. Tate have shared voting and dispositive power over the common shares held by Paul Tate and Lara M. Tate, Tenants in Common.

(69)	Thomas O’Malley, Jr., as the managing member of PilotRock Concentrated Fund, L.P., has sole voting and dispositive power over the common shares held by PilotRock Concentrated Fund, L.P.

(70)	Includes 1,000,000 common shares held by PilotRock Concentrated Fund, L.P. and 1,000,000 common shares held by Thomas O’Malley, Jr.

(71)	Jon P. Venetos, Gerald Beeson and Adam Cooper, as the directors of PioneerPath Capital Ltd., have shared voting and dispositive power over the common shares held by PioneerPath Capital Ltd.

(72)	Quentin Hicks and Shannon Hicks have shared voting and dispositive power over the common shares held by Quentin Hicks and Shannon Hicks, Tenants in Common. Quentin Hicks is an employee of SMH Capital Inc., a registered broker-dealer. These common shares were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(73)	Charles Koehn Jr. has sole voting and dispositive power over the common shares held by RBC Capital Markets Corp. CFBO Charles Koehn Segregated R/O IRA.

(74)	Kimberly K. Reno has sole voting and dispositive power over the common shares held by RBC Capital Markets Corp. CFBO Kimberly K. Reno, IRA.

(75)

Mary W. Goddard has sole voting and dispositive power over the common shares held by RBC Capital Markets Corp. CFBO Mary W. Goddard IRA. Ms. Goddard is an affiliate of a registered broker-dealer. These common shares were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(76)	Tod W. Siefert has sole voting and dispositive power over the common shares held by RBC Capital Markets Corp. CFBO Tod W. Siefert DDS, SEP IRA.

(77)	RR Advisors, LLC is the investment advisor and ultimate general partner to each of RCH Energy Opportunity Fund II, L.P. and RCH Energy Opportunity Fund III, L.P. Robert Raymond, as the sole member, and W. Mark Meyer, as the president, of RR Advisors, LLC, have shared voting and dispostive power over the common shares held by each of RCH Energy Opportunity Fund II, L.P. and RCH Energy Opportunity Fund III, L.P.

(78)	Includes 1,333,333 common shares held by RCH Energy Opportunity Fund II, L.P. and 666,667 common shares held by RCH Energy Opportunity Fund III, L.P.

(79)	Includes (i) 2,061,000 common shares held by Robert C. Jenkins, (ii) 100,000 common shares held by the Jasmine Anne Jenkins Trust, with respect to which Mr. Jenkins is the trustee and has voting and dispositive power over the common shares held by the Jasmine Anne Jenkins Trust, (iii) 2,574,600 common shares held by the Robert C. Jenkins Living Trust, with respect to which Mr. Jenkins is the trustee and has sole voting and dispositive power over the common shares held by the Robert C. Jenkins Living Trust, (iv) 200,000 common shares held by the Jenkins Family Residual Trust, with respect to which Mr. Jenkins is the trustee and has sole voting and dispositive power over the common shares held by the Jenkins Family Residual Trust and (v) 100,000 common shares held by the Rory Robert Jenkins Trust, with respect to which Mr. Jenkins is the trustee and has sole voting and dispositive power over the common shares held by the Rory Robert Jenkins Trust.

(80)	Includes 2,061,000 common shares held by Mr. Jenkins.

(81)	Includes (i) 100,000 common shares held by the Jasmine Anne Jenkins Trust, (ii) 2,574,600 common shares held by the Robert C. Jenkins Living Trust, (iii) 200,000 common shares held by the Jenkins Family Residual Trust and (iv) 100,000 common shares owned by the Rory Robert Jenkins Trust.

(82)	Steve Craig, Danny Guy and Brad White, as officers of Salida Multi Strategy Hedge Fund, have shared voting and dispositive power over the common shares held by Salida Multi Strategy Hedge Fund.

(83)	Don A. Sanders, as Chief Investment Officer of each of Sanders Opportunity Fund (Institutional), L.P. and Sanders Opportunity Fund, L.P., has sole voting and dispositive power over the common shares held by each of Sanders Opportunity Fund (Institutional), L.P. and Sanders Opportunity Fund, L.P.

(84)	Allan Jacobs, as Director of Small Cap Investments and Senior Portfolio Manager of Sprott Asset Management LP, the manager of Sprott Small Cap Equity Fund, has sole voting and dispositive power over the common shares held by Sprott Small Cap Equity Fund. Sprott Asset Management LP is an affiliate of Sprott Private Wealth LP, a registered broker-dealer. These common shares were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(85)	Stuart W. Stedman, as the manager of Stedman West Management Company L.L.C., Stedman West Family Partnership, Ltd.’s managing general partner, has sole voting and dispositive power over the common shares held by Stedman West Family Partnership, Ltd.

(86)	Sylvia Barnes is an employee of SMH Capital Inc., a registered broker-dealer. These common shares were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the common shares. Sylvia Barnes and James Trimble have shared voting and dispositive power over the common shares held by Sylvia Barnes and James Trimble, Joint Tenants.

(87)	Ari Levy, as the sole director of TD Asset Management Inc., has sole voting and dispositive power over the common shares held by TD Asset Management Inc.

(88)	Emmett M. Murphy, as the president of The Apogee Fund, L.P., has sole voting and dispositive power over the common shares held by The Apogee Fund, L.P.

(89)	Douglas C. Floren, as the trustee of The Floren Family Foundation, has sole voting and dispositive power over the common shares held by The Floren Family Foundation.

(90)	Shawn Kimel, as the managing partner of The K2 Principal Fund LP, has sole voting and dispositive power over the common shares held by The K2 Principal Fund LP.

(91)	Roy Steed, as trustee, has sole voting and dispositive power over the common shares held by The Roy Steed Personal Trust.

(92)	Randy Rockman, as chief executive officer, and Jimmy Bubb, as vice president, respectively, of West Family Investments, LLC, have shared voting and dispositive power over the common shares held by West Family Investments, LLC.

(93)	Wexford Capital LP is the investment manager of each of Wexford Catalyst Trading Limited and Wexford Spectrum Trading Limited. Charles Davidson and Joseph M. Jacobs, as controlling persons of Wexford Capital LP, have shared voting and dispositive power over the common shares held by each of Wexford Catalyst Trading Limited and Wexford Spectrum Trading Limited.

(94)	Includes 300,000 common shares held by Wexford Catalyst Trading Limited and 900,000 common shares held by Wexford Spectrum Trading Limited.

(95)	Giulio Vitali, as the president of Yorkview Capital Corporation, has sole voting and dispositive power over the common shares held by Yorkview Capital Corporation.

PLAN OF DISTRIBUTION

As used in this prospectus, “selling shareholders” includes the successors-in-interest, donees, transferees or others who may later hold the selling shareholders’ interests. In all cases, the selling shareholders will act independently of us in making decisions with respect to the timing, manner, size and price of each sale.

Each selling shareholder may, from time to time, sell any or all of their common shares on the stock exchange, market or trading facility on which the common shares are listed or quoted at the time of sale or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers, including institutional investors;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short after the effective date of the registration statement of which this prospectus is a part and deliver common shares registered hereby to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common shares. In no event shall any broker dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the common shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common shares by the selling shareholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which common shares held by selling shareholders who are not our affiliates may resell such shares without registration and without regard to any limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The common shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of common shares by the selling shareholders or any other person.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	our Current Report on Form 8-K dated December 30, 2008 and filed on January 6, 2009, as amended by Amendment No. 1 to Form 8-K/A filed on March 18, 2009;

•	our Current Report on Form 8-K dated August 6, 2008 and filed on February 12, 2009;

•	our Current Report on Form 8-K dated February 4, 2009 and filed on February 26, 2009;

•	our Current Report on Form 8-K dated March 5, 2009 and filed on March 11, 2009, as amended by Amendment No. 1 to Form 8-K/A filed on May 21, 2009;

•	our Current Report on Form 8-K dated April 28, 2009 and filed on May 4, 2009;

•	our Current Report on Form 8-K dated May 30, 2009 and filed on June 1, 2009;

•	our Current Report on Form 8-K dated June 16, 2009 and filed on June 22, 2009;

•	our Current Report on Form 8-K dated June 22, 2009 and filed on June 25, 2009;

•	our Definitive Proxy Statement for our Annual and Special Meeting of Shareholders filed on April 30, 2009; and

•	our Definitive Proxy Statement for our Special Meeting of Shareholders filed on June 2, 2009.

We will provide, upon written or oral request, to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

TransAtlantic Petroleum Corp.

5910 N. Central Expressway

Suite 1755

Dallas, Texas 75206

Attn: Secretary

Telephone (214) 220-4323

Our incorporated reports and other documents may be accessed at our website address: www.transatlanticpetroleum.com or by contacting the SEC as described below in “Where You Can Find More Information.”

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

LEGAL MATTERS

The validity of the common shares offered hereby has been passed upon for us by Macleod Dixon LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the two year period ended December 31, 2008, have been included herein, and in the registration statement, in reliance upon the report of KPMG LLP, the independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Incremental Petroleum Limited and subsidiaries as of and for the years ended December 31, 2008 and 2007 incorporated in this prospectus by reference from Amendment No. 1 to the Current Report on Form 8-K/A of Transatlantic Petroleum Corp. filed on May 21, 2009 have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Longe Energy Limited as of November 30, 2008 for the period from April 14, 2008 (inception) to November 30, 2008 included on exhibit 99.1 of TransAtlantic Petroleum Corp’s Current Report on Form 8-K/A dated March 18, 2009 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Longe Energy Limited’s significant related party transactions as discussed in note 8 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT PETROLEUM ENGINEERS

RPS Energy Pty. Ltd., independent petroleum engineers, prepared the Proved Reserves estimates with respect to certain of our properties included in this prospectus in reliance upon the authority of said firm as experts in petroleum engineering.

FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

AUDITORS’ REPORT TO THE BOARD OF DIRECTORS OF

TRANSATLANTIC PETROLEUM CORP.

We have audited the accompanying consolidated balance sheets of TransAtlantic Petroleum Corp. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TransAtlantic Petroleum Corp. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the financial statements, the Company has elected to change its method of accounting for oil and gas exploration and development activities from full cost to the successful efforts method.

KPMG LLP

Calgary, Canada

March 31, 2009 (July 20, 2009 for Notes 3, 5, 6, 8 and 17)

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Balance Sheets

As of December 31, 2008* and 2007*

(in thousands of U.S. dollars, except share data)

	2008*	2007*
ASSETS
Current assets
Cash and cash equivalents	$30,052	$2,224
Accounts receivable	1,327	566
Prepaid and other current assets	3,861	45

Total current assets	35,240	2,835

Property and equipment (note 2 and 6)
Oil and gas properties (successful efforts method)
Unproved	1,732	—
Drilling services and other equipment	40,886	—

	42,618	—
Less accumulated depreciation, depletion and amortization	(53)	—

Property and equipment, net	42,565	—

Other assets:
Restricted cash (note 4)	3,268	2,272
Deferred charges (note 17)	181	—

Total other assets	3,449	2,272

Total Assets	$81,254	$5,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,962	$402
Accounts payable—related party (note 16)	1,517	—
Accrued liabilities	581	387
Loan payable (note 8)	—	2,000
Settlement provision (note 13)	240	240

Total current liabilities	6,300	3,029
Long term liabilities:
Asset retirement obligations	$14	$8

Total liabilities	6,314	3,037
Commitments and contingencies (notes 14 and 15)
Subsequent events (notes 2, 8, 12, 15, 16 and 17)
Stockholders’ equity:
Common stock, $0.00 par value, unlimited shares authorized as of December 31, 2008 and 2007; 154,958,000 and 43,271,000 shares issued and outstanding as of December 31, 2008 and 2007, respectively (note 9)	—	—
Additional paid in capital (note 9)	133,062	47,837
Additional paid in capital—warrants	5,228	1,108
Accumulated deficit	(63,350)	(46,875)

Total stockholders’ equity	74,940	2,070

Total liabilities and stockholders’ equity	$81,254	$5,107

*	Financial information for 2008 and 2007 has been revised to reflect the retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2008* and 2007*

(in thousands of U.S. dollars, except per share amounts)

	2008*	2007*
Revenues:
Oil and gas sales	$111	$653

Total revenues	111	653
Costs and expenses:
Production	$73	$1,167
Seismic and other exploration	7,901	—
General and administrative	3,009	2,119
International oil and gas activities (note 6)	5,183	2,312
Stock-based compensation (note 9)	583	554
Depreciation, depletion and amortization (note 6)	59	152
Settlement provision (note 13)	—	(313)
Foreign exchange loss	—	45

Total costs and expenses	16,808	6,036

Operating loss	16,697	5,383
Other (income) expense:
Interest and financing expense	116	728
Interest and other income	(338)	(240)
Loss on write-down of assets (note 5)	—	447

Net Loss and comprehensive loss	$16,475	$6,318

Net loss per share
Basic and diluted	$0.25	$0.15

Basic and diluted weighted average number of shares outstanding	66,524	43,037

*	Financial information for 2008 and 2007 has been revised to reflect the retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Statement of Stockholders’ Equity (Deficit)

For the years ended December 31, 2008* and 2007*

(in thousands of U.S. dollars)

	Common Stock (Note 9)		Additional Paid in Capital	Additional Paid in Capital - Warrants	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares Issued	Warrants Issued
Balance as of December 31, 2006	42,557	7,976	$45,851	$2,017	$(40,557)	$7,311
Issuance of common stock	504	—	359	—	—	359
Exercise of stock options	185	—	138	—	—	138
Exercise of warrants	25	(25)	33	(7)	—	26
Expiration of warrants	—	(3,232)	902	(902)	—	—
Stock-based compensation	—	—	554	—	—	554
Net loss for the year	—	—	—	—	(6,318)	(6,318)

Balance as of December 31, 2007	43,271	4,719	47,837	1,108	(46,875)	2,070
Issuance of common stock	110,000	—	83,072	—	—	83,072
Issuance of warrants	—	10,000	—	5,228	—	5,228
Issuance cost	—	—	(1,199)	—	—	(1,199)
Exercise of stock options	247	—	149	—	—	149
Exercise of warrants	1,440	(1,440)	1,907	(395)	—	1,512
Expiration of warrants	—	(3,279)	713	(713)	—	—
Stock-based compensation	—	—	583	—	—	583
Net loss for the year	—	—	—	—	(16,475)	(16,475)

Balance as of December 31, 2008	154,958	10,000	$133,062	$5,228	$(63,350)	$74,940

*	Financial information for 2008 and 2007 has been revised to reflect the retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Statements of Cash Flows

For the years ended December 31, 2008* and 2007*

(in thousands of U.S. dollars)

	2008*	2007*
Cash provided by (used in):
Net loss	$(16,475)	$(6,318)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-down of assets	—	447
Non-cash financing expense	—	359
Depreciation, depletion and amortization	59	152
Stock-based compensation	583	554
Changes in operating working capital:
Accounts receivable	(761)	(144)
Prepaid expenses	(1,180)	39
Accounts payable and accrued liabilities	4,101	(1,201)
Settlement provision	—	(721)

Net cash used in operating activities	(13,673)	(6,833)
Investing activities:
Oil and gas properties	3,760	(4,126)
Drilling services and other equipment	(14,028)	—
Proceeds from sale of assets	—	4,264
Deferred charges	(181)	—
Restricted cash	(996)	2,067

Net cash (used in) provided by investing activities	(11,445)	2,205
Financing activities:
Exercise of warrants and options	1,661	164
Issuance of common shares, net	53,769	—
Acquisition transaction costs	(484)	—
Loan proceeds	—	4,000
Loan repayment	(2,000)	(2,000)

Net cash provided by financing activities	52,946	2,164
Net increase (decrease) in cash and cash equivalents	27,828	(2,464)
Cash and cash equivalents, beginning of year	2,224	4,688

Cash and cash equivalents, end of year	$30,052	$2,224

*	Financial information for 2008 and 2007 has been revised to reflect the retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Notes to Consolidated Financial Statements

1.	General

Nature of operations

TransAtlantic Petroleum Corp. (together with its subsidiaries, the “Company” or “TransAtlantic”) is a vertically integrated international oil and gas company engaged in the exploration for and the development and production of crude oil and natural gas, primarily in Morocco, Romania and Turkey.

TransAtlantic was incorporated in 1985 under the laws of British Columbia and continued to Alberta in 1997. During 2005 and 2006, TransAtlantic acquired an exploration permit and a reconnaissance license in Morocco, three production blocks in Romania, three exploration licenses in Turkey and two promote round licenses covering six blocks in the UK North Sea. The UK North Sea licenses expired in 2007. During this same period, the Company acquired properties in Texas. TransAtlantic also participated as a non-operator in four other properties in Texas, Oklahoma and Louisiana.

In 2006, the Company sold its Louisiana property, and in 2007, the Company determined to exit its United States (“U.S.”) operations and focus on the development of its international properties. To that end, TransAtlantic acquired three additional exploration licenses in Turkey, converted a portion of its Moroccan reconnaissance license into two exploration permits, sold the Texas properties it operated, and offered its remaining non-operated U.S. properties for sale.

Approximately 70% of the Company’s outstanding common stock is beneficially owned by N. Malone Mitchell 3rd, entities under Mr. Mitchell’s ownership or control (the “Riata Group”), and certain other persons that have relationships with Mr. Mitchell. Mr. Mitchell is the Chairman of the Company’s board of directors.

In 2008, TransAtlantic changed its operating strategy from that of a prospect generator to a vertically integrated project developer.

To execute this new strategy, in August 2008, TransAtlantic announced plans to:

1.	acquire Longe Energy Limited (“Longe”), a member of the Riata Group, in exchange for common shares of the Company and common share purchase warrants; and

2.	undertake a concurrent private placement pursuant to which members of the Riata Group would invest an additional $42.5 million in the Company.

Both transactions were approved by the Company’s shareholders and closed in December 2008.

Basis of presentation

The Company’s consolidated financial statements are expressed in U.S. dollars and have been prepared by management in accordance with accounting principles generally accepted in the U.S. (“GAAP”), and all amounts in these notes to consolidated financial statements are in U.S. Dollars unless otherwise indicated. In preparing financial statements, management makes informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews estimates, including those related to impairment of long-lived assets and goodwill, contingencies and income taxes. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The accounting policies most affected by management’s estimates and assumptions are as follows:

•	The reliance on estimates of proved reserves to compute the provision for depreciation, depletion and amortization and to determine the amount of any impairment of proved properties;

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

•	The valuation of unproved acreage and proved oil and gas properties to determine the amount of any impairment of oil and gas properties;

•	Judgment regarding the productive status of in-progress exploratory wells to determine the amount of any provision for abandonment; and

•	Estimates regarding abandonment obligations.

These audited consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the consolidated financial position of the Company as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007. Management believes that these financial statements contain all adjustments necessary so that they are not misleading.

Certain reclassifications have been made to 2007 amounts in order to present these results on a comparable basis with amounts for 2008.

2.	Significant accounting policies

Basis of preparation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. At December 31, 2008 the Company owned 100% of the voting common stock or other equity securities in its subsidiaries.

Cash and cash equivalents

Cash and cash equivalents include term deposits and investments with original maturities of three months or less at the date of acquisition.

Foreign currency translation

The functional currency for the Company and all of its subsidiary entities is the U.S. dollar. Transactions of the Company in foreign currencies are translated at the rates in effect at the time of the transaction. Monetary items denominated in foreign currencies are translated to U.S. dollars at exchange rates in effect at the balance sheet dates and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Foreign exchange gains and losses are included in income.

Oil and gas properties

In the first quarter of 2009, TransAtlantic changed its method of accounting for its oil and gas exploration and development activities from the full cost method to the successful efforts method. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections,” financial information for prior periods has been revised to reflect retrospective application of the successful efforts method, as prescribed by SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” (see note 3). Although the full cost method of accounting for oil and gas exploration and development activities continues to be an accepted alternative, the successful efforts method of accounting is the preferred method. The Company believes the successful efforts method provides a more transparent representation of its results of operations and the ability to assess the Company’s investments in oil and gas properties for impairment based on their estimated fair values rather than being required to base valuation on prices and costs as of the balance sheet date.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

In accordance with the successful efforts method of accounting for oil and gas properties, costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

Exploration costs, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be nonproductive. The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

Joint interest activities

Many of the Company’s exploration, development and production activities are conducted jointly with other entities and accordingly the consolidated financial statements reflect only the Company’s proportionate interest in such activities.

Valuation of property and equipment other than oil and gas properties

The Company follows the provisions of SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires that the Company’s long-lived assets, including drilling service and other equipment, be assessed for potential impairment in their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Impairment is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value. Any such impairment is recognized based on the difference in the carrying value and estimated fair value of the impaired asset.

Drilling services and other equipment

Drilling services and other equipment is stated at cost. Depreciation of other property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 7 years) of the respective assets. The costs of normal maintenance and repairs are charged to expense as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of other property and equipment sold, or otherwise disposed of, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in current operations.

Determination of fair value

The Company adopted SFAS No. 157, “Fair Value Measurements (as amended)” (“SFAS 157”) effective January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value, outlines a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. As permitted by Financial Accounting Standards Board (“FASB”) Staff Position No. 157-2, the Company has not applied the provisions of SFAS 157 to nonfinancial assets and liabilities. The Company has not applied the provisions of SFAS 157 to its asset retirement obligations.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

Business combinations

In accordance with SFAS No. 141, “Business Combinations,” the Company allocates the purchase price of acquired companies to the tangible and intangible individual assets acquired and liabilities assumed based on their estimated fair values. Transaction costs are capitalized to the assets acquired.

Supplemental disclosure of cash flow information

Noncash transactions resulting from the Longe acquisition not reflected in the consolidated statements of cash flows include the following:

	Year Ended December 31,
	2008	2007
	(In thousands)
Noncash working capital transactions:
Prepaid and other assets	$2,636	$—
Accounts payable	$(1,170)	$—
Noncash investing transactions:
Property and equipment	$32,350	$—
Noncash financing transactions:
Common shares issued	$28,104	$—
Common share warrants issued	$5,228	$—

	Year Ended December 31,
	2008	2007
	(In thousands)
Supplemental disclosure of cash paid for interest and income taxes:
Cash paid during the year for interest	$144	$349
Cash paid during the year for income taxes	$—	$—

Abandonment obligations

The Company follows the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations,” as amended (“SFAS 143”). SFAS 143 requires the Company to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost associated with the abandonment obligation, along with any estimated salvage value, is included in the computation of depreciation, depletion and amortization.

Revenue recognition

Revenue from the sale of products is recognized upon delivery to the purchaser when title passes. Drilling service revenues are recognized when the related service is performed.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Stock-based compensation

The Company adopted SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards, including employee stock options, based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite vesting periods. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in 2006. The Company adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard prospectively as of January 1, 2006 and does not require restatement of previously issued financial statements. SFAS 123R requires the Company to estimate the fair value of stock option awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model (“Black-Scholes Model”) as its method of valuation for share-based awards granted on or after January 1, 2006, which is the same model used for the Company’s pro forma information required under SFAS 123R. The Company’s determination of fair value of share-based payment awards on the date of grant using the Black-Scholes Model is affected by the Company’s stock price, as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, as well as actual and projected exercise and forfeiture activity. Options granted to consultants, to the extent unvested, are fair valued on subsequent reporting dates.

Income taxes

The Company follows the asset and liability method prescribed by SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”), effective January 1, 2007. The Company did not have any unrecognized tax benefits other than those for which a valuation allowance has been provided thereon, and there was no effect on its financial condition or results of operations as a result of implementing FIN 48. The Company did not have any unrecognized tax benefits at December 31, 2008. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. The Company’s policy is that it recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any tax-related interest expense recognized during the years ended December 31, 2008 or 2007.

Comprehensive loss

SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”), established standards for reporting and displaying of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. There were no differences between net loss and comprehensive loss in 2008 or 2007.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Per share information

Basic per share amounts are calculated using the weighted average common shares outstanding during the year. The Company uses the treasury stock method to determine the dilutive effect of stock options and other dilutive instruments. Under the treasury stock method, only “in the money” dilutive instruments impact the diluted calculations in computing diluted earnings per share. Diluted calculations reflect the weighted average incremental common shares that would reflect the weighted average incremental common shares that would be issued upon exercise of dilutive options assuming the proceeds would be used to repurchase shares at average market prices for the period.

3.	Accounting changes and recent pronouncements

Changes in accounting principles

During the first quarter of 2009, the Company changed its method of accounting for oil and gas exploration and development activities from the full cost method to the successful efforts method. Accordingly, financial information for prior periods has been revised to reflect retrospective application of the successful efforts method. In general, under successful efforts, exploration expenditures such as exploratory geological and geophysical costs, delay rentals and exploration overhead are charged against earnings as incurred, versus being capitalized under the full cost method of accounting. Depreciation, depletion and amortization expense, impairments and other adjustments and income tax expense have been revised to reflect these differences. In addition, gains or losses, if applicable, are recognized on the sale of oil and gas property and equipment.

The following presents the effects of the change to the successful efforts method on the financial statements:

	Changes to the Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)	Under Full Cost	Change	As Reported Under Successful Efforts
Year Ended December 31, 2008:
Seismic and other exploration	$—	$7,901	$7,901
Net loss and comprehensive loss	8,574	7,901	16,475
Basic and diluted loss per share	0.13	0.12	0.25

Year Ended December 31, 2007:
Seismic and other exploration	$—	$—	$—
Net loss and comprehensive loss	7,937	(1,619)	6,318
Basic and diluted loss per share	0.18	(0.03)	0.15

	Changes to the Consolidated Balance Sheets
(in thousands)	Under Full Cost	Change	As Reported Under Successful Effort

December 31, 2008:
Oil and gas properties—unproved	$11,205	$(9,473)	$1,732
Property and equipment, net	52,038	(9,473)	42,565
Accumulated deficit	53,877	9,473	63,350

December 31, 2007:
Oil and gas properties—unproved	$1,572	$(1,572)	$—
Property and equipment, net	1,572	(1,572)	—
Accumulated deficit	45,303	1,572	46,875

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which became effective for financial assets and liabilities of the Company on January 1, 2008 and non-financial assets and liabilities of the Company on January 1, 2009. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but would apply to assets and liabilities that are required to be recorded at fair value under other accounting standards. The impact, if any, to the Company from the adoption of SFAS 157 in 2009 will depend on the Company’s assets and liabilities at that time that are required to be measured at fair value.

In December 2007, FASB issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”), and SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 141R requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “fair value.” The Statement applies to all business combinations, including combinations among mutual entities and combinations by contract alone. Under SFAS 141R, all business combinations will be accounted for by applying the acquisition method. SFAS 141R is effective for periods beginning on or after December 15, 2008. Accordingly, transactions costs related to acquisitions to be recorded as a reduction of earnings in the period they are incurred and costs related to issuing debt or equity securities that are related to the transaction will continue to be recognized in accordance with other applicable GAAP rules. SFAS 160 will require non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. The statement applies to the accounting for non-controlling interests and transactions with non-controlling interest holders in consolidated financial statements. SFAS 160 is effective for periods beginning on or after December 15, 2008 and will be applied prospectively to all non-controlling interests, including any that arose before the effective date except that comparative period information must be recast to classify non-controlling interests in equity, attribute net income and other comprehensive income to non-controlling interests, and provide other disclosures required by SFAS 160.

The FASB issued SFAS 165, “Subsequent Events” (“SFAS 165”), on May 28, 2009. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009.

The Company has reviewed other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its consolidated results of operations, financial position and cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

4.	Restricted cash

Restricted cash represents cash placed in escrow accounts or in certificates of deposit that are pledged for the satisfaction of liabilities or performance guarantees. At December 31, 2008 and 2007, restricted cash included: $240,000 and $240,000, respectively, for settlement of liabilities in Nigeria (see note 13); $3.0 million and $2.0 million, respectively, in a certificate of deposit supporting a $3.0 million and $2.0 million, respectively, bank guarantee of the Morocco work program (see note 15) and $28,000 in a certificate of deposit that is a collateral for a letter of credit in favor of the Oklahoma Tax Commission.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

5.	Discontinued operations and assets held for sale

In 2007, the Company designated certain oil and gas properties as held for sale in conjunction with its plan to sell its proved and undeveloped interests in the U.S, primarily in Texas. The Company recorded a write-down in 2007 of approximately $447,000. As such, the net book value of property and equipment in the U.S. is now $0, and $14,000 of asset retirement obligations remain at December 31, 2008, as essentially all of the Company’s U.S. operations have been disposed of.

In November 2007, the Company sold its South Gillock and State Kohfeldt Units, as well as the shallow rights over the South Gillock Unit, for $4.0 million, and the buyer assumed an estimated $2.0 million in plugging and abandonment liability associated with the units.

In addition, the Company sold its Jarvis Dome property in October 2007 for $250,000. Two properties in Oklahoma have not been sold. In connection with the acquisition of Incremental, the Company acquired interests in non-operated properties in California. As a result of acquiring these properties in California, previously reported U.S. discontinued operations are now continuing and the results of operations in 2008 and 2007 previously reported as discontinued have been reclassified to operating revenues, costs and expenses.

6.	Property and equipment

(a)	Oil and gas properties: The following table sets forth the capitalized costs under the successful efforts method for oil and gas properties, as of December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007
Oil and gas properties, unproved
Morocco	$103	$—
Romania	402	—
Turkey	1,227	—

	$1,732	$—

The oil and gas properties that are revenue producing at this time have no book value and therefore no depletion has been recorded. Uncertainties affect the recoverability of these costs as the recovery of the costs outlined above are dependent upon the Company obtaining government approvals, obtaining and maintaining licenses in good standing and achieving commercial production or sale.

Morocco:

In May 2006, the Company was awarded the Tselfat exploration permit in northern Morocco. In August 2007, the Company reached an agreement to farmout 50% of its interest in the Tselfat permit to a joint interest partner, Sphere Petroleum QSC (“Sphere”). In exchange for an option to acquire 50% of the Company’s interest in the Tselfat permit, Sphere agreed to fund the costs of an evaluation work program which included acquisition of a 3-D seismic survey and additional geological studies. Upon its exercise of the option, Sphere would fund the drilling and testing of an exploratory well and replace the Company’s bank guarantee deposited with the Moroccan government. In April 2008, Sphere assigned all of its interests in the Tselfat option and farmout agreement to Longe. The Company acquired Longe in December 2008. As a result, the Company retains a 100% working interest in the Tselfat permit.

In June 2005, the Company was awarded the Guercif-Beni Znassen reconnaissance license in northern Morocco. In January 2008, the Company converted a portion of its Guercif-Beni Znassen reconnaissance license into two exploration permits pursuant to a Petroleum Agreement and the companion Association Contract (the “Petroleum Agreement”) dated November 2, 2007, with the national oil company of Morocco, Office National des Hydrocarbures et des Mines (“ONHYM”). Pursuant to the Petroleum Agreement, the Company committed to a work program during the initial

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

three-year term, pursuant to which the Company has re-entered, logged and tested a well previously drilled in the area, and is required to acquire 300 square kilometers of 2-D seismic and reprocess and reinterpret an aerogravity and magnetic survey. Pursuant to a participation agreement between the Company (30%), Stratic Energy Corporation (“Stratic”) (20%) and Sphere (50%), Sphere agreed to bear the entire cost of the initial three-year work program to earn its 50% interest in the two Guercif exploration permits. In addition, Sphere posted the required bank guarantee for the initial work program with the Moroccan government and Sphere agreed to reimburse the Company for approximately $680,000 of historical expenditures. In April 2008, Sphere assigned all of its interests in the Guercif participation agreement to Longe, which replaced the Sphere bank guarantee upon completion and acceptance of the transfer documentation. The Company acquired Longe in December 2008. As a result, the Company retains an 80% working interest in the Guercif permits.

In July 2008, the Company agreed to farm-in to the Ouezzane-Tissa and Asilah exploration permits held by Direct Petroleum Morocco, Inc. and Anschutz Morocco Corporation (collectively, “Direct”) in northern Morocco. Under the farm-in agreement, the Company will earn a 50% interest in the Ouezzane-Tissa and Asilah exploration permits by carrying Direct for 100% of the costs of drilling three wells on the Ouezzane-Tissa and Asilah permits. If one of the three wells is a commercial success, as defined in the farm-in agreement, then the Company would carry Direct in the drilling of a fourth well.

The Company’s interests in each of its Moroccan exploration permits are subject to the 25% interest held by ONHYM, which is carried by the Company and its partners during the exploration phase but ONHYM pays its share of costs in the development phase. The Company will continue as operator of the Guercif and Tselfat exploration permits during the initial three-year period and is also the operator of the Ouezzane-Tissa and Asilah exploration permits. Each of the Company’s Moroccan exploration permits are for an eight-year term divided into three periods.

During 2008, the Company incurred approximately $2.4 million in seismic related cost and capitalized $103,000 of wellsite preparation related to projects in Morocco. The Company also recorded $5.5 million in unproved oil and gas properties as a result of the Longe acquisition (see note 14).

Romania:

The Company capitalized $402,000 during 2008 for wellsite preparation in Romania. The Company incurred $1.6 million of expenditures related to seismic surveys completed at the end of 2006 in Romania.

In February 2006, the Company was awarded three onshore production licenses in Romania, the Izvoru, Vanatori and Marsa licenses. The licenses were awarded to the Company based upon its commitment to perform certain work programs on each of the respective fields over the next three years, including shooting seismic and drilling or re-entering wells. There is no current production from any of the fields. The Company is the operator and 100% working interest owner of the fields. The Company entered into petroleum agreements with the Romanian government covering each license, which were finalized in September 2007 and expire in August 2010.

In September 2008, the Company agreed with Sterling Resources Ltd. (“Sterling”) to farm-in to Sterling’s Sud Craiova Block E III-7 in western Romania. In exchange for a 50% working interest, the Company agreed to drill three exploration wells on the Sud Craiova license. At casing point in each well, Sterling and TransAtlantic will each elect whether to proceed to completion and will each bear their proportionate share of completion and infrastructure costs. Sterling will remain operator of the Sud Craiova license.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Turkey:

In June 2006, the Company was awarded three onshore exploration licenses in southeastern Turkey. In March 2008, the Company announced that it had agreed to farmout 75% of its interest in two of its licenses, Blocks 4173 and 4174, in Turkey. The party who farmed in is obligated to drill an exploration well on one of the two blocks at its cost before the end of 2008.

In July 2007, the Company was awarded three additional onshore exploration licenses, Blocks 4268, 4269 and 4270, all of which are in southeastern Turkey on the border with Iraq. The three new licenses expire in June 2011. Upon a commercial discovery, each exploration license would be converted to a 20-year production lease which bears a 12.5% royalty. These additional licenses will also involve a work program, including technical studies, reprocessing of data and contingent plans for drilling wells. The Company is the operator and 100% working interest owner of these licenses.

In September 2008, the Company agreed with Incremental to farm-in to its License 4262 in southeastern Turkey. In exchange for a 60% working interest, the Company will drill one exploration well on License 4262. At casing point, Incremental and TransAtlantic will each elect whether to proceed to completion and will each bear their proportionate share of completion and infrastructure costs. By drilling this well, the Company will also earn an undivided 75% working interest in four additional licenses owned by Incremental located south of License 4262. The Company’s participation in these licenses has been approved by the Turkish General Directorate of Petroleum Affairs (“GDPA”). The GDPA has approved the Company as operator of License 4262, and subject to GDPA’s approval, the Company will become the operator of the other four licenses. The Company capitalized $1.2 million in wellsite preparation and drilling for the well in progress at December 31, 2008.

Other:

The Company incurred and expensed $5.2 million in costs during the year ended December 31, 2008 for international oil and gas activities, including $1.4 million for a workover in Morocco, compared to $2.3 million in costs for international oil and gas activities for the year ended December 31, 2007. The Company also received expense reimbursements related to projects totaling $832,000 in Morocco from Longe and $150,000 from an unrelated farm-in partner. Excluding the workover expense and partner reimbursements, the Company expensed $4.8 million in 2008 compared to $2.3 million for the year ended December 31, 2007, towards the pre-acquisition, reconnaissance and evaluation of the Company’s international oil and gas activities, including those conducted in Morocco, Romania and Turkey, including technical, professional and administrative costs related to expanded offices in each country.

(b)	Drilling services and other equipment: The historical cost of other property and equipment, presented on a gross basis with accumulated depreciation is summarized as follows (in thousands):

	December 31,
	2008	2007
Drilling rigs, tubulars and equipment	$40,217	$—
Vehicles	301	—
Office equipment and furniture	368	—

Total cost	$40,886	$—
Accumulated depreciation	(53)	—

Net other property and equipment	$40,833	$—

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

7.	Asset retirement obligations

As part of its development of oil and gas opportunities, the Company incurs asset retirement obligations (“ARO”) on its properties. The Company’s ARO results from its responsibility to abandon and reclaim its net share of all working interest properties. At December 31, 2008, the net present value of the Company’s total ARO is estimated to be $14,000, with the undiscounted value being $14,000. An inflation rate of 2% was assumed and a discount rate of 7% was used to calculate the present value of the ARO.

(in thousands)	Year ended December 31, 2008	Year ended December 31, 2007
Beginning balance	$8	$1,939
Liabilities incurred	—	26
Accretion expense	6	72
Liabilities sold (note 5)	—	(2,029)

Ending balance	$14	$8

8.	Loans payable

In April 2007, the Company entered into a $3.0 million short-term standby bridge loan from Quest Capital Corp. (“Quest”). The Company drew down $3.0 million on the loan in the second quarter of 2007. In August 2007, the Company and Quest increased the loan facility to $4.0 million and the Company drew down the additional $1.0 million. Quest and the Company currently have one director in common. At the time of the Quest transactions, the Company and Quest had two directors in common. Transactions with Quest were conducted at their exchange amount. The Company issued 503,823 common shares to Quest at an aggregate value of approximately $359,000 as it drew on the loan (see note 9). In November 2007, the Company paid down $2.0 million in principal on the loan and extended the maturity date on the outstanding principal balance of $2.0 million to March 31, 2008. Quest extended the maturity date to April 30, 2008 to facilitate the closing of the Riata loan described below.

On April 8, 2008, Riata Management, LLC (“Riata”), a member of the Riata Group, loaned the Company $2.0 million, which the Company used to repay the $2.0 million loan due to Quest. The Company paid the loan from Riata in full on May 30, 2008, and no interest was due in accordance with the agreement.

On November 28, 2008, the Company entered into a credit agreement with Dalea. The purpose of the Dalea credit agreement is to fund the all cash takeover offer by TransAtlantic Australia Pty. Ltd., a wholly-owned subsidiary of the Company (“TransAtlantic Australia”), for all of the outstanding shares of Incremental (see note 17).

Pursuant to the Dalea credit agreement, as amended, until March 31, 2009, the Company may request advances from Dalea up to the lesser of (i) the actual amount necessary to purchase such number of shares of Incremental as have been acquired (the “Incremental Transaction”) in connection with the offer for such shares plus related transaction costs and expenses or (ii) $69,000,000. Advances under the credit agreement are denominated in U.S. Dollars, but are advanced in Australian Dollars at an agreed upon currency exchange rate of US $0.7024 to AUD $1.00. The Company may use the amounts borrowed under the credit agreement only to fund the consummation of the Incremental Transaction by TransAtlantic Australia and to fund the costs and expenses associated therewith.

The aggregate unpaid principal balance, together with all accrued but unpaid interest will be immediately due and payable by the Company upon the earliest of (i) one year from the closing date of the Incremental Transaction; (ii) the date of any change in ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Company; and (iii) the occurrence of an event of default.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

The total outstanding balance of the advances made under the credit agreement accrue interest at a rate of ten percent (10%) per annum, calculated daily and compounded quarterly. Interest is payable by the Company on the first day of each March, June, September and December. Following an event of default, the outstanding balance will accrue additional interest at a rate of four percent (4%) per annum until the event of default is cured or waived. The Company may prepay the loan at any time before maturity without penalty.

The credit agreement is secured by all of the personal property or assets of TransAtlantic (Holdings) Australia Pty. Ltd., including all of the ordinary shares in the capital of TransAtlantic Australia.

The credit agreement contains certain covenants that will limit the ability of the Company and its subsidiaries to, among other things, change the name of the Company or any of its subsidiaries, create liens, issue shares of any subsidiary, declare or pay dividends on share capital, redeem or repurchase shares, sell assets, borrow money from third parties, pay out indebtedness to non-arm’s length parties or guarantee indebtedness. In addition, any proceeds received by the Company or any subsidiary from a sale of assets outside the ordinary course of business or from equity or debt financings shall be paid first to Dalea up to the amount outstanding under the credit agreement.

The Company reached an agreement with Dalea to amend the Dalea credit agreement to increase the loan facility by $14.0 million to allow the use of funds for general corporate purposes. There were no amounts outstanding under the credit agreement as of December 31, 2008. The Company had $64.6 million outstanding pursuant to the credit agreement as of June 23, 2009, when the loan was repaid in full along with $389,000 in accrued interest.

9.	Common Stock

December 2008 private placement and Longe acquisition

In December 2008, the Company acquired 100% of the issued and outstanding shares of Longe Energy Limited (“Longe”) from Longfellow Energy, LP, a member of the Riata Group, in consideration for the issuance of 39,583,333 common shares of the Company, valued at $0.71 per share, and 10,000,000 common share purchase warrants. Each warrant entitles the holder to purchase one common share at an exercise price of $3.00 per share through December 30, 2011. Concurrently, the Company issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, LLC (“Riata TransAtlantic”), Matthew McCann and other purchasers that have relationships with Mr. Mitchell resulting in gross proceeds of $42.5 million. Mr. McCann is the chief executive officer and a director of the Company. The Company recorded $1.1 million in transaction costs for the Longe acquisition and the concurrent private placement.

April and May 2008 private placement

In April and May 2008, the Company issued 10,000,000 common shares and 25,000,000 common shares, respectively, to Riata TransAtlantic, Dalea and certain friends and family of Mr. Mitchell in connection with a two-stage private placement transaction announced in March 2008. Riata TransAtlantic is also a member of the Riata Group. The private placements resulted in gross proceeds of Cdn $12 million.

December 2006 private placement

The Company issued 4,500,000 Units at $0.85 per Unit for gross proceeds of $3.8 million. Each Unit consisted of one common share and one common share purchase warrant. Each warrant entitled the holder to acquire one common share at a price of $1.05 through December 4, 2008. A total of 1,440,353 warrants were exercised during 2008, and the remaining warrants expired December 4, 2008.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Stock option plan

The Company’s Amended and Restated Stock Option Plan (the “Option Plan”) was terminated on June 16, 2009. All outstanding awards issued under the Option Plan will remain in full force and effect. The number of shares issuable pursuant to the Option Plan and under any stock-based compensation arrangements the Company may have from time to time, shall not exceed 10% of the aggregate issued and outstanding common shares, on a non-diluted basis, at the time of grant of an option (subject to certain adjustments). There were 1,549,580 common shares reserved for issuance under the Option Plan as of December 31, 2008. Designated employees of the Company, including officers and directors, certain contractors and outside directors of the Company are eligible to receive options to purchase common shares. The Option Plan is administered by the compensation committee of the Company’s board of directors. All options presently issued under the Option Plan have a five-year expiry.

Pursuant to the Option Plan, the Company granted options to acquire 100,000 common shares on August 1, 2008. All the options were granted with a five year term exercisable at $1.35 per share. All of the granted options vest in three equal installments over a two year period, with one-third vesting on the date of the grant; and the remaining two-thirds vesting on August 1, 2009 and 2010.

Pursuant to the Option Plan, the Company granted options to acquire 340,000 common shares on June 11, 2008. All the options were granted with a five year term exercisable at $1.23 per share. All of the granted options vest in three equal installments over a two year period, with one-third vesting on the date of the grant; and the remaining two-thirds vesting on June 11, 2009 and 2010.

Pursuant to the Option Plan, the Company granted options to acquire 915,000 common shares on December 4, 2007. All of the options were granted with a five-year term exercisable at $0.31 per share. The options were issued on three different vesting schedules. 165,000 of the options issued vested immediately. As to 600,000 of the options issued, one-third vested immediately, one-third will vest in one year and one-third will vest in two years. As to 150,000 of the options issued, one-third vested immediately, one-third vested on March 31, 2008 and one-third vested on December 31, 2008.

Pursuant to the Option Plan, the Company also granted options to acquire 1,355,000 common shares on January 10, 2007. All of the options were granted with a five-year term exercisable at $1.00 per share. The options were issued on two different vesting schedules. As to 405,000 of the options issued, one-half vested immediately and one-half vested on January 10, 2008. As to 950,000 of the options issued, one-third vested immediately, one-third vested on January 10, 2008 and one-third will vest on January 10, 2009.

Based upon these terms, a Black-Scholes pricing model derives a fair value for the grants of approximately $583,000 and $554,000 recognized as stock-based compensation expense for the years ended December 31, 2008 and 2007, respectively. At December 31, 2008, the unamortized amount of stock-based compensation expense was $283,000.

The estimated weighted average grant date fair value of options issued during 2008 and 2007 was $1.16 and $0.40, respectively, determined using the Black-Scholes pricing model with the following assumptions:

Option Value Inputs	2008	2007
Risk free interest rate	1.7%	4.2%
Expected option life	5 Years	5 Years
Volatility in the price of the Company’s shares	74-77%	71-172%
Forfeiture	10%	10%

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Details of the Option Plan at December 31, 2008 and 2007 are presented below.

	2008		2007
(Shares in thousands)	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at beginning of year	4,285	$0.80	2,280	$0.87
Granted	440	1.25	2,270	0.72
Expired	(65)	(0.93)	(80)	(0.82)
Exercised	(247)	(0.60)	(185)	(0.74)

Outstanding at end of year	4,413	$0.85	4,285	$0.80

Exercisable at end of year	3,553	$0.83	2,957	$0.83

The following table summarizes information about stock options as at December 31, 2008 (Shares in thousands):

Options Outstanding
Range of Prices		Number outstanding	Weighted- average options exercisable remaining contractual life	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
Low	High
			(years)
$0.31	$0.74	815	3.93	$0.31	565	$0.31
$0.75	$0.99	1,495	1.01	$0.84	1,495	$0.84
$1.00	$1.20	1,680	2.88	$1.03	1,363	$1.03
$1.23	$1.32	423	4.48	$1.25	130	$1.25

		4,413	2.59	$0.85	3,553	$0.83

10.	Income taxes

The income tax provision differs from the amount that would be obtained by applying the Canadian basic federal and provincial income tax rate to net loss for the year as follows:

(In thousands)	2008	2007
Statutory tax rate	29.50%	32.12%
Loss before tax	$(16,475)	$(6,318)
Expected income tax reduction	(4,860)	(2,029)
Increase (decrease) resulting from
Stock-based compensation	172	178
Change in enacted tax rates	(366)	787
Expiration of tax deductions	102	95
Change in valuation allowance	5,160	1,154
Other	(208)	(185)

Total	$—	$—

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

The components of the net future income tax asset at December 31, 2008 and 2007 are as follows:

(In thousands)	2008	2007
Future income tax liabilities
Property and equipment	$—	$—
Future income tax assets
Property and equipment	260	268
Operating loss carry-forwards	18,849	13,844
Capital loss carry-forwards	1,112	959
Share issue costs	54	112
Debt financing fees	68	—
Valuation allowance	(20,343)	(15,183)

Net future income tax asset (liability)	$—	$—

The Company has accumulated losses or resource-related deductions available for income tax purposes in Canada and the U.S. No recognition has been given in these consolidated financial statements to the future benefits that may result from the utilization of losses for income tax purposes. The Company has non-capital tax losses in Canada of approximately $2.9 million which expire commencing in 2009 and non-capital losses in the U.S. of approximately $34 million which expire commencing in 2009. The Company has capital losses in Canada of approximately $7.7 million which have no expiry date.

11.	Segment information

As of December 31, 2008, the Company and its subsidiaries operate in two industry segments, exploration and production of oil and natural gas (“E&P”) and drilling services, within three reportable geographic segments: Morocco, Romania, and Turkey. Segment assets, net revenues and net loss in each of its reportable segments are as follows:

	Corporate and Other	Romania	Turkey	Morocco	Total
	(in thousands)
At December 31, 2008
Segment assets	$39,480	$2,381	$10,230	$29,163	$81,254
Year ended December 31, 2008
Net revenues	$111	$—	$—	$—	$111
Net loss	$4,736	$708	$916	$10,115	$16,475
At December 31, 2007
Segment assets	$2,539	$309	$63	$2,196	$5,107
Year ended December 31, 2007
Net revenues	$653	$—	$—	$—	$653
Net loss	$4,556	$811	$239	$712	$6,318

	Exploration & Production	Drilling Services	Corporate and Other	Total
	(in thousands)
At December 31, 2008
Segment assets	$14,334	$35,749	$31,171	$81,254
Year ended December 31, 2008
Net revenues	$—	$—	$111	$111
Net loss	$10,688	$1,051	$4,736	$16,475
At December 31, 2007
Segment assets	$2,568	$—	$2,539	$5,107
Year ended December 31, 2007
Net revenues	$—	$—	$653	$653
Net loss	$1,762	$—	$4,556	$6,318

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

12.	Financial instruments

Cash and cash equivalents, receivables, restricted cash, accounts payable and accrued liabilities were each estimated to have a fair value approximating the carrying amount due to the short maturity of those instruments.

Interest rate risk

The Company is exposed to interest rate risk as a result of its fixed rate notes and its variable rate short-term cash holdings. Interest rate changes would result in gains or losses in the market value of the Company’s fixed rate debt due to differences between the current market interest rates and the rates governing these instruments.

Foreign currency risk

The Company has underlying foreign currency exposure. The Company’s currency exposures relate to transactions denominated in the Australian Dollar, Canadian Dollar, British Pound, European Union Euro, Romanian New Lei, Moroccan Dirham and Turkish New Lira. Foreign currency forward contracts have not been used to manage exchange rate fluctuations. The Company agreed to a fixed currency exchange rate of US $0.7024 to AUD $1.00 in the credit agreement with Dalea (see note 8). The facility was undrawn at year-end. There were no amounts outstanding under the credit agreement at December 31, 2008. At March 31, 2009, the Company had borrowed $59.0 million (AUD$84.0 million) under this facility.

Concentration of credit risk

The majority of the Company’s receivables are within the oil and gas industry, primarily from its industry partners and government agencies. The receivables are not collateralized. To date, the Company has experienced minimal bad debts, and has no allowance for doubtful accounts as of December 31, 2008 and 2007. The majority of the Company’s cash and cash equivalents are held by two financial institutions in Canada and Texas.

13.	Settlement provision

In conjunction with the sale of the Company’s Bahamian subsidiary effective June 20, 2005, the Company deposited $1.76 million into an escrow account to address any liabilities and claims relating to prior operations in Nigeria. Pursuant to an agreement reached in 2007, a net amount of $306,000 of the escrow amount was allocated and recently paid with respect to fiscal years 1998 through 2004. In April 2007, $415,000 of the escrow amount was released to the Company. Accordingly in the second quarter of 2007, the Company recorded $102,000 of interest income (on amounts held in escrow since 2005) and a reduction in the settlement provision of $313,000. The remaining potential liability to the Company includes taxes owed for the period January through June 2005, and the Company expects the remaining escrow amount of $240,000 to be sufficient to cover any potential liabilities. In addition, the Company agreed to pay a bonus to its President for his efforts in completing this transaction equivalent to 3.75% of the deferred payments, if and when received, up to a maximum of $600,000. The Company does not expect to receive any deferred payments.

14.	Acquisitions

On September 19, 2008, the Company entered into a purchase agreement to acquire all of the issued and outstanding shares of Longe from Longfellow, both members of the Riata Group, and make a concurrent private placement of TransAtlantic common shares. The transactions closed on December 30, 2008 (the “Closing Date”). Longe’s activity to date has been to acquire oilfield service equipment and exploration

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

licenses in Morocco. Longe, a private Bermuda limited company, was incorporated on April 14, 2008 and became an indirect wholly-owned subsidiary of the Company on December 30, 2008. Pursuant to the terms of the purchase agreement, the Company acquired all of the issued and outstanding shares of Longe in consideration for the issuance of 39,583,333 common shares and 10,000,000 common share purchase warrants. Each warrant entitles the holder to purchase one common share at an exercise price of $3.00 per share through December 30, 2011. Concurrently with the acquisition, the Company issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, Mr. McCann and other purchasers that have relationships with Mr. Mitchell, resulting in gross proceeds of $42.5 million to the Company.

The operations of Longe did not meet the definition of a business in accordance with SFAS 141R, and Emerging Issues Task Force No. 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.” Accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values in accordance with U.S. GAAP.

The purchase price of the Longe acquisition is as follows:

(in thousands)
Fair value of TransAtlantic common shares	$28,104
Fair value of TransAtlantic common share purchase warrants	5,228
Transaction costs	484

Total Purchase Price	$33,816

The fair value of TransAtlantic’s common shares used in determining the purchase price was $0.71 per share based on the closing price of TransAtlantic’s common shares on December 30, 2008. The fair value of the 10 million TransAtlantic common share purchase warrants was determined using the Black-Scholes pricing model with the following assumptions: stock price of $0.71; volatility of 169%; dividend rate of 0%; risk-free interest rate of 1.67%; and term of three years.

Transaction costs include fees for legal, accounting, exchange fees, printing and filing services, expenses related to the special committee formed of independent directors to evaluate and recommend the Longe acquisition and the special shareholder meeting held to approve the Longe acquisition.

Consistent with the purchase method of accounting, the total purchase price is allocated to the acquired tangible assets and assumed liabilities of Longe based on their fair values as of the Closing Date. The allocation of net assets acquired is as follows:

(in thousands)
Property and equipment	$32,350
Deposits on equipment	2,508
Other	128
Accounts payable	(1,170)

Total net assets acquired	$33,816

Under the terms of the purchase agreement, TransAtlantic assumed Longe’s existing work commitments for drilling and other exploratory activities under its exploration permits in Morocco.

15.	Commitments and contingencies

As of December 31, 2008, the Company had remaining work program commitments of $2.0 million under its Guercif exploration permits and $1.0 million under its Tselfat exploration permit in Morocco that are

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

supported by fully-funded bank guarantees. The bank guarantees are reduced periodically based on work performed. In the event the Company fails to perform the required work commitments, the remaining amount of the bank guarantees would be forfeited.

Normal purchase arrangements are excluded as they are discretionary and/or being performed under contracts which are cancelable immediately or with a 30-day notification period.

On December 18, 2008, the Company amended the lease term for its office space in Dallas, Texas. The lease expires on July 31, 2011. During 2008, the Company entered into three-year leases for two offices and an apartment, along with one-year leases for an apartment and an operations yard in Morocco as well as one-year leases for an office and apartment in Romania. The Company entered into a five-year lease for an operations yard in Turkey with the Riata Group. The Company’s aggregate annual commitments are as follows:

	Payments due by year
	Total	2009	2010	2011	2012	thereafter
	(in thousands)
Leases	$1,819	$526	$480	$328	$243	$242
Permits	10,861	8,280	2,581	—	—	—
Contracts	16,100	10,550	5,500	50	—	—

	$28,781	$19,356	$8,561	$378	$243	$242

On March 3, 2009, the Company amended the lease for the Dallas office space adding an additional 2,982 square feet increasing the total space under contract to 8,794 square feet. The existing term for the entire space was extended to December 31, 2013. The 2009 lease amendment is not included in the annual lease commitments shown in the table above but will increase the total commitment by $759,000.

16.	Related party transactions

The Company has entered into various transactions with Mr. Mitchell and the Riata Group, a group of companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in international energy opportunities.

On April 8, 2008, the Company entered into a $2.0 million short-term loan with Riata, a member of the Riata Group and used the proceeds to repay the Quest loan in full. The Company paid the Riata loan in full on May 30, 2008 in connection with the closing of the second stage of the private placement announced in March 2008.

In addition, on April 8, 2008, Dalea, which is also a member of the Riata Group, purchased 10,000,000 common shares from the Company at Cdn $0.30 per share pursuant to the first stage of the private placement announced in March 2008, and on May 30, 2008, Dalea and Riata TransAtlantic purchased a further 12,630,000 common shares from the Company at Cdn $0.36 per share pursuant to the second stage of the private placement. Mr. McCann also participated in the second stage of the private placement, purchasing 1,100,000 common shares of the Company. However, neither Mr. Mitchell nor Mr. McCann were related parties of the Company on March 28, 2008 when the Riata Group first agreed that it or its associates would participate in the private placement and provide the short-term loan to the Company.

Effective May 1, 2008, the Company and members of the Riata Group entered into a services agreement under which the Company and members of the Riata Group agreed to provide technical and administrative services to each other from time to time on an as-needed basis. The Company recorded expenditures for the year ended December 31, 2008 of $4.6 million for goods and services provided by the Riata Group, of which $1.5 million was included in accounts payable at December 31, 2008. The Company received a reimbursement of expenses in the amount of $832,000 from Longe related to Longe’s participation in the

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Company’s Moroccan exploration permits. In addition, the Company paid $740,000 to the Riata Group for additional drilling equipment delivered at closing of the Longe acquisition. Payables in the amount of $1.5 million due to the Riata Group at the end of 2008 were settled in cash during the first quarter of 2009. There were no amounts due from the Riata Group at December 31, 2008.

In July 2008, Longfellow Energy, L.P. (“Longfellow”), a member of the Riata Group, guaranteed the obligations of the Company and Longe under the farmout agreement concerning the Ouezzane-Tissa and Asilah exploration permits in Morocco up to a maximum of $25.0 million.

In August 2008, the Company announced that it changed its operating strategy from a prospect generator to a vertically integrated project developer. To execute this new strategy, on December 30, 2008 the Company acquired 100% of the issued and outstanding shares of Longe from Longfellow in consideration for the issuance of 39,583,333 common shares of the Company and 10,000,000 common share purchase warrants. Each common share purchase warrant entitles the holder to purchase one common share of the Company at an exercise price of $3.00 per share through December 30, 2011. Concurrently, the Company issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, Mr. McCann and other purchasers that have relationships with Mr. Mitchell, resulting in gross proceeds of $42.5 million.

In November 2008, in connection with the pending acquisition of Longe, the Company and Longe agreed that the Company suspend billing Longe for work that the Company was conducting for its Moroccan operations. As a result, the Company recorded approximately $1.0 million in related expenses that it would have billed to Longe had the Longe acquisition not been completed.

On November 28, 2008, the Company entered into a credit agreement with Dalea. The purpose of the Dalea credit agreement is to fund the all cash takeover offer by TransAtlantic Australia for all of the outstanding shares of Incremental. As of March 31, 2009, the Company had borrowed $59.0 million from Dalea pursuant to the credit agreement for the acquisition of 96% of the outstanding Incremental shares (see note 17). The Company has reached a tentative agreement with Dalea to amend the Dalea credit agreement to increase the loan facility by $14.0 million and to allow the use of funds for general corporate purposes. Such amendment is subject to regulatory approval.

On December 31, 2008, the Company entered into bills of sale and assignment with Viking Drilling, LLC (“Viking”), a member of the Riata Group. Under the terms of the bills of sale and assignment, the Company purchased at cost certain oilfield equipment and other assets from Viking for use in Turkey, Morocco and Romania. The cash consideration paid by the Company was $8.3 million.

17.	Subsequent events

Incremental

On October 27, 2008, the Company announced its intention to make the Offer for all of the shares in Incremental, an international oil and gas company that was publicly traded on the Australian Stock Exchange. The Offer closed on March 6, 2009, at which time TransAtlantic Australia and Mr. Mitchell owned or had received acceptances under the Offer for approximately 96% of the Incremental shares. On March 20, 2009, TransAtlantic Australia purchased 15,025,528 shares of Incremental from Mr. Mitchell. Mr. Mitchell had purchased these Incremental shares between October 27, 2008 and December 23, 2008. Incremental was delisted from the Australian Stock Exchange on March 26, 2009. The Company purchased the remaining Incremental shares through an Australian statutory procedure, which the Company completed on April 20, 2009. In addition, the Company agreed to purchase all of the outstanding options to acquire Incremental shares. On April 8, 2009, in exchange for the assignment of the Incremental options to the Company, the Company paid the Incremental option holders an aggregate of $721,000 in cash and issued them an aggregate of 101,585 common shares and 829,960 common share purchase warrants. Each warrant is

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

exercisable through April 2, 2012 and entitles the holder to purchase one common share at an exercise price of $1.20 per share. The common shares and common share purchase warrants were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. The Company has recorded $181,000 in deferred charges for transaction costs related to the acquisition of Incremental as of December 31, 2008.

Long-Term Incentive Plan

On February 9, 2009, the board of directors approved the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan (the “Plan”), under which the Company plans to award restricted stock units or other stock-based compensation to certain of its directors, officers, employees and consultants. The Plan was approved by the Company’s shareholders on June 16, 2009.

Continuance

On July 14, 2009, the Company’s shareholders approved a special resolution approving an arrangement under the Business Corporations Act (Alberta), involving the Company and its shareholders, pursuant to which the Company will be continued, subject to receiving all necessary court and regulatory approvals, under the Companies Act 1981 of Bermuda under the name “TransAtlantic Petroleum Ltd.”

Share Issuance

On June 22, 2009 the Company closed concurrent offerings of an aggregate of 98,377,300 common shares of TransAtlantic at a price of Cdn$1.65 per common share for gross proceeds to the Company of approximately Cdn$162.3 million. Of the 98,377,300 common shares sold, 41,818,000 common shares were issued to Dalea. Outstanding borrowings under the credit agreement with Dalea plus accrued interest were repaid in full on June 23, 2009 using a portion of the proceeds from these offerings. In connection with these offerings, the Company entered into a registration rights agreement providing for the registration of up to 98,377,300 common shares issued in these offerings (the “Registrable Securities”). Pursuant to the registration rights agreement, if the initial registration statement is not declared effective by October 1, 2009, the Company is required to pay to the holders of the Registrable Securities liquidated damages in cash equal to 1% of the purchase price of the Registrable Shares held by the holders on October 1, 2009, with an additional 1% if the initial registration statement is not declared effective by October 31, 2009, and a further 1% if the initial registration statement is not declared effective by November 30, 2009.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Balance Sheets

(Unaudited)

(Thousands of U.S. Dollars)

	March 31, 2009	Dec. 31, 2008 *
		(restated – note 3)
ASSETS
Current assets
Cash and cash equivalents	$17,600	$30,052
Accounts receivable	5,882	1,327
Prepaid and other current assets	2,502	3,861
Deferred income taxes (note 11)	759	—

Total current assets	26,743	35,240

Property and equipment (note 7)
Oil and gas properties (successful efforts method)
Mineral interests:
Proved	60,310	—
Unproved	8,079	1,732
Drilling services and other equipment	54,314	40,886

	122,703	42,618
Less accumulated depreciation, depletion and amortization	(1,349)	(53)

Property and equipment, net	121,354	42,565

Other assets:
Restricted cash (note 5)	4,774	3,268
Deferred charges (note 4)	—	181

Total other assets	4,774	3,449

Total assets	$152,871	$81,254

*	Financial information at December 31, 2008 has been revised to reflect retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Balance Sheets

(Unaudited)

(Thousands of U.S. Dollars)

	March 31, 2009	Dec. 31, 2008 *
		(restated – note 3)
LIABILITIES, STOCKHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable	$3,768	$3,962
Accounts payable—related party (note 16)	1,218	1,517
Accrued liabilities	2,994	821
Loans payable (note 9)	2,543	—

Total current liabilities	10,523	6,300

Long-term liabilities:
Loans payable—related party (note 9)	59,001	—
Loans payable	1,217	—
Asset retirement obligations (note 8)	5,795	14
Deferred income taxes (note 11)	11,981	—

Total long-term liabilities	77,994	14

Total liabilities	88,517	6,314

Commitments and contingencies (note 15)

Stockholders’ equity and non-controlling interests (note 10):
Common stock, $0.00 par value, unlimited shares authorized, issued and outstanding -155,007,781 as of March 31, 2009 and 154,957,781 as of December 31, 2008	—	—
Additional paid in capital	133,398	133,062
Additional paid in capital—warrants	5,228	5,228
Accumulated other comprehensive loss	(133)	—
Accumulated deficit	(76,644)	(63,350)
Non-controlling interest (note 4)	2,505	—

Total stockholders’ equity and non-controlling interests	64,354	74,940

Total liabilities, stockholders’ equity and non-controlling interests	$152,871	$81,254

*	Financial information at December 31, 2008 has been revised to reflect retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Thousands of U.S. Dollars, except for per share amounts)

	Three months ended March 31,
	2009	2008*
		(restated – note 3)
Revenues:
Oil and gas sales	$1,362	$14

Total revenues	1,362	14
Costs and expenses:
Production	1,003	29
Seismic and other exploration	2,390	—
General and administrative	1,672	638
International oil and gas activities	3,321	363
Share-based compensation	321	—
Accretion of asset retirement obligations	65	—
Depreciation, depletion and amortization	1,296	—

Total costs and expenses	10,068	1,030

Operating loss	8,706	1,016

Other (income) expense:
Interest and other expense	660	86
Interest and other income	(111)	(27)
Foreign exchange loss	4,348	—

Total other (income) expense	4,897	59

Loss before income taxes	13,603	1,075
Income tax benefit	(53)	—

Net loss	13,550	1,075
Non-controlling interest, net of tax	(256)	—

Net loss attributable to TransAtlantic Petroleum Corp.	$13,294	$1,075

Other comprehensive loss:
Foreign currency translation adjustment	133	—

Comprehensive loss	$13,427	$1,075

Basic and diluted net loss per common share attributable to TransAtlantic Petroleum Corp. stockholders	$0.09	$0.02
Basic and diluted weighted average number of shares outstanding	155,008	43,271

*	Financial information for the three months ended March 31, 2008 has been revised to reflect retrospective application of the successful efforts method of accounting. See Note 3.

See accompanying notes to consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Statement of Stockholders’ Equity (Deficit)

(Unaudited)

(Thousands U.S. Dollars)

	Shares Issued	Warrant Issued	Paid in Capital	APIC- Warrants	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Comprehensive Loss
Balance as of December 31, 2008 *	154,958	10,000	$133,062	$5,228	$—	$(63,350)	$—
Foreign currency translation	—	—	—	—	(133)	—	(133)
Net loss for the period	—	—	—	—	—	(13,294)	(13,294)

Total comprehensive loss							$(13,427)

Exercise of stock options	50	—	15	—	—	—
Share-based compensation	—	—	321	—	—	—

Balance as of March 31, 2009	155,008	10,000	$133,398	$5,228	$(133)	$(76,644)

*	Financial information at December 31, 2008 has been revised to reflect retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Statements of Cash Flows

(Unaudited)

(Thousands of U.S. Dollars)

	Three months ended March 31,
	2009	2008*
		(restated – note 3)
Cash provided by (used in):
Net loss attributable to TransAtlantic Petroleum Corp	$(13,294)	$(1,075)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	321	61
Foreign exchange losses	(58)	—
Deferred tax and other charges	128	—
Non-controlling interest	(256)	—
Depreciation, depletion and amortization	1,296	—
Accretion of asset retirement obligations	65	—
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(565)	(1,461)
Prepaid expenses	2,239	30
Accounts payable and accrued liabilities	(680)	1,481

Net cash used in operating activities	(10,804)	(964)

Investing activities:
Acquisition of Incremental Petroleum, net of cash	(48,606)	—
Additions to unproved oil and gas properties	(1,164)	—
Additions to drilling services and other equipment	(9,313)	—
Restricted cash	(1,506)	(20)

Net cash used in investing activities	(60,589)	(20)

Financing activities:
Exercise of stock options	15	—
Loan proceeds	59,001	—

Net cash provided by financing activities	59,016	—
Effect of exchange rate changes on cash	(75)	—
Change in cash and cash equivalents	(12,452)	(984)
Cash and cash equivalents, beginning of period	30,052	2,224

Cash and cash equivalents, end of period	$17,600	$1,240

*	Financial information for the three months ended March 31, 2008 has been revised to reflect retrospective application of the successful efforts method of accounting. See Note 3.

See accompanying notes to consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Notes to Consolidated Financial Statements—Unaudited

Three months ended March 31, 2009 and 2008

(Tabular amounts in thousands of U.S. Dollars unless otherwise noted)

1.	General

Nature of operations

TransAtlantic Petroleum Corp. (together with its subsidiaries, the “Company” or “TransAtlantic”) is a vertically integrated international oil and gas company engaged in the acquisition, exploration for and the development and production of crude oil and natural gas in Morocco, Romania, Turkey and California. Approximately 62% of the Company’s outstanding common shares are beneficially owned by N. Malone Mitchell, 3rd or entities under Mr. Mitchell’s ownership or control (the “Riata Group”). Mr. Mitchell is the Chairman of the Company’s board of directors.

TransAtlantic was incorporated in 1985 under the laws of British Columbia and continued to Alberta in 1997. In 2008, the Company changed its operating strategy from that of a prospect generator to a vertically integrated project developer.

To execute this new strategy, in 2008 the Company:

1.	acquired 100% of the issued and outstanding shares of Longe Energy Limited (“Longe”), a member of the Riata Group, in consideration for the issuance of 39,583,333 common shares of the Company and 10,000,000 common share purchase warrants;

2.	concluded a concurrent 35,416,667 common share private placement pursuant to which the Riata Group and others invested $42.5 million in the Company. Both the Longe acquisition and the private placement closed in December 2008 and were approved by the Company’s shareholders; and

3.	made an all cash takeover offer (the “Offer”) through TransAtlantic Australia Pty. Ltd., a wholly-owned subsidiary of the Company, for all of the shares in Incremental Petroleum Limited (“Incremental”), an international oil and gas company publicly traded on the Australian Stock Exchange. (See Note 4).

Basis of presentation

The Company’s consolidated financial statements are expressed in U.S. Dollars and have been prepared by management in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All amounts in these notes to the consolidated financial statements are in U.S. Dollars unless otherwise indicated. In preparing financial statements, management makes informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews estimates, including those related to impairment of long-lived assets and goodwill, contingencies and income taxes. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.

These unaudited consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the consolidated financial position of the Company as at March 31, 2009 and for the interim periods ended March 31, 2009 and 2008. Certain amounts for prior periods have been reclassified to conform to the current classification. These interim results are not necessarily indicative of the results to be expected for the year ending December 31, 2009.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2008 included elsewhere in this prospectus.

2.	Significant accounting policies

Basis of preparation

Beginning January 1, 2009, the Company adopted U.S. GAAP as its reporting standard for the presentation of its consolidated financial statements. The consolidated financial statements include the accounts of the Company and all majority-owned, controlled subsidiaries. All significant inter-company balances and transactions have been eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents include term deposits and investments with original maturities of three months or less at the date of acquisition. The Company considers all highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company determines the appropriate classification of its investments in cash and cash equivalents and marketable securities at the time of purchase and reevaluates such designation at each balance sheet date.

Derivative instruments

Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), requires derivative instruments to be recognized as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of derivative instruments depends on their intended use and resulting hedge designation. For derivative instruments designated as hedges, the changes in fair value are recorded in the balance sheet as a component of accumulated other comprehensive income. Changes in the fair value of derivative instruments not designated as hedges are recorded in the consolidated statements of operations, generally as a component of interest and other income (expense).

Fair value measurements

The Company follows SFAS No. 157, Fair Value Measurements (“SFAS 157”), which became effective for financial assets and liabilities of the Company on January 1, 2008 and non-financial assets and liabilities of the Company on January 1, 2009. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but applies to assets and liabilities that are required to be recorded at fair value under other accounting standards. The impact to the Company from the adoption of SFAS 157 in 2009 is not material.

Foreign currency translation

Effective January 1, 2009, the Company determined that the functional currency of its Morocco, Turkey, and Romania subsidiaries had changed from the U.S. Dollar to the Moroccan Dirham, Turkish New Lira, and the Romanian Ron, respectively. The Company has entered into contractual obligations and commitments that will result in increasingly significant levels of transactions conducted in these currencies.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

In recognition of these economic events combined with the resulting increases in future revenues and expenditures in these countries, the Company determined that it was appropriate to change the functional currency.

SFAS No. 52 “Foreign Currency Translation,” requires the assets, liabilities, and results of operations of a foreign operation to be measured using the functional currency of that foreign operation. Because the functional currency is now the local currency, translation adjustments will result from the process of translating subsidiary financial statements into the U.S. Dollar reporting currency. Translation adjustments will not be included in determining net income but will be reported separately and accumulated in other comprehensive income. The accounting basis of the assets and liabilities affected by the change are adjusted to reflect the difference between the exchange rate when the asset or liability arose and the exchange rate on the date of the change. The change in functional currency will have no impact on the Company’s actual foreign-based revenues and expenditures in these countries.

Oil and gas properties

In the first quarter of 2009, the Company changed its method of accounting for its oil and gas exploration and development activities from full cost to the successful efforts method. In accordance with SFAS No. 154, “Accounting Changes and Error Corrections,” financial information for prior periods has been revised to reflect retrospective application of the successful efforts method, as prescribed by SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies (see Note 3). Although the full cost method of accounting for oil and gas exploration and development activities continues to be an accepted alternative, the successful efforts method of accounting is the preferred method. The Company believes the successful efforts method provides a more transparent representation of its results of operations and the ability to assess the Company’s investments in oil and gas properties for impairment based on their estimated fair values rather than being required to base valuation on prices and costs as of the balance sheet date.

In accordance with the successful efforts method of accounting for oil and gas properties, costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

Exploration costs, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be nonproductive. The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

Drilling services and other equipment

Drilling services and other equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 7 years) of the respective assets. The costs of normal maintenance and repairs are charged to expense as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold, or otherwise disposed of, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in current operations.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

Impairment of long-lived assets

Long-lived assets, which include property and equipment, comprise the majority of the Company’s assets. The carrying value of these assets is periodically reviewed for impairment or whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. This requires the Company to forecast future cash flows to be derived from the utilization of these assets based upon assumptions about future business conditions and technological developments. Significant, unanticipated changes to these assumptions could require a provision for impairment in the future. During the first quarter of 2009, the Company conducted a preliminary assessment and concluded that there was no impairment of the carrying value.

Joint interest activities

Some of the Company’s exploration, development and production activities are conducted jointly with other entities and accordingly the consolidated financial statements reflect only the Company’s proportionate interest in such activities.

Supplemental disclosure of cash flow information

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Supplemental disclosure of cash paid for interest and income taxes:
Cash paid during the period for interest	$39	$86
Cash paid during the period for income taxes	$—	$—

Asset retirement obligations

The Company recognizes a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalizes an equal amount as a cost of the asset. The cost associated with the abandonment obligation is included in the computation of depreciation, depletion and amortization. The liability accretes until the Company settles the obligation.

Revenue recognition

Revenue from the sale of products is recognized upon delivery to the purchaser when title passes. Drilling service revenues are recognized when the related service is performed.

Share-based compensation

The Company follows SFAS No. 123 (revised 2004) Share-Based Payment (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards, including employee stock options, based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite vesting periods. SFAS 123R requires the Company to estimate the fair value of stock option awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model (“Black-Scholes Model”) as its method of valuation for share-based awards. The Company’s determination of fair value of share-based payment awards on the date of grant using the Black-Scholes Model is affected by the Company’s stock price, as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, as well as actual and projected exercise and forfeiture activity. The fair value of options granted to consultants, to the extent unvested, are determined on subsequent reporting dates.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

Income taxes

The Company follows the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.

Pursuant to the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”), the Company does not have any unrecognized tax benefits other than those for which a valuation allowance has been provided thereon. The Company does not believe there will be any material changes in its unrecognized tax positions over the next twelve months. The Company’s policy is that it recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any tax-related interest expense recognized during the three months ended March 31, 2009 or 2008.

Comprehensive loss

SFAS No. 130, Reporting Comprehensive Income (“SFAS 130”), established standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. In the first quarter of 2009, the Company recorded an unrealized loss on foreign currency translation as other comprehensive income. There were no differences between net loss and comprehensive loss in 2008.

Per share information

Basic per share amounts are calculated using the weighted average common shares outstanding during the year. The Company uses the treasury stock method to determine the dilutive effect of stock options and other dilutive instruments. Under the treasury stock method, only “in the money” dilutive instruments impact the diluted calculations in computing diluted earnings per share. Diluted calculations reflect the weighted average incremental common shares that would be issued upon exercise of dilutive options assuming the proceeds would be used to repurchase shares at average market prices for the period.

3.	Accounting changes and recent pronouncements

Changes in accounting principles

During the first quarter of 2009, the Company changed its method of accounting for oil and gas exploration and development activities from the full cost to the successful efforts method. Accordingly, financial information for prior periods has been revised to reflect retrospective application of the successful efforts method. In general, under successful efforts, exploration expenditures such as exploratory geological and geophysical costs, delay rentals and exploration overhead are charged against earnings as incurred, versus being capitalized under the full cost method of accounting. Exploration expenditures have been revised to reflect these differences. In addition, gains or losses, if applicable, are recognized on the sale of oil and gas property and equipment.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

The following presents the effects of the change to the successful efforts method and other reclassifications on the financial statements:

	Changes to the Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)	Under Full Cost	Change	As Reported Under Successful Efforts
Three Months Ended March 31, 2009:
Seismic and other exploration	$—	2,390	$2,390
Net loss for the period	$10,904	2,390	$13,294
Basic and diluted net loss per share	$0.07	0.02	$0.09

Three Months Ended March 31, 2008:
Seismic and other exploration	$—	—	—
Net loss for the period	$1,075	—	$1,075
Basic and diluted net loss per share	$0.02	—	$0.02

	Changes to the Consolidated Balance Sheets
(in thousands)	Under Full Cost	Change	As Reported Under Successful Efforts
March 31, 2009:
Oil and gas properties, unproved	$19,942	(11,863)	$8,079
Property and equipment, net	133,217	(11,863)	121,354
Accumulated deficit	$64,781	11,863	$76,644

December 31, 2008:
Oil and gas properties, unproved	$11,205	(9,473)	$1,732
Property and equipment, net	52,038	(9,473)	42,565
Accumulated deficit (1)	$53,877	9,473	$63,350

(1)	The cumulative effect of the change to the successful efforts method on accumulated deficit as of January 1, 2008 was an increase of $1,572,000.

Recent accounting pronouncements

In December 2007, FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), and SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 141R requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “fair value.” The statement applies to all business combinations, including combinations among mutual entities and combinations by contract alone. Under SFAS 141R, all business combinations will be accounted for by applying the acquisition method. SFAS 141R is effective for periods beginning on or after December 15, 2008. Accordingly, deferred transactions costs related to acquisitions are to be recorded as a reduction of earnings in the period they are incurred and costs related to issuing debt or equity securities that are related to the transaction will continue to be recognized in accordance with other applicable GAAP rules. SFAS 160 will require non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. The statement applies to the accounting for non-controlling interests and transactions with non-controlling interest holders in consolidated financial statements. SFAS 160 is effective for periods beginning on or after December 15, 2008 and has been applied prospectively to the non-controlling interests from the Incremental acquisition.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

The FASB issued SFAS 165, “Subsequent Events” (“SFAS 165”), on May 28, 2009. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009.

The Company has reviewed other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its consolidated results of operations, financial position and cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

In December 2008, the Securities and Exchange Commission (“SEC”) released Final Rule, Modernization of Oil and Gas Reporting, to revise the existing Regulation S-K and Regulation S-X oil and gas reporting requirements to align with current industry practices and technological advances. The Final Rule revises a number of definitions relating to oil and gas reserves, permits the disclosure in filings with the SEC of probable and possible reserves and permits the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. In addition, the new disclosure requirements require a company to (i) disclose its internal control over reserves estimation and report the independence and qualification of its reserves preparer or auditor, (ii) file a report of a third party if the Company represents that the third party prepared reserves estimates or conducted a reserves audit, (iii) report oil and gas reserves using an average price based upon the prior 12-month period rather than period-end prices, and (iv) disclose, in narrative form, the status of proved undeveloped reserves and changes in status of these from period to period. The provisions of this final ruling will become effective for disclosures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Management is still evaluating the impact of these changes on its financial statements.

4.	Acquisitions

Incremental Petroleum

On October 27, 2008, the Company announced its intention to make the Offer for all of the shares in Incremental, an international oil and gas company publicly traded on the Australian Stock Exchange. The Offer closed on March 6, 2009, at which time TransAtlantic Australia and Mr. Mitchell owned or had received acceptances under the Offer for approximately 96% of the Incremental shares. On March 20, 2009, TransAtlantic Australia purchased 15,025,528 shares of Incremental from Mr. Mitchell. Mr. Mitchell had purchased these Incremental shares between October 27, 2008 and December 23, 2008. Incremental was delisted from the Australian Stock Exchange on March 26, 2009. The Company purchased the remaining Incremental shares through an Australian statutory procedure, which the Company completed on April 20, 2009. In addition, the Company agreed to purchase all of the outstanding options to acquire Incremental shares. On April 8, 2009, in exchange for the assignment of the Incremental options to the Company, the Company paid the Incremental option holders an aggregate of $721,000 in cash and issued them an aggregate of 101,585 common shares and 829,960 common share purchase warrants. Each warrant is exercisable through April 2, 2012 and entitles the holder to purchase one common share at an exercise price of $1.20 per share. The common shares and common share purchase warrants were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. The acquisition of Incremental was accounted for as a business combination.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

The following tables summarize the consideration paid in the Incremental acquisition, and the preliminary purchase price allocation of assets acquired and liabilities assumed recognized at the acquisition dates, as well as the acquisition-date fair value of the non-controlling interests in Incremental:

Consideration:

In Thousands
Payment of cash amounting to $83,036,483 Australian Dollars for the acquisition of 76,532,473 shares of Incremental, translated into U.S. Dollars based on the exchanges rates in effect on the dates of the transactions, ranging from February 18, 2009 through March 20, 2009	$53,942
Payment of cash to retire share-based payment arrangements of Incremental	721

Total cash consideration	54,663
Issuance of 101,585 common shares of the Company to retire share-based payment arrangements of Incremental	71
Issuance of 829,960 warrants to purchase the Company’s common shares to retire share-based payment arrangements of Incremental	207

Fair value of total consideration transferred	$54,941

The fair value of the 101,585 common shares issued as part of the consideration paid in the Incremental acquisition was determined on the basis of the closing market price of the Company’s common shares on the acquisition date, or $0.70 per share. The fair value of the 829,960 warrants issued as part of the consideration paid in the Incremental acquisition was determined using the Black-Scholes Model using the following assumptions: strike price of $1.20 per share, expected life of three years based on management’s expectation that the warrants will not be exercised until near the end of the warrants’ 36 month contractual term, volatility of 40% based on a third party independent valuation of the warrants offered to the Incremental option holders, a 3.5% risk-free interest rate, and a forecasted dividend rate of 0% based on the Company’s historic dividends and future plans for paying dividends. The assumptions used in the Black-Scholes Model yielded a fair value of $0.25 per warrant.

Acquisition-Related Costs:

Included in general and administrative expenses on the Company’s consolidated statement of operations for the three months ended March 31, 2009, of which $181,000 was incurred in 2008 and recorded as a deferred charge as at December 31, 2008	$463

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed:

Financial Assets:
Cash, consisting of approximately $5.5 million Australian Dollars and 4.7 million Turkish Lira	$6,057
Accounts receivable	3,990
Total financial assets	10,047
Deferred income tax assets	759
Other current assets, consisting primarily of prepaid expenses	880
Oil and gas properties
Unproved properties	5,183
Proved properties	60,310
Rigs and related equipment	2,802
Materials and supplies inventories	1,313

Total oil and gas properties	69,608
Financial Liabilities:
Accounts payable, consisting of normal trade obligations	(1,666)
Accrued liabilities, consisting primarily of accrued compensated employee absences	(101)
Current portion of long-term debt	(2,543)
Deferred income taxes	(12,034)
Long-term debt	(1,217)
Asset retirement obligations, consisting of future plugging and abandonment liabilities on Incremental’s developed wellbores as of March 5, 2009, based on a third-party estimate of such costs, adjusted for historic Turkish inflation rates ranging from approximately 7% to 11%, and discounted to present value using the Company’s credit-adjusted risk-free rate of 6%	(5,716)
Other	(315)

Total financial liabilities	(23,592)

Total Identifiable Net Assets	$57,702

Fair Value of non-controlling interest in Incremental, based on the Company’s acquisition of such interest on April 20, 2009 for $3,475,399 Australian Dollars plus the loss attributable to noncontrolling interests for the period from March 5, 2009 through March 31, 2009	$2,761

The purchase price allocation of assets is preliminary and subject to changes which may be material. Incremental’s results of operations are included in the Company’s consolidated results of operations beginning March 5, 2009, the acquisition date. The amounts of Incremental’s revenue and earnings included in the Company’s consolidated statement of operations for the three months ended March 31, 2009 is shown below:

	In Thousands
	Revenue	Earnings (Loss)
Actual from March 5, 2009 through March 31, 2009	$657	$(705)

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

The following table presents pro forma data that reflects revenue, loss before income taxes, net loss and loss per share for the quarter ended March 31, 2009 as if the Incremental Acquisition had occurred as of January 1, 2009.

March 31, 2009
Oil and gas sales	$5,304
Loss before income taxes	14,417

Net loss	14,534

Basic and diluted loss per share	$(0.10)

The Company has not included a pro forma presentation as of March 31, 2008 because Incremental was an Australian publicly listed company and was not required to file quarterly financial statements and its historical results of operations were maintained in accordance with International Financial Reporting Standards.

Longe Energy

On September 19, 2008, the Company entered into a purchase agreement to acquire all of the issued and outstanding shares of Longe from Longfellow, both members of the Riata Group, and make a concurrent private placement of TransAtlantic common shares. The transactions closed on December 30, 2008 (the “Closing Date”). Longe is an exploration stage company whose activity through the Closing Date had been to acquire oilfield service equipment and exploration licenses in Morocco. Longe, a private Bermuda limited company, was incorporated on April 14, 2008 and became an indirect wholly-owned subsidiary of the Company on December 30, 2008. Pursuant to the terms of the purchase agreement, the Company acquired all of the issued and outstanding shares of Longe in consideration for the issuance of 39,583,333 common shares and 10,000,000 common share purchase warrants. Each warrant entitles the holder to purchase one common share at an exercise price of $3.00 per share through December 30, 2011. Concurrently with the acquisition, the Company issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, Mr. McCann and other purchasers that have relationships with Mr. Mitchell, resulting in gross proceeds of $42.5 million to the Company.

The purchase price of the Longe acquisition is as follows:

(in thousands)
Fair value of TransAtlantic common shares	$28,104
Fair value of TransAtlantic common share purchase warrants—net	5,228
Transaction costs	484

Total purchase price	$33,816

The fair value of the Company’s common shares used in determining the purchase price was $0.71 per share based on the closing price of the Company’s common shares on December 30, 2008. The fair value of the 10 million common share purchase warrants was determined using the Black-Scholes Model with the following assumptions: stock price of $0.71; volatility of 169%; dividend rate of 0%; risk-free interest rate of 1.67%; and term of three years.

The allocation of net assets acquired is as follows:

(in thousands)
Property and equipment	$32,350
Deposits on equipment	2,508
Other	128
Accounts payable	(1,170)

Total net assets acquired:	$33,816

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

Under the terms of the purchase agreement, the Company assumed Longe’s existing work commitments for drilling and other exploratory activities under its exploration permits in Morocco.

5.	Restricted cash

Restricted cash represents cash placed in escrow accounts or in certificates of deposit that are pledged for the satisfaction of liabilities or performance guarantees. At March 31, 2009 and December 31, 2008, restricted cash included: $240,000 for settlement of liabilities in Nigeria; $3.0 million in certificates of deposit supporting a $3.0 million bank guarantee of the Company’s Morocco work program (see note 15) and $28,000 in a certificate of deposit that is a collateral for a letter of credit in favor of the Oklahoma Tax Commission. In March 2009, a $1.5 million certificate of deposit was pledged to support a bank guarantee for oilfield services in Morocco and Turkey.

6.	Discontinued operations held for sale

In 2007, the Company designated certain oil and gas properties as held for sale in conjunction with its plan to sell its proved and undeveloped interests in the United States, primarily in Texas. In November 2007, the Company sold its South Gillock and State Kohfeldt Units, as well as the shallow rights over the South Gillock Unit, for $4.0 million, and the buyer assumed an estimated $2.0 million in plugging and abandonment liability associated with the units. In addition, the Company sold its Jarvis Dome property in October 2007 for $250,000. One property in Oklahoma remained during 2008, the operations of which were reported as discontinued. In connection with the acquisition of Incremental, the Company acquired interests in non-operated properties in California. As a result of acquiring these properties in California, previously reported U.S. discontinued operations are now continuing and the results of operations in 2008 previously reported as discontinued have been reclassified to operating revenues, costs and expenses.

7.	Property and equipment

(a)	Oil and gas properties. The following table sets forth the capitalized costs under the successful efforts method for oil and gas properties (in thousands):

	March 31, 2009	December 31, 2008
Oil and gas properties, proved
Turkey	$60,310	$—

Oil and gas properties, unproved
Morocco	$668	$103
Romania	402	402
Turkey	7,009	1,227

	$8,079	$1,732

The Company has oil and gas properties in Turkey and California that are revenue producing, and therefore $935,000 of depletion has been recorded. Uncertainties affect the recoverability of these costs as the recovery of the costs outlined above are dependent upon the Company obtaining government approvals, obtaining and maintaining licenses in good standing and achieving commercial production or sale.

(b)	Drilling services and other equipment. The historical cost of drilling services and other equipment, presented on a gross basis with accumulated depreciation is summarized as follows (in thousands):

	March 31, 2009	December 31, 2008
Drilling services and other equipment	$54,314	$40,886
Accumulated depreciation	(414)	(53)

Net drilling services and other equipment	$53,900	$40,833

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

8.	Asset retirement obligations

As part of its development of oil and gas opportunities, the Company incurs asset retirement obligations (“ARO”) on its properties. The Company’s ARO results from its responsibility to abandon and reclaim its net share of all working interest properties. At March 31, 2009, the net present value of the Company’s total ARO is estimated to be $5.8 million, with the undiscounted value being $14.2 million. Total ARO for the quarter ended March 31, 2009 shown in the table below consist of provisional amounts for future plugging and abandonment liabilities on Incremental’s developed wellbores as of March 5, 2009, based on a third-party estimate of such costs, adjusted for historic Turkish inflation rates ranging from approximately 7% to 11%, and discounted to present value using a credit-adjusted risk-free rate of 6.0%.

(in thousands)	Three Months Ended March 31, 2009	Year Ended December 31, 2008
Beginning balance	$14	$8
Incremental acquisition (Note 4)	5,716	—
Liabilities settled	—	—
Accretion expense	65	6

Ending balance	$5,795	$14

9.	Loan payable

On November 28, 2008, the Company entered into a credit agreement (the “Credit Agreement”) with Dalea Partners, LP (“Dalea”), a member of the Riata Group. The purpose of the Credit Agreement is to fund the all cash takeover offer by TransAtlantic Australia Pty. Ltd., a wholly-owned subsidiary of the Company (“TransAtlantic Australia”), for all of the outstanding shares of Incremental (see notes 4 and 16).

Pursuant to the Credit Agreement, as amended April 28, 2009, until May 30, 2009, the Company may request advances from Dalea of (i) up to $62,000,000 for the sole purpose of purchasing Incremental shares in connection with the Offer, plus related transaction costs and expenses; and (ii) up to $14,000,000 for general corporate purposes. Advances under the Credit Agreement in relation to the Incremental transaction are denominated in U.S. Dollars, but are advanced in Australian Dollars at an agreed upon currency exchange rate of AUD $1.00 to US $0.7024. Advances under the Credit Agreement for general corporate purposes are denominated and advanced in U.S. Dollars.

The aggregate unpaid principal balance, together with all accrued but unpaid interest will be immediately due and payable by the Company upon the earliest of (i) April 20, 2010; (ii) the date of any change in ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Company; and (iii) the occurrence of an event of default.

The total outstanding balance of the advances made under the Credit Agreement accrue interest at a rate of ten percent (10%) per annum, calculated daily and compounded quarterly. Interest is payable by the Company on the first day of each March, June, September, and December during the term of the loan. Following an event of default, the outstanding balance will accrue additional interest at a rate of four percent (4%) per annum until the event of default is cured or waived. The Company may prepay the loan at any time before maturity without penalty.

The Credit Agreement is secured by all of the personal property or assets of the Company’s wholly-owned subsidiary, TransAtlantic (Holdings) Australia Pty. Ltd., including all of the ordinary shares in the capital of TransAtlantic Australia.

The Credit Agreement contains certain covenants that will limit the ability of the Company and its subsidiaries to, among other things, change the name of the Company or any of its subsidiaries, create liens, issue shares of any subsidiary, declare or pay dividends on share capital, redeem or repurchase shares, sell

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

assets, borrow money from third parties, pay out indebtedness to non-arm’s length parties or guarantee indebtedness. In addition, any proceeds received by the Company or any subsidiary from a sale of assets outside the ordinary course of business or from equity or debt financings shall be paid first to Dalea up to the amount outstanding under the Credit Agreement.

There were no amounts outstanding under the Credit Agreement as of December 31, 2008. The Company had borrowed $59.0 million pursuant to the Credit Agreement as of March 31, 2009.

On July 5, 2007, Petroleum Exploration Mediterranean International Pty. Ltd. (“PEMI”), a wholly-owned subsidiary of Incremental, entered into a general credit agreement (the “PEMI Credit Agreement”) with Turkiye Garanti Bankasi. PEMI borrowed $5.5 million under the PEMI Credit Agreement in order to fund drilling and development activity in the Selmo field. The loan bears interest at a rate of 7.6% per annum, and all outstanding principal and interest under the PEMI Credit Agreement is due August 6, 2010. As of March 31, 2009, $3.8 million in principal is outstanding under the PEMI Credit Agreement, of which $2.5 million is short-term.

The following table details the Company’s outstanding fixed-rate debt as of March 31, 2009:

Fixed Rate Debt	Amount	Rate	Principal due in
			2009	2010	thereafter
December 31, 2008	—		—	—	—
Current
PEMI	$2,543	7.6% fixed	$1,831	$712	—
Long-term
Dalea loan	$59,001	10% fixed	$—	$59,001	—
PEMI	$1,217	7.6% fixed	$—	$1,217	—
March 31, 2009	$62,761		$1,831	$60,930	—

The Company uses the negotiated rates in determining the fair value of the debt.

10.	Common shares

December 2008 private placement and Longe acquisition

In December 2008, the Company acquired 100% of the issued and outstanding shares of Longe from Longfellow, a member of the Riata Group, in consideration for the issuance of 39,583,333 common shares of the Company valued at $0.71 per share, and 10,000,000 common share purchase warrants. Each warrant entitles the holder to purchase one common share at an exercise price of $3.00 per share through December 30, 2011. Concurrently, the Company issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, LLC (“Riata TransAtlantic”), Matthew McCann and other purchasers that have relationships with Mr. Mitchell, resulting in gross proceeds of $42.5 million. Riata TransAtlantic is also a member of the Riata Group. Mr. McCann currently serves as the chief executive officer and a director of the Company and at the time of the private placement was a director of the Company. The Company recorded $1.1 million in transaction costs for the Longe acquisition and the concurrent private placement.

April and May 2008 private placement

In April and May 2008, the Company issued 10,000,000 common shares and 25,000,000 common shares, respectively, to Riata TransAtlantic, Dalea, Mr. McCann and certain friends and family of Mr. Mitchell in connection with a two-stage private placement transaction announced in March 2008. The private placements resulted in gross proceeds of Cdn $12.0 million.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

Restricted stock units

On February 9, 2009, the Company’s board of directors approved the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan (“the Incentive Plan”), pursuant to which the Company can award restricted stock units (“RSUs”) or other share-based compensation to certain of its directors, officers, employees and consultants, and the Company’s board of directors approved awards of RSUs to certain directors, officers, employees and consultants. The Incentive Plan is subject to shareholder approval at the Company’s annual and special meeting of shareholders scheduled for June 16, 2009. Such approval is considered imminent, as the Company’s major shareholder, Mr. Mitchell, controls sufficient voting power to approve the Incentive Plan. Accordingly, share-based compensation expense of $250,000 with respect to the RSU awards granted has been recorded in the first quarter of 2009.

Under the Incentive Plan, RSUs vest over specified periods of time ranging from immediately to four years. RSUs are deemed full value awards and their value is equal to the market price of the Company’s common shares on the grant date. SFAS 123R requires that the Incentive Plan be approved in order to establish a grant date. This approval for the Incentive Plan is considered to have occurred with board of director approval on February 9, 2009, and this was the date used to measure the specific award of 1,783,104 RSUs granted on such date.

Under the Incentive Plan, an employee is granted RSUs (with each RSU equal in value to one common share of the Company on the grant date). Upon vesting, an employee is entitled to a number of common shares of the Company equal to the number of vested RSUs. The RSU awards can be settled in common shares only; as such the RSUs are classified as equity. At the beginning of the requisite service period, the Company makes an estimate of the forfeitures expected to occur during the requisite service period and adjusts its compensation cost (i.e. modifies the aggregate expense for all of the RSUs) accordingly. The current forfeiture rate is estimated to be 10%. Restricted stock unit activity for the quarter ended March 31, 2009 is as follows:

	Number of Units	Weighted average grant date fair value
Unvested restricted stock units outstanding at December 31, 2008	—	—
Granted	1,783	$0.74
Vested	(172)	0.74
Canceled	—	—

Unvested restricted stock units outstanding at March 31, 2009	1,611	$0.74

As of March 31, 2009, the Company had approximately $974,000 of unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted average period of 2.25 years.

Stock option plan

The Company’s Amended and Restated Stock Option Plan (the “Option Plan”) was terminated on June 16, 2009. All outstanding awards issued under the Option Plan will remain in full force and effect.

All options presently issued under the Option Plan have a five-year term.

Under the Black-Scholes Model the fair value of all outstanding options under the Option Plan is calculated at approximately $71,000 and $61,000 recognized as share-based compensation expense for the periods ended March 31, 2009 and 2008, respectively. At March 31, 2009, the unamortized amount of share-based compensation expense was $255,415.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

The following table sets forth certain information regarding the Option Plan as of, and for the three months ended March 31, 2009:

(Shares in thousands)	Number of options	Weighted average exercise price
Outstanding at January 1, 2009	4,413	$0.85
Granted	—	—
Expired	(310)	(0.90)
Exercised	(50)	(0.31)

Outstanding at March 31, 2009	4,053	$0.86

Exercisable at March 31, 2009	3,560	$0.84

11.	Income taxes

The income tax provision differs from the amount that would be obtained by applying the Canadian basic federal and provincial income tax rate to net loss for the year as follows:

	Three Months Ended March 31,
(In thousands)	2009	2008
Statutory tax rate	29.00%	29.50%
Net loss before tax	$(13,603)	$(1,075)
Expected income tax reduction	(3,945)	(317)

Increase (decrease) resulting from
Share-based compensation	21	43
Change in enacted tax rates	—	(366)
Expiration of tax deductions	—	—
Change in valuation allowance	3,692	693
Other	179	(53)

Total	$(53)	$—

The components of the net deferred income tax asset at March 31, 2009 and December 31, 2008 is as follows:

(In thousands)	March 31, 2009	December 31, 2008
Deferred income tax liabilities
Property and equipment	$(12,978)	$—
Trade payables	(234)	—

Deferred income tax assets
Property and equipment	—	267
Operating loss carry-forwards	20,336	14,513
Capital loss carry-forwards	1,112	997
Share issue costs	45	98
Debt financing fees	68	17
Trade receivables	993	—
Asset retirement obligations	1,509	—
Valuation allowance	(22,073)	(15,892)

Net deferred income tax asset (liability)	(11,222)	—

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

The Company and its wholly-owned subsidiaries have accumulated losses or resource-related deductions available for income tax purposes in Canada and the U.S. No recognition has been given in these consolidated financial statements to the future benefits that may result from the utilization of these losses for income tax purposes. The Company has non-capital tax losses in Canada of approximately $2.9 million which expire commencing at the end of 2009 and non-capital losses in the U.S. of approximately $34.0 million which expire commencing at the end of 2009. The Company has capital losses in Canada of approximately $7.7 million which have no expiration date.

12.	Segment information

In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), the Company has two reportable operating segments, exploration and production of oil and natural gas (“E&P”) and drilling services, within three reportable geographic segments: Romania, Turkey and Morocco. Segment assets, net revenues and net loss in each of its reportable segments are as follows:

	Corporate and Other	Romania	Turkey	Morocco	Total
	(in thousands)
As at March 31, 2009
Segment assets	$19,521	$2,181	$95,553	$35,616	$152,871
Period ended March 31, 2009
Total revenues	$5	$—	$1,357	$—	$1,362
Net loss	$6,946	$293	$3,240	$2,815	$13,294

As at March 31, 2008
Segment assets	$1,181	$1,940	$175	$3,850	$7,146
Period ended March 31, 2008
Total revenues	$14	$—	$—	$—	$14
Net loss	$831	$164	$39	$41	$1,075

	Exploration & Production	Drilling Services	Corporate and Other	Total
	(in thousands)
As at March 31, 2009
Segment assets	$86,024	$55,420	$11,427	$152,871
Period ended March 31, 2009
Total revenues	$1,362	$—	$—	$1,362
Net loss	$7,507	$1,051	$4,736	$13,294

As at March 31, 2008
Segment assets	$5,939	$—	$1,207	$7,146
Period ended March 31, 2008
Total revenues	$14	$—	$—	$14
Net loss	$306	$—	$769	$1,075

13.	Financial instruments

Cash and cash equivalents, receivables, accounts payable and accrued liabilities were each estimated to have a fair value approximating the carrying amount due to the short maturity of those instruments.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

Interest rate risk

The Company is exposed to interest rate risk as a result of its fixed rate notes and its variable rate short-term cash holdings. Interest rate changes would result in gains or losses in the market value of the Company’s fixed rate debt due to differences between the current market interest rates and the rates governing these instruments.

Foreign currency risk

The Company has underlying foreign currency exposure. The Company’s currency exposures relate to transactions denominated in the Australian Dollar, Canadian Dollar, British Pound, European Union Euro, Romanian New Lei, Moroccan Dirham and Turkish New Lira. Foreign currency forward contracts have not been used to manage exchange rate fluctuations. The Company agreed to a fixed currency exchange rate of AUD $1.00 to US $0.7024 in the Credit Agreement with Dalea (see note 9). At March 31, 2009, the Company had borrowed $59.0 million (AUD $84.0 million) under this facility, resulting in a realized exchange loss of $4.3 million.

Concentration of credit risk

The majority of the Company’s receivables are within the oil and gas industry, primarily from its industry partners and government agencies. Included in receivables are amounts due from the national oil company of Turkey, which purchases all of the Company’s oil production in Turkey. The receivables are not collateralized. To date, the Company has experienced minimal bad debts, and has no allowance for doubtful accounts. The majority of the Company’s cash and cash equivalents are held by three financial institutions in Canada, Switzerland and Texas.

Commodity price risk

Realized pricing of the Company’s oil and gas production in Turkey and the U.S. is primarily driven by the prevailing worldwide price of oil, subject to gravity and other adjustments for the actual product sold. Historically, oil and gas prices have been volatile and unpredictable. Price volatility relating to the Company’s production is expected to continue in the foreseeable future. The Company does not currently engage in any hedging activities to protect itself against market risks associated with oil and gas price fluctuations, although the Company may elect to do so in the future.

14.	Contingent liabilities

Incremental has been involved in litigation with persons who claim ownership of a portion of the surface at the Selmo field in Turkey. These cases are being vigorously defended by Incremental and Turkish government authorities. The Company does not have enough information to estimate the value of the purported surface owners’ claims.

15.	Commitments and contingencies

The Company has remaining work program commitments of $2.0 million under its Guercif exploration permits and $1.0 million under its Tselfat exploration permit in Morocco that are supported by fully-funded bank guarantees. The bank guarantees are reduced periodically based on work performed. In the event the Company fails to perform the required work commitments, the remaining amount of the bank guarantees would be forfeited.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

Normal purchase arrangements are excluded as they are discretionary and/or being performed under contracts which are cancelable immediately or with a 30-day notification period.

On March 3, 2009, the Company amended the lease for its Dallas, Texas office space adding an additional 2,982 square feet to increase the total space under lease to 8,794 square feet. The existing term for the entire space was extended to December 31, 2013. The Company has entered into three-year leases for two offices and an apartment, along with one-year leases for an apartment and an operations yard in Morocco as well as one-year leases for an office and apartment in Romania. The Company has entered into a five-year lease for an operations yard and a one-year lease for apartments and office space at a hotel in Turkey. The Company’s aggregate annual commitments are as follows:

	Payments due by year (in thousands)
	Total	2009	2010	2011	2012	Thereafter
Leases	$3,022	$535	$653	$609	$611	$614
Permits	10,861	8,280	2,581	—	—	—
Contracts	16,100	10,550	5,500	50	—	—

	$29,983	$19,365	$8,734	$659	$611	$614

16.	Related party transactions

Effective May 1, 2008, the Company and members of the Riata Group entered into a services agreement under which the Company and members of the Riata Group agreed to provide technical and administrative services to each other from time to time on an as-needed basis. The Company recorded expenditures for the three months ended March 31, 2009 of $2.5 million for goods and services provided by the Riata Group, of which $1.1 million was payable at March 31, 2009. Payables in the amount of $1.5 million due to the Riata Group at the end of 2008 were settled in cash during the first quarter of 2009. Payables in the amount of $1.1 million due to the Riata Group at the end of the first quarter of 2009 were settled in cash during the second quarter of 2009. There were no amounts due from the Riata Group as of March 31, 2009.

On November 28, 2008, the Company entered into the Credit Agreement with Dalea. N. Malone Mitchell, 3rd, chairman of the Company’s board of directors, and his wife own 100% of Dalea. The purpose of the Credit Agreement was to fund the Offer for Incremental. On January 21, 2009, the Company and Dalea entered into the First Amendment to Credit Agreement to extend the final date upon which funds would be made available from February 28, 2009 to March 31, 2009. On February 24, 2009, the Company and Dalea entered into the Second Amendment to Credit Agreement and Third Amendment to Credit Agreement, which increased the maximum amount available for borrowing under the Credit Agreement from $67.0 million to $69.0 million. On April 28, 2009, the Company and Dalea entered into the Fourth Amendment to Credit Agreement to (i) extend the final date the Company can borrow funds under the Credit Agreement from March 31, 2009 to May 30, 2009, (ii) reduce the funds available for the Incremental acquisition from $69.0 million to $62.0 million, (iii) provide an additional loan facility available under the Credit Agreement of up to $14.0 million, and (iv) allow the use of those additional funds for general corporate purposes. During the first quarter of 2009, the Company borrowed $59.0 million pursuant to the Credit Agreement. (see note 9).

On March 20, 2009, TransAtlantic Australia purchased 15,025,528 shares of Incremental from Mr. Mitchell at a price of AUD $1.085 per share, which was the same price per share TransAtlantic Australia paid all Incremental shareholders pursuant to the Offer. Mr. Mitchell had purchased the Incremental shares between October 27, 2008 and December 23, 2008 at an average price of AUD $0.99 per share.

Effective January 1, 2009, the Company’s subsidiary, TransAtlantic Turkey, Ltd. (“TransAtlantic Turkey”), entered into a lease agreement under which it leases rooms, flats and office space at a resort hotel owned by

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

a Turkish company controlled by Mr. Mitchell. Under the lease agreement, TransAtlantic Turkey pays the Turkish Lira equivalent of $5,000 per month base rent and up to 45,000 Turkish Lira per month (approximately $26,000 per month) in operating expense reimbursement. The lease agreement has a one-year term. Payables in the amount of $94,000 due to the Turkish company at the end of the first quarter of 2009 were settled in cash during the second quarter of 2009.

17.	Subsequent events

Long-Term Incentive Plan

On February 9, 2009, the board of directors approved the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan (the “Plan”), under which the Company plans to award restricted stock units or other stock-based compensation to certain of its directors, officers, employees and consultants. The Plan was approved by shareholders on June 16, 2009.

Continuance

On July 14, 2009, the Company’s shareholders approved a plan of arrangement under the Business Corporations Act (Alberta), involving the Company and its shareholders, pursuant to which the Company will be continued, subject to receiving all necessary court and regulatory approvals, under the Companies Act 1981 of Bermuda under the name “TransAtlantic Petroleum Ltd.”

Share Issuance

On June 22, 2009 the Company closed concurrent offerings of an aggregate of 98,377,300 common shares of TransAtlantic at a price of Cdn$1.65 per common share for gross proceeds to the Company of approximately Cdn$162.3 million. Of the 98,377,300 common shares sold, 41,818,000 common shares were issued to Dalea. Outstanding borrowings under the credit agreement with Dalea plus accrued interest were repaid in full on June 23, 2009 using a portion of the proceeds from these offerings. In connection with these offerings, the Company entered into a registration rights agreement providing for the registration of up to 98,377,300 common shares issued in these offerings (the “Registrable Securities”). Pursuant to the registration rights agreement, if the initial registration statement is not declared effective by October 1, 2009, the Company is required to pay to the holders of the Registrable Securities liquidated damages in cash equal to 1% of the purchase price of the Registrable Shares held by the holders on October 1, 2009, with an additional 1% if the initial registration statement is not declared effective by October 31, 2009, and a further 1% if the initial registration statement is not declared effective by November 30, 2009.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

Supplemental Disclosures about oil and gas producing activities (unaudited)

The estimates of proved reserves and related valuations for the quarter ended March 31, 2009 were based upon the reports prepared by independent petroleum engineers. Estimate of proved reserves and related valuations was prepared in accordance with the provisions of Statement of Financial Accounting Standards No. 69, or SFAS 69, Disclosures about Oil and Gas Producing Activities. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. All of the Company’s proved oil and natural gas reserves are attributable to properties within Turkey. A summary of the Company’s changes in quantities of proved oil and natural gas reserves for the three months ended March 31, 2009, are as follows:

	Natural Gas (MMcf)	Oil (MBbl)
Beginning balance, December 31, 2008	—	—
Extensions and discoveries	—	—
Purchase of minerals in place	896	10,575
Production	—	(57)
Revisions to previous estimates	—	—

Ending balance, March 31, 2009	896	10,518
Proved developed reserves:
March 31, 2009	—	4,545

The purchase of minerals in place consists of the Incremental acquisition. See further discussion in Note 4—Acquisitions.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with the provisions of SFAS 69. Future cash inflows were computed by applying prices at quarter end to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at quarter end, based on quarter-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved.

Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of the Company’s oil and natural gas properties.

TRANSATLANTIC PETROLEUM CORP. UNAUDITED FINANCIAL STATEMENTS

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

(in thousands)	March 31, 2009
Future petroleum and natural gas sales, net of royalties	$359,537
Future production costs	(152,171)
Future development costs	(38,713)
Future income tax expense	(33,810)

Future net cash flows	134,843
10% annual discount for estimated timing of cash flows	(51,611)

Standardized measure of discounted future net cash flows	$83,232

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

(in thousands)	Three Months Ended March 31, 2009
Beginning Balance	$—
Sales and transfers of oil and gas produced during the period	(354)
Net change due to purchase of minerals in place	83,586

Ending Balance	$83,232

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the following transactions of TransAtlantic Petroleum Corp. (“TransAtlantic” or the “Company”).

TransAtlantic, pursuant to a purchase agreement dated September 19, 2008 (the “Purchase Agreement”) purchased all of the shares of Longe Energy Limited (“Longe”), which was controlled by N. Malone Mitchell, 3rd, a shareholder and director of TransAtlantic, and concluded a private placement of TransAtlantic common shares (the “Private Placement”). The transactions closed on December 30, 2008 (the “Closing Date”). Longe was a development stage company whose activity prior to TransAtlantic’s acquisition consisted of the acquisition of oilfield service equipment and exploration licenses in Morocco. Longe, a private Bermuda limited company, was incorporated on April 14, 2008. Pursuant to the terms of the Purchase Agreement, TransAtlantic acquired 100% of the issued and outstanding shares of Longe in consideration for the issuance of 39,583,333 common shares and 10,000,000 common share purchase warrants of TransAtlantic. Consequently, Longe became an indirect wholly-owned subsidiary of TransAtlantic. The Company accounted for its acquisition of Longe in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations. Concurrently with the acquisition, TransAtlantic issued 35,416,667 of its common shares pursuant to the Private Placement. Both the acquisition of Longe and the Private Placement are reflected on TransAtlantic’s historical consolidated balance sheet as of March 31, 2009.

The purchase price of the Longe acquisition is as follows:

(in thousands)
Fair value of TransAtlantic common shares	$28,104
Fair value of TransAtlantic common share purchase warrants—net	5,228
Transaction costs	484

Total purchase price	$33,816

The fair value of the Company’s common shares used in determining the purchase price was $0.71 per share based on the closing price of the Company’s common shares on December 30, 2008. The fair value of the 10 million common share purchase warrants was determined using the Black-Scholes Model with the following assumptions: stock price of $0.71; volatility of 169%; dividend rate of 0%; risk-free interest rate of 1.67%; and term of three years.

The allocation of net assets acquired is as follows:

(in thousands)
Property and equipment	$32,350
Deposits on equipment	2,508
Other	128
Accounts payable	(1,170)

Total net assets acquired:	$33,816

Under the terms of the purchase agreement, the Company assumed Longe’s existing work commitments for drilling and other exploratory activities under its exploration permits in Morocco.

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 27, 2008, the Company announced its intention to make an all cash takeover offer (the “Offer”) through TransAtlantic Australia Pty. Ltd., a wholly-owned subsidiary of the Company (“TransAtlantic Australia”), for all of the shares in Incremental Petroleum Limited (“Incremental”), an international oil and gas company publicly traded on the Australian Stock Exchange. The Offer closed on March 6, 2009, at which time TransAtlantic Australia and Mr. Mitchell owned or had received acceptances for approximately 96% of the Incremental shares. Incremental was delisted from the Australian Stock Exchange on March 26, 2009, and TransAtlantic Australia acquired the remaining outstanding Incremental shares pursuant to an Australian statutory procedure on April 20, 2009. The acquisition of all of the outstanding shares of Incremental is referred to herein as the “Incremental Acquisition”. In addition, pursuant to Australian law, TransAtlantic Australia purchased all of the outstanding options to acquire Incremental shares. On April 8, 2009, in exchange for the assignment of the Incremental options to TransAtlantic Australia, TransAtlantic Australia paid the Incremental option holders an aggregate of $721,000 in cash, and issued an aggregate of 101,585 TransAtlantic common shares and 829,960 TransAtlantic common share purchase warrants. Each warrant is exercisable until April 2, 2012 and entitles the holder to purchase one common share at an exercise price of $1.20 per share. The common shares and common share purchase warrants were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. The Company incurred a total of $463,000 in transaction costs through the closing of the Incremental Acquisition. The Company has accounted for the Incremental Acquisition in accordance with the provisions of Statement of Financial Accounting Standards No. 141R, Business Combinations (“SFAS 141R”). The Incremental Acquisition is reflected on TransAtlantic’s historical consolidated balance sheet as of March 31, 2009, and is discussed further in TransAtlantic’s consolidated financial statements for the three months ended March 31, 2009, included elsewhere in this Prospectus.

The following tables summarize the consideration paid in the Incremental acquisition, and the preliminary purchase price allocation of assets acquired and liabilities assumed recognized at the acquisition dates, as well as the acquisition-date fair value of the non-controlling interests in Incremental (in thousands of U.S. Dollars, unless otherwise indicated):

Consideration:

Payment of cash amounting to $83,036,483 Australian Dollars for the acquisition of 76,532,473 shares of Incremental, translated into U.S. Dollars based on the exchanges rates in effect on the dates of the transactions, ranging from February 18, 2009 through March 20, 2009	$53,942
Payment of cash to retire share-based payment arrangements of Incremental	721

Total cash consideration	54,663
Issuance of 101,585 common shares of the Company to retire share-based payment arrangements of Incremental	71
Issuance of 829,960 warrants to purchase the Company’s common shares to retire share-based payment arrangements of Incremental	207

Fair value of total consideration transferred	$54,941

The fair value of the 101,585 common shares issued as part of the consideration paid in the Incremental acquisition was determined on the basis of the closing market price of the Company’s common shares on the acquisition date, or $0.70 per share. The fair value of the 829,960 warrants issued as part of the consideration paid in the Incremental acquisition was determined using the Black-Scholes Model using the following assumptions: strike price of $1.20 per share, expected life of three years based on management’s expectation that the warrants will not be exercised until near the end of the warrants’ 36 month contractual term, volatility of 40% based on a third party independent valuation of the warrants offered to the Incremental option holders, a 3.5% risk-free interest

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

rate, and a forecasted dividend rate of 0% based on the Company’s historic dividends and future plans for paying dividends. The assumptions used in the Black-Scholes Model yielded a fair value of $0.25 per warrant.

Acquisition-Related Costs:

Included in general and administrative expenses on the Company’s consolidated statement of operations for the three months ended March 31, 2009, of which $181,000 was incurred in 2008 and recorded as a deferred charge as at December 31, 2008	$463

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed:

Financial Assets:
Cash, consisting of approximately $5.5 million Australian Dollars and 4.7 million Turkish Lira	$6,057
Accounts receivable	3,990

Total financial assets	10,047
Deferred income tax assets	759
Other current assets, consisting primarily of prepaid expenses	880
Oil and gas properties
Unproved properties	5,183
Proved properties	60,310
Rigs and related equipment	2,802
Materials and supplies inventories	1,313

Total oil and gas properties	69,608
Financial Liabilities:
Accounts payable, consisting of normal trade obligations	(1,666)
Accrued liabilities, consisting primarily of accrued compensated employee absences	(101)
Current portion of long-term debt	(2,543)
Deferred income taxes	(12,034)
Long-term debt	(1,217)
Asset retirement obligations, consisting of future plugging and abandonment liabilities on Incremental’s developed wellbores as of March 5, 2009, based on a third-party estimate of such costs, adjusted for historic Turkish inflation rates ranging from approximately 7% to 11%, and discounted to present value using the Company’s credit-adjusted risk-free rate of 6%	(5,716)
Other	(315)

Total financial liabilities	(23,592)

Total Identifiable Net Assets	$57,702

Fair Value of non-controlling interest in Incremental, based on the Company’s acquisition of such interest on April 20, 2009 for $3,475,399 Australian Dollars plus the loss attributable to noncontrolling interests for the period from March 5, 2009 through March 31, 2009	$2,761

The fair value assessment is a significant assumption and the purchase price allocation of assets is preliminary. and subject to changes which may be material. On November 28, 2008, the Company entered into a credit agreement with Dalea Partners, LP (“Dalea”), a company owned and controlled by Mr. Mitchell. The

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

purpose of the Dalea credit agreement was to fund the Incremental Acquisition. As of March 31, 2009, the Company had borrowed $59.0 million from Dalea pursuant to the credit agreement for the acquisition of 96% of the outstanding Incremental shares. Pursuant to the Dalea credit agreement, as amended, until May 30, 2009, the Company may request advances from Dalea of (i) up to $62.0 million to purchase shares of Incremental in connection with the Offer plus related transaction costs and expenses, and (ii) up to $14.0 million for general corporate purposes. Advances under the credit agreement in connection with the Incremental Acquisition are denominated in U.S. Dollars, but are advanced in Australian Dollars at an agreed upon currency exchange rate of $0.7024 US to AUD $1.00. Advances under the credit agreement in connection with funding general corporate activities are denominated and advanced in U.S. Dollars. Balances outstanding under the agreement bear interest at a fixed rate of 10% per annum. Borrowings under the Dalea credit agreement are reflected on TransAtlantic’s historical consolidated balance sheet as of March 31, 2009.

TransAtlantic’s historical consolidated balance sheet as of March 31, 2009 reflects the transactions described above, and accordingly, no unaudited pro forma condensed combined balance sheet as of March 31, 2009 is presented. The Company has recorded the assets acquired and the liabilities assumed in the Incremental Acquisition at their estimated fair values, all of which are provisional amounts and subject to change as the Company gathers appraisals and other evidence needed to finalize the estimates of such fair values.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 gives effect to: i) the Longe Acquisition and Private Placement as if they were consummated on April 14, 2008 consistent with Longe’s date of incorporation; ii) the Incremental Acquisition as if the entire 100% interest was obtained on January 1, 2008; and iii) the effects of the borrowings under the Dalea credit agreement as if they had occurred on January 1, 2008. The unaudited pro forma condensed combined statement of operations combines the historical results of TransAtlantic, Longe and Incremental for the year ended December 31, 2008. The historical results of TransAtlantic were derived from its audited consolidated statements of operations and comprehensive loss for the year ended December 31, 2008. The historical results of Longe were derived from its audited statement of operations for the period from April 14, 2008 (inception) through November 30, 2008. The historical results of operations for Incremental were derived from its audited consolidated income statements included elsewhere in this Prospectus, though amounts reported on Incremental’s results of operations have been expressed in Australian Dollars, and have been translated into U.S. Dollars using the average exchange rates in effect over the year ended December 31, 2008, which amounted to approximately $0.85 per Australian Dollar. Incremental’s historic results of operations are presented in accordance with International Financial Reporting Standards (“IFRS”).

Incremental’s results of operations are included in TransAtlantic’s historic results of operations from March 6, 2009 through March 31, 2009. Longe’s results of operations have been included in TransAtlantic’s historic results of operations since December 31, 2008. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2009 gives effect to: i) the Incremental Acquisition as if the entire 100% interest was obtained on January 1, 2008; and ii) the effects of the borrowings under the Dalea credit agreement as if they had occurred on January 1, 2008. The unaudited pro forma condensed combined statement of operations combines the historical results of TransAtlantic and Incremental for the three months ended March 31, 2009. The historical results of TransAtlantic were derived from its unaudited consolidated statements of operations and comprehensive loss for the three months ended March 31, 2009. The historical results of operations for Incremental for the period from January 1, 2009 through March 5, 2009 were derived from its accounting records.

The pro forma statements are prepared in accordance with Regulation S-X and the accounting policies used in the preparation of the pro forma statements are in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), which are consistent with those used in TransAtlantic’s audited financial

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

statements as of and for the year ended December 31, 2008, except that the Incremental Acquisition reflects TransAtlantic’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 141R, Business Combinations, and SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Longe and Incremental been consolidated with TransAtlantic during the periods shown. The pro forma adjustments are based on information available at the time of the preparation of these unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical audited financial statements of Longe for the period ended November 30, 2008, the historical consolidated financial statements of TransAtlantic and the historic consolidated financial statements of Incremental included elsewhere in this Prospectus.

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(Thousands of U.S. Dollars, except per share amounts)

	TransAtlantic Historical	Longe Historical	Incremental Historical (IFRS)	U.S. GAAP and Pro Forma Adjustments		Combined Pro Forma Amounts
Revenues:
Revenues	$—	$—	$45,439	$(1,051)	A	$—
				(44,388)	B
Oil and gas sales	—	—	—	(5,520)	H	38,868
				44,388	B

Total revenues	—	—	45,439	(6,571)		38,868

Costs and Expenses:
Production	—	—	—	7,531	F	16,919
				9,388	I
Seismic and other exploration	7,901	—	—	3,798	C	11,797
				98	D
General and administrative	3,009	508	—	463	E	5,857
				1,877	G
Employee benefits expense	—	—	7,977	(7,531)	F	—
				(446)	G
Takeover defense	—	—	1,431	(1,431)	G	—
International oil and gas activities	5,183	257	—	—		5,440
Royalty expense	—	—	5,520	(5,520)	H	—
Raw materials and consumables used	—	—	7,113	(7,113)	I	—
Field costs	—	—	2,275	(2,275)	I	—
Stock-based compensation	583	—	—	—		583
Accretion of discount on asset retirement obligations	—	—	—	415	J	415
Finance costs	—	—	105	(105)	K	—
Depreciation, depletion and amortization	59	—	4,123	545	L	4,727

Total costs and expenses	16,735	765	28,544	(306)		45,738

Operating income (loss)	(16,735)	(765)	16,895	(6,265)		(6,870)
Other income (expense):
Interest and financing expense	(38)	(132)	—	(5,900)	M	(6,070)
Interest and other income	338	—	—	761	A	1,099
Foreign exchange loss	—	—	(853)	(4,276)	N	(5,129)
Other	—	—	(678)	290	A	(388)

Income (loss) before income tax provision (benefit)	(16,435)	(897)	15,364	(15,390)		(17,358)
Income tax provision (benefit)	—	—	4,822	(931)	O	3,891

Net income (loss)	$(16,435)	$(897)	$10,542	$(14,459)		$(21,249)

Loss per share:
Basic and diluted	$(0.25)				P	$(0.18)

Weighted average shares outstanding:
Basic and diluted	66,524				P	120,110

See Accompanying Notes to these Unaudited Pro Forma Condensed Combined Financial Statements

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2009

(Thousands of U.S. Dollars, except per share amounts)

	TransAtlantic Historical	Incremental Historical (IFRS)	U.S. GAAP and Pro Forma Adjustments		Combined Pro Forma Amounts
Revenues:
Revenues	$—	$4,195	$(41)	A	$—
			(4,154)	B
Oil and gas sales	1,362	—	(212)	H	5,304
			4,154	B

Total revenues	1,362	4,195	(253)		5,304

Costs and Expenses:
Production	1,003	—	942	F	3,053
			1,108	I
Seismic and other exploration	2,390	—	73	C	2,463
General and administrative	1,672	—	919	G	2,591
Employee benefits expense	—	1,799	(942)	F	—
			(857)	G
Takeover defense	—	62	(62)	G	—
International oil and gas activities	3,321	—	—		3,321
Royalty expense	—	212	(212)	H	—
Raw materials and consumables used	—	893	(893)	I	—
Field costs	—	215	(215)	I	—
Stock-based compensation	321	—	—		321
Accretion of discount on asset retirement obligations	65	—	22	J	87
Finance costs	—	15	(15)	K	—
Depreciation, depletion and amortization	1,296	652	(394)	L	1,554

Total costs and expenses	10,068	3,848	(526)		13,390

Operating income (loss)	(8,706)	347	273		(8,086)
Other income (expense):
Interest and financing expense	(660)	—	(937)	M	(1,597)
Interest and other income	111	—	26	A	137
Foreign exchange loss	(4,348)	8	—	N	(4,340)
Other	—	(546)	15	A	(531)

Income (loss) before income tax provision (benefit)	(13,603)	(191)	(623)		(14,417)
Income tax provision (benefit)	(53)	107	63	O	117

Income (loss)	(13,550)	(298)	(686)		(14,534)
Income (loss) attributable to non-controlling interests	(256)	—	256	Q	—

Net income (loss)	$(13,294)	$(298)	$(942)		$(14,534)

Loss per share:
Basic and diluted	$(0.09)			P	$(0.10)

Weighted average shares outstanding:
Basic and diluted	155,008			P	155,110

See Accompanying Notes to these Unaudited Pro Forma Condensed Combined Financial Statements

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of U.S. GAAP and Pro Forma Adjustments

A	Reclassifies interest and other income, which is included in revenue on Incremental’s Consolidated Income Statement, as presented under IFRS. Consistent with U.S. GAAP, these amounts should be included in other income (expense).

B	Reclassifies oil and gas sales revenue, which is included in revenue on Incremental’s Consolidated Income Statement, as presented under IFRS. Consistent with U.S. GAAP, these amounts should be included in oil and gas sales revenue.

C	Records exploration expense incurred by Incremental, which is capitalized under IFRS, but expensed under the U.S. GAAP successful efforts method. Such charges consist primarily of seismic data processing and related direct expenses incurred by Incremental to study such data, along with other geological and geophysical activities.

D	Records dry hole expenses of Longe, which were capitalized under the full cost method but expensed under successful efforts. This adjustment is inapplicable to the pro forma condensed combined financial statements for the three months ended March 31, 2009, as Longe’s results of operations are included in TransAtlantic’s historical results of operations for that period.

E	Records the costs incurred to complete the Incremental acquisition of $463,000. This adjustment is inapplicable to the pro forma condensed combined statement of operations for the three months ended March 31, 2009 as these amounts are included in TransAtlantic’s historical results of operations.

F	Reclassifies costs related to those individuals directly associated with Incremental’s oil and gas producing operations. Such costs are included in employee benefits expense on Incremental’s Consolidated Income Statement, as presented under IFRS. Consistent with U.S. GAAP, these amounts should be included in production expense.

G	Reclassifies employee benefits expense and takeover defense, which are shown separately on Incremental’s Consolidated Income Statement, as presented under IFRS. These charges represent general and administrative expenses as reported under U.S. GAAP.

H	Reclassifies royalty expense which is shown as an expense on Incremental’s Consolidated Income Statement, as presented under IFRS. In conformance with TransAtlantic’s accounting policies, these amounts are shown as a reduction of revenue because Incremental was never entitled to these amounts.

I	Reclassifies raw materials and consumables used and field costs, which are shown separately on Incremental’s Consolidated Income Statement, as presented under IFRS. These charges represent lease operating expenses as reported under U.S. GAAP, and would have been included in production expense on TransAtlantic’s consolidated statement of operations had the Incremental Acquisition occurred on January 1, 2008.

J	Records accretion of discount on asset retirement obligations based on TransAtlantic’s estimate of the present value of those obligations.

K	Finance costs on Incremental’s Consolidated Income Statement, as presented under IFRS, represent accretion of discount on asset retirement obligations. This adjustment reverses the historical amounts as the pro forma amounts have been contemplated in Note J above.

L

Adjusts Incremental’s historic depletion and depreciation expense recorded in accordance with IFRS to amounts indicated based on the units-of-production method in accordance with U.S. GAAP computed from

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

the amounts allocated to oil and gas properties and TransAtlantic’s estimated proved reserve quantities related to Incremental’s oil and gas properties. Depreciation of rigs and other equipment is provided using the straight-line method over estimated remaining useful lives of approximately seven years as of March 5, 2009. The Company has recorded the assets acquired and the liabilities assumed in the Incremental Acquisition at their estimated fair values, all of which are provisional amounts and subject to change as the Company gathers appraisals and other evidence needed to finalize the estimates of such fair values.

M	Records interest expense on amounts borrowed under the Dalea credit agreement at the fixed contractual interest rate of 10% per annum as if those amounts had been outstanding since January 1, 2008. TransAtlantic borrowed $59,002 under the Dalea credit agreement to fund the Incremental Acquisition.

N	Records the loss on borrowings under the Dalea credit agreement resulting from the embedded derivative. Under the terms of the Dalea credit agreement, the Company borrowed U.S. funds to purchase Incremental’s outstanding shares. The U.S. Dollar amounts borrowed were based on the Australian Dollar equivalent to purchase Incremental shares translated at $0.7024 per Australian Dollar. The existence of the fixed exchange rate constitutes an embedded derivative. Following is a summary of the loss:

U.S. Dollar obligations incurred	$59,002
Less: U.S. Dollar Equivalents of Australian Dollars realized on borrowings based on exchange rates in effect on the dates of borrowings	54,726

Equals realized loss on borrowings under Dalea credit agreement based on fixed exchange rate of $0.7024 per Australian Dollar	$4,276

This adjustment is inapplicable to the pro forma condensed combined financial statements for the three months ended March 31, 2009, as the loss on borrowings under the Dalea credit agreement is included in TransAtlantic’s historical results of operations for that period.

O	Provides income tax on the pro forma adjustments above related to Incremental’s Turkish operations using an expected statutory income rate of 20%. The tax effect of pro forma adjustments related to United States or Australian operations is zero because the Company has a net deferred tax asset which is reduced to zero by a valuation allowance. For results of operations in Turkey, the Company has a net deferred tax liability, with no valuation allowances deemed necessary in management’s judgment.

P	Pro forma basic and diluted loss per share for the year ended December 31, 2008 is based on TransAtlantic’s weighted average shares outstanding and gives effect to the issuance of 75,000,000 common shares of TransAtlantic pursuant to the Longe acquisition and the Private Placement as if the shares had been issued on April 14, 2008 (inception), and the issuance of 101,585 common shares of TransAtlantic to retire share-based payment arrangements of Incremental as if those shares were issued on January 1, 2008, as follows (shares in thousands):

Numerator: pro forma combined net loss	$(21,249)
Denominator:
Weighted average shares outstanding as reported	66,524
Weighted average effect of shares issued in the Longe Acquisition and Private Placement	53,484
Shares issued to retire share-based payment arrangements of Incremental	102

Pro Forma Weighted Average Shares Outstanding	120,110

Pro Forma Loss Per Share	$(0.18)

Pro forma basic and diluted loss per share for the three months ended March 31, 2009 is based on TransAtlantic’s weighted average shares outstanding and gives effect to the issuance of 101,585 common

TRANSATLANTIC PETROLEUM CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

shares of TransAtlantic to retire share-based payment arrangements of Incremental as if those shares were issued on January 1, 2008. The effects of the issuance of 75,000,000 common shares of TransAtlantic pursuant to the Longe acquisition and the Private Placement are included in TransAtlantic’s historical weighted average shares outstanding. Following is the computation of pro forma weighted average shares outstanding and basic and diluted loss per share (in thousands):

Numerator: pro forma combined net loss	$(14,835)
Denominator:
Weighted average shares outstanding as reported	155,008
Weighted average effect of shares issued in the Longe Acquisition and Private Placement	—
Shares issued to retire share-based payment arrangements of Incremental	102

Pro Forma Weighted Average Shares Outstanding	155,110

Pro Forma Loss Per Share	$(0.10)

Common shares underlying the 829,960 TransAtlantic warrants issued in the Incremental Acquisition have not been included in dilutive weighted average shares outstanding as their effects were anti-dilutive, based on the pro forma net loss indicated.

Q	Removes net loss attributable to non-controlling interests in Incremental as such amounts would not have been recognized if the Incremental Acquisition had occurred on January 1, 2008.

2.	STANDARDIZED MEASURE OF OIL AND GAS QUANTITIES

The following table presents certain unaudited information concerning Incremental’s proved oil and gas reserves. TransAtlantic had no proved reserves quantities on December 31, 2008, and accordingly, information presented below for Incremental also represents the pro forma information on a combined basis as if the Incremental Acquisition had occurred on January 1, 2008. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. The proved oil and gas reserve information for TransAtlantic and Incremental is as of December 31, 2008 and reflects prices and costs as of that date (amounts in thousands of U.S. Dollars).

Total proved reserves
Oil (thousands of barrels)	10,520
Gas (thousands of cubic feet)	900
Proved developed reserves
Oil (thousands of barrels)	4,610
Gas (thousands of cubic feet)	—

Future cash inflows	$365,934
Future production costs	154,738
Future development costs	39,123
Future income tax expense	34,271

Future net cash flows	137,802
10% annual discount for estimated timing of cash flows	50,213

Standardized measure of discounted future net cash flows related to proved reserves	$87,589

* * * * * * *

55,544,300 shares

TransAtlantic Petroleum Corp.

Common Shares

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by us in connection with the offering described in this registration statement. All amounts are estimates except the registration and filing fees.

Expenses	Amount
Securities and Exchange Commission registration fee	$5,269
Printing and engraving expenses	0
Legal fees and expenses	250,000	*
Accounting fees and expenses	100,000	*
Engineering fees and expenses	5,000	*
Miscellaneous	0
Total	$360,269	*

*	Estimate.

Each selling shareholder will be responsible for any underwriting discounts, brokerage fees or commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the shares being registered and for any legal, accounting and other expenses incurred by such selling shareholder.

Item 14.	Indemnification of Directors and Officers

Under the ABCA, we may indemnify a director or officer, a former director or officer or a person who acts or has acted at our request as a director or officer of a body corporate of which we are a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of TransAtlantic or such other body corporate, if such person acted honestly and in good faith with a view to the best interests of TransAtlantic and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing such person’s conduct was lawful.

Pursuant to our bylaws, we are required to indemnify such persons to the maximum extent permitted under the ABCA and to use our reasonable best efforts to obtain any approvals necessary for such indemnification. We currently maintain directors’ and officers’ liability insurance.

Item 15.	Recent Sales of Unregistered Securities

On June 22, 2009, we closed an offering of 98,377,300 common shares at a price of Cdn$1.65 per common share for gross proceeds of approximately Cdn$162.3 million. 56,559,300 of the common shares were offered and sold by underwriters or their affiliates or agents pursuant to an underwriting agreement to certain U.S. purchasers and non-U.S. purchasers, and 41,818,000 of the common shares were offered and sold by us to Dalea Partners, LP (“Dalea”), an entity owned and controlled by our chairman, N. Malone Mitchell, 3rd. The underwriters and their affiliates and agents received aggregate fees of Cdn$5,599,371. The common shares were issued to non-U.S. purchasers pursuant to registration in Canada in accordance with Canadian securities laws and pursuant to an exemption from registration in the United States under Regulation S of the Securities Act. Each non-U.S. purchaser certified that it was not a U.S. person and was not acquiring the shares for the account or benefit of a U.S. person. In addition, we implemented offering restrictions in accordance with the requirements of

Regulation S and the common shares were issued with appropriate legends in accordance with Regulation S. The offer and sale of common shares to U.S. persons and to Dalea was conducted without general solicitation or advertising in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. Each of the U.S. purchasers and Dalea represented that it is an “accredited investor” as defined in Rule 501 of Regulation D and confirmed that the common shares were acquired for investment purposes and not with a view to resale or distribution. The common shares issued to U.S. persons also contained appropriate legends.

In connection with our acquisition of Incremental Petroleum Limited (“Incremental”), on April 8, 2009, in exchange for the assignment of all outstanding options to acquire shares of Incremental to us, we paid the Incremental option holders an aggregate of $721,000 in cash and issued them an aggregate of 101,585 common shares and 829,960 common share purchase warrants. Each warrant is exercisable through April 2, 2012 and entitles the holder to purchase one common share at an exercise price of $1.20 per share. The common shares and common share purchase warrants were issued pursuant to an exemption from registration under Regulation S of the Securities Act. Each option holder certified that it was not a U.S. person and was not acquiring the securities for the account of a U.S. person. In addition, we implemented offering restrictions in accordance with the requirements of Regulation S and the securities were issued with appropriate legends in accordance with Regulation S.

On December 30, 2008, we closed a private placement (the “Private Placement”) in which we issued an aggregate of 35,416,667 common shares at a purchase price of $1.20 per common share, resulting in gross proceeds of $42,500,000. We issued common shares to the following purchasers: (i) 34,208,917 common shares to Dalea; (ii) 250,000 common shares to Matthew McCann; (iii) 200,000 common shares to Monte Bell; (iv) 85,000 common shares to Barbara and Terry Pope; (v) 172,750 common shares to Riata TransAtlantic, LLC; and (vi) 500,000 common shares to Gillco Energy, LP. To our knowledge, each of the purchasers paid for the common shares from its own funds. The offer of common shares in the Private Placement was conducted without general solicitation or advertising in reliance upon Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated under the Securities Act. Each of the purchasers represented that it is an “accredited investor” as defined in Rule 501 of Regulation D and confirmed that the common shares were acquired for investment purposes and not with a view to resale or distribution, and the common shares were issued with appropriate legends.

On September 19, 2008, we entered into a Purchase Agreement (the “Purchase Agreement”) with Longfellow Energy, LP, a Texas limited partnership (“Longfellow”), pursuant to which Longfellow agreed to sell to us all of the outstanding shares of Longe Energy Limited, a Bermuda limited company and wholly owned subsidiary of Longfellow (“Longe”), in exchange for (i) 39,583,333 of our common shares at a deemed purchase price per common share of $1.20 and (ii) 10 million common share purchase warrants. The purchase warrants are exercisable until September 19, 2011 and, upon exercise, will entitle the holder to purchase one common share for each purchase warrant at an exercise price of $3.00 per common share. The offer of common shares and common share purchase warrants was conducted without general solicitation or advertising in reliance upon Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated under the Securities Act. Longfellow represented that it is an “accredited investor” as defined in Rule 501 of Regulation D and confirmed that the common shares and common share purchase warrants were acquired for investment purposes and not with a view to resale or distribution, and the common shares were issued with appropriate legends.

On May 30, 2008 we closed the second stage of our private placement pursuant to that certain Investment Agreement (the “Investment Agreement”), dated March 28, 2008, by and between TransAtlantic and Riata Management, LLC (“Riata”), an affiliate of Longfellow. In the second stage of the private placement, we issued an aggregate of 25 million common shares at Cdn$0.36 per share for gross proceeds of Cdn$9 million. The shares were issued to Dalea and to certain friends and family of N. Malone Mitchell, 3rd, the head of Riata. To our knowledge, each of the purchasers paid for the common shares from its own funds. We relied on the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D under the Securities Act, for sales to “accredited investors” (as such term is defined in Rule 501 of Regulation D). Each purchaser represented to us that it is an “accredited investor,” and the common shares were issued with appropriate legends.

On April 8, 2008, we closed the first stage of our private placement pursuant to the Investment Agreement in which we issued 10 million common shares to Dalea at Cdn$0.30 per common share generating gross proceeds of Cdn$3 million. To our knowledge, Dalea paid for the common shares from its own funds. We relied on the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D under the Securities Act, for sales to “accredited investors” (as such term is defined in Rule 501 of Regulation D). Dalea represented to us that it is an “accredited investor,” and the common shares were issued with appropriate legends.

In April 2007, we entered into a $3.0 million short-term standby bridge loan from Quest Capital Corp. (“Quest”). We issued 503,823 common shares to Quest at an aggregate value of approximately $359,000 as we drew on the loan. The common shares were issued pursuant to an exemption from registration under Regulation S of the Securities Act. Quest was not a U.S. person and was not acquiring the shares for the account or benefit of a U.S. person. In addition, we implemented offering restrictions in accordance with the requirements of Regulation S.

We completed a private placement in December 2006 whereby we issued 4.5 million Units at $0.85 per Unit for gross proceeds of $3.83 million. Each Unit consisted of one common share and one common share purchase warrant. Each warrant entitles the holder to acquire one common share at a price of $1.05 through December 4, 2008. Approximately 2.3 million of the Units were offered and sold in an overseas directed offering pursuant to an exemption from registration under Regulation S of the Securities Act as applicable to foreign private issuers. At the time of commencement of the offering, we believed that there was no substantial U.S. market interest in the Units or the common shares to be purchased upon exercise of the warrants. In addition, the offer and sale was made in an offshore transaction and no directed selling efforts were made in the United States. Approximately 2.2 million of the Units were issued without general solicitation or advertising in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. Each of such purchasers represented that it was an “accredited investor” as defined in Rule 501 of Regulation D and confirmed that the common shares were acquired for investment purposes and not with a view to resale or distribution.

Item 16.	Exhibits and Financial Statement Schedules

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on July 20, 2009.

TransAtlantic Petroleum Corp.

By:	/S/ MATTHEW W. MCCANN
Matthew McCann
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Matthew McCann and Jeffrey S. Mecom, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ MATTHEW W. MCCANN Matthew W. McCann	Director and Chief Executive Officer (Principal Executive Officer)	July 20, 2009

/S/ SCOTT C. LARSEN Scott C. Larsen	Director and President	July 20, 2009

/S/ HILDA KOUVELIS Hilda Kouvelis	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 20, 2009

/S/ JEFFREY S. MECOM Jeffrey S. Mecom	Vice President and Corporate Secretary	July 20, 2009

/S/ N. MALONE MITCHELL, 3rd N. Malone Mitchell, 3rd	Chairman of the Board of Directors	July 20, 2009

/S/ BRIAN E. BAYLEY Brian E. Bayley	Director	July 20, 2009

/S/ ALAN C. MOON Alan C. Moon	Director	July 20, 2009

/S/ MICHAEL D. WINN Michael D. Winn	Director	July 20, 2009

EXHIBIT INDEX

2.1	Purchase Agreement, dated September 19, 2008, by and between Longfellow Energy, LP and TransAtlantic Petroleum Corp. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated September 19, 2008, filed with the SEC on September 25, 2008).

3.1	Certificate and Articles of Continuance dated June 10, 1997 (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form 20-F, filed with the SEC on October 9, 2007).

3.2	Certificate and Articles of Amendment dated December 2, 1998 (incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form 20-F, filed with the SEC on October 9, 2007).

3.3	Certificate and Articles of Amalgamation dated January 1, 1999 (incorporated by reference to Exhibit 1.3 to the Company’s Registration Statement on Form 20-F, filed with the SEC on October 9, 2007).

3.4	Certificate of Amendment and Registration of Restated Articles dated January 17, 2008 (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2008).

3.5	By-law No. 1 dated June 2, 1997 (incorporated by reference to Exhibit 1.4 to the Company’s Registration Statement on Form 20-F, filed with the SEC on October 9, 2007).

4.1	Amended and Restated Registration Rights Agreement, dated December 30, 2008, by and between TransAtlantic Petroleum Corp. and Riata Management, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 30, 2008, filed with the SEC on January 6, 2009).

4.2	Common Share Purchase Warrant, dated December 30, 2008, by and between TransAtlantic Petroleum Corp. and Longfellow Energy, LP (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated December 30, 2008, filed with the SEC on January 6, 2009).

4.3	Registration Rights Agreement, dated June 22, 2009, by and between TransAtlantic Petroleum Corp., Dalea Partners, LP and Canaccord Capital Corporation (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 22, 2009, filed with the SEC on June 25, 2009).

5.1**	Opinion regarding validity of common shares.

10.1	Service Agreement, effective as of May 1, 2008, by and among TransAtlantic Petroleum Corp., Longfellow Energy, LP, Viking Drilling, LLC, Longe Energy Limited and Riata Management, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 6, 2008, filed with the SEC on February 12, 2009).

10.2	Amendment to Service Agreement, effective as of October 1, 2008, by and among TransAtlantic Petroleum Corp., Longfellow Energy, LP, Viking Drilling, LLC, Longe Energy Limited, MedOil Supply LLC and Riata Management, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 6, 2008, filed with the SEC on February 12, 2009).

10.3†	Executive Employment Agreement, effective July 1, 2005, by and between TransAtlantic Petroleum Corp. and Scott C. Larsen (incorporated by reference to Exhibit 1.5 to the Company’s Registration Statement on Form 20-F, filed with the SEC on October 9, 2007).

10.4†	Management Agreement, effective April 1, 2006, by and between TransAtlantic Worldwide, Ltd. and Charles Management, Inc. (incorporated by reference to Exhibit 1.6 to the Company’s Registration Statement on Form 20-F, filed with the SEC on October 9, 2007).

10.5†	Participating Interest Agreement, effective July 11, 2005, by and among TransAtlantic Worldwide Ltd., TransAtlantic Petroleum Corp. and Scott C. Larsen (incorporated by reference to Exhibit 1.7 to the Company’s Registration Statement on Form 20-F, filed with the SEC on October 9, 2007).

10.6†	Amended and Restated Stock Option Plan (2006) (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 20-F, filed with the SEC on October 9, 2007).

10.7	Warrant Indenture, dated December 1, 2006, by and between TransAtlantic Petroleum Corp. and Computershare Trust Company of Canada (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form 20-F, filed with the SEC on October 9, 2007).

10.8	Investment Agreement, dated March 28, 2008, by and between TransAtlantic Petroleum Corp. and Riata Management, LLC (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 20-F, filed with the SEC on May 14, 2008).

10.9†	Executive Employment Agreement, effective January 1, 2008, by and between TransAtlantic Petroleum Corp. and Jeffrey S. Mecom (incorporated by reference to Exhibit 4.8 to the Company’s Annual Report on Form 20-F, filed with the SEC on May 14, 2008).

10.10†	Executive Employment Agreement, effective May 1, 2008, by and between TransAtlantic Petroleum Corp. and Hilda Kouvelis (incorporated by reference to Exhibit 4.9 to the Company’s Annual Report on Form 20-F, filed with the SEC on May 14, 2008).

10.11	Form of Common Share Purchase Warrant, dated April 2, 2009, by and between TransAtlantic Petroleum Corp. and holders of options to purchase shares of Incremental Petroleum Limited (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 27, 2009).

10.12†	TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan (incorporated by reference from Appendix B to the Definitive Proxy Statement filed by TransAtlantic Petroleum Corp. with the Securities and Exchange Commission on April 30, 2009).

10.13†	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated June 16, 2009, filed with the SEC on June 22, 2009).

10.14**	General Credit Agreement, dated July 5, 2007, by and between Petroleum Exploration Mediterranean International Pty. Ltd. and Turkiye Garanti Bankasi A.S.

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2008).

23.1*	Consent of KPMG LLP.

23.2*	Consent of Deloitte Touche Tohmatsu.

23.3*	Consent of Pricewaterhouse Coopers LLP.

23.4*	Consent of RPS Energy Pty. Ltd.

24.1	Power of attorney (included on signature page).

†	Management contract or compensatory plan arrangement

*	Filed herewith.

**	To be filed by amendment.